  AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON APRIL 28, 1998
                                                     REGISTRATION NO. 333-46493

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                             AMENDMENT NO. 4
                                      TO
                                   FORM S-1

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933
                                   ZD INC.*

            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                          2721                   13-3987754
   (STATE OR OTHER JURISDICTION OF  (PRIMARY STANDARD INDUSTRIAL    (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)   CLASSIFICATION CODE NUMBER)  IDENTIFICATION NUMBER)

                                ONE PARK AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 503-3500

  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)
                              TIMOTHY C. O'BRIEN
                                ZIFF-DAVIS INC.
                                ONE PARK AVENUE
                           NEW YORK, NEW YORK 10016
                                (212) 503-3500

(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                  COPIES TO:

       STEPHEN A. GRANT, ESQ.                           JEFFREY SMALL, ESQ.
        SULLIVAN & CROMWELL                            DAVIS POLK & WARDWELL
          125 BROAD STREET                              450 LEXINGTON AVENUE
      NEW YORK, NEW YORK 10004                        NEW YORK, NEW YORK 10017

       APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
     As soon as practicable after the effective date of this Registration
                                  Statement.

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(o) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If the delivery of the prospectus is expected to be made pursuant to Rule 434 under the Securities Act, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(a) OF THE SECURITIES ACT OF 1933, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.
-------
* Upon closing of the Offering, ZD Inc. will be renamed Ziff-Davis Inc. and Ziff-Davis Inc. will be renamed ZD Inc.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

PROSPECTUS (Subject to Completion)

Issued April 28, 1998          25,800,000 Shares

                                Ziff-Davis Inc.

                                  COMMON STOCK
                                  ----------
ALL OF  THE 25,800,000 SHARES OF COMMON STOCK OFFERED HEREBY ARE BEING  SOLD BY
 THE COMPANY. OF  THE 25,800,000 SHARES OF COMMON STOCK  BEING OFFERED HEREBY,
  20,640,000  SHARES ARE  BEING OFFERED  INITIALLY IN  THE UNITED  STATES AND
   CANADA BY  THE U.S. UNDERWRITERS  AND 5,160,000 SHARES  ARE BEING OFFERED
    INITIALLY OUTSIDE  THE UNITED  STATES AND  CANADA BY  THE INTERNATIONAL
     UNDERWRITERS. SEE "UNDERWRITERS." PRIOR TO THE OFFERING, THERE HAS BEEN NO PUBLIC MARKET FOR COMMON STOCK OF THE COMPANY. IT IS
      CURRENTLY ANTICIPATED  THAT THE INITIAL PUBLIC  OFFERING PRICE WILL
       BE BETWEEN $14.00 AND $17.00  PER SHARE. SEE "UNDERWRITERS" FOR A
        DISCUSSION OF THE  FACTORS TO BE CONSIDERED  IN DETERMINING THE
         INITIAL PUBLIC OFFERING PRICE.
                                  ----------
 CONCURRENTLY WITH THE OFFERING BEING MADE HEREBY, THE COMPANY IS OFFERING, BY
  MEANS OF A SEPARATE PROSPECTUS,  $250 MILLION AGGREGATE PRINCIPAL AMOUNT OF
    ITS   % SENIOR SUBORDINATED  NOTES DUE 2008  (THE "NOTES OFFERING"  AND,
     TOGETHER WITH  THE OFFERING,  THE  "OFFERINGS"). THE  CONSUMMATION OF
      EACH  OF  THE  OFFERINGS   IS  CONDITIONED  UPON,  AND  WILL  OCCUR
        SIMULTANEOUSLY WITH, THE CONSUMMATION OF THE OTHER. SEE "USE  OF
         PROCEEDS."
                                  ----------
    UPON COMPLETION OF THE OFFERINGS, AFFILIATES OF THE COMPANY WILL RETAIN APPROXIMATELY 74.2% OF THE OUTSTANDING VOTING POWER OF THE COMPANY. SEE
                           "PRINCIPAL STOCKHOLDERS."
                                  ----------
  ALL THE NET PROCEEDS WILL BE PAID TO AFFILIATES OF THE COMPANY. SEE "USE OF
                                   PROCEEDS."
                                  ----------
      THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK
    EXCHANGE UNDER THE SYMBOL "ZD," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.
                                  ----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                              PRICE $      A SHARE

                                  ----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................    $           $            $
Total(3)....................................  $           $            $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at $
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,870,000 additional Shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
      Commissions and Proceeds to Company will be $         , $          and
      $         , respectively. See "Underwriters."
                                  ----------
  The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about       , 1998 at
the office of Morgan Stanley & Co. Incorporated, New York, NY against payment therefor in immediately available funds.
                                  ----------
MORGAN STANLEY DEAN WITTER
      MERRILL LYNCH & CO.
            GOLDMAN, SACHS & CO.
                                                   DONALDSON, LUFKIN & JENRETTE
                          Securities Corporation

       , 1998

                                     [ART]


  Artwork includes: (i) general comments relating to the Company and the industry; (ii) descriptions of each of the Company's platforms; and (iii) logos of the Company and each of the Company's 50 brands.

  Text included within the artwork is as follows:

COVER PAGE:

  The impact of computing and the Internet is a phenomenon that will define this era.

  The number of personal computers in use worldwide is now over 300 million and use of the Internet has reached over 68 million U.S. adults.

  Ziff-Davis is dedicated to bringing together the makers and users of technology in a productive exchange.

  We believe in technology.

SPREAD:

  For companies targeting the technology marketplace, Ziff-Davis provides integrated marketing programs across all of its platforms.

ZD PUBLISHING

  Ziff-Davis' U.S. and international publications, including joint ventures and over 50 licensed publications, total more than 80 publications worldwide. PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S., as measured by total revenue.

ZD COMDEX & FORUMS

  Ziff-Davis produces over 50 trade shows and conferences around the world. COMDEX/Fall is the largest trade show in the U.S. as measured by total revenue, total exhibit space and number of attendees.

ZD INTERNET

  ZDNet.com, Ziff-Davis' computing Web site, was ranked as the leading Web site in 1997 in the category of news, information and entertainment, as measured by visitors per month. ZDNet has over one million registered users and over 2.5 million e-mail recipients per month.

ZD EDUCATION

  Ziff-Davis publishes computer training products and over 50 newsletters and provides training through ZDUniversity, its Web based educational program.

ZD MARKET RESEARCH

  Ziff-Davis develops, analyzes and compiles information on computer technology issues and assists clients in identifying and targeting their customers by tracking current activity and market share in the business, home and reseller channels.

ZD TELEVISION

  ZDTV, a 24 hour cable television channel and integrated Web site to be launched by an affiliate, will target viewers interested in computers, technology and the Internet.

BACK PAGE:

  Ziff-Davis reaches makers and users of technology in over 100 countries.

believe in technology

  CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK. SPECIFICALLY, THE UNDERWRITERS MAY OVER-ALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR, AND PURCHASE, SHARES OF COMMON STOCK IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITERS."

  NO PERSON IS AUTHORIZED IN CONNECTION WITH ANY OFFERING MADE HEREBY TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION NOT CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR BY ANY UNDERWRITER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THE COMMON STOCK OFFERED HEREBY, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY OF THE SECURITIES OFFERED HEREBY TO ANY PERSON IN ANY JURISDICTION IN WHICH IT IS UNLAWFUL TO MAKE ANY SUCH OFFER OR SOLICITATION TO SUCH PERSON. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREBY SHALL UNDER ANY CIRCUMSTANCE IMPLY THAT THE INFORMATION IS CORRECT AS OF ANY DATE SUBSEQUENT TO THE DATE HEREOF.

                                ---------------

  UNTIL    , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL
DEALERS EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS DELIVERY REQUIREMENT IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                                ---------------

  FOR INVESTORS OUTSIDE THE UNITED STATES: NO ACTION HAS BEEN OR WILL BE TAKEN IN ANY JURISDICTION BY THE COMPANY OR BY AN UNDERWRITER THAT WOULD PERMIT A PUBLIC OFFERING OF THE COMMON STOCK OR POSSESSION OR DISTRIBUTION OF THIS PROSPECTUS IN ANY JURISDICTION WHERE ACTION FOR THAT PURPOSE IS REQUIRED, OTHER THAN IN THE UNITED STATES. PERSONS INTO WHOSE POSSESSION THIS PROSPECTUS COMES ARE REQUIRED BY THE COMPANY AND THE UNDERWRITERS TO INFORM THEMSELVES ABOUT AND TO OBSERVE ANY RESTRICTIONS AS TO THE OFFERING OF THE COMMON STOCK AND THE DISTRIBUTION OF THIS PROSPECTUS.

                                ---------------

  The Company's logo and certain of the titles and logos of the Company's publications, products and services referenced herein are trademarks of the Company. Each trade name, trademark or service mark of any other company appearing in this Prospectus is the property of its holder.

                                ---------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary........................................................    5
Risk Factors..............................................................   12
The Company...............................................................   18
The Reorganization........................................................   20
Use of Proceeds...........................................................   21
Capitalization............................................................   22
Dividend Policy...........................................................   22
Dilution..................................................................   23
Selected Historical Combined Financial and Other Data.....................   24
Unaudited Pro Forma Combined Financial Information........................   25
Management's Discussion and Analysis of Financial Condition and Results of
 Operations...............................................................   30
Industry..................................................................   40

                                                                           PAGE
                                                                           ----
Business..................................................................  42
Management................................................................  58
Certain Transactions......................................................  66
Principal Stockholders....................................................  69
Description of Capital Stock..............................................  70
Shares Eligible for Future Sale...........................................  74
Description of Certain Indebtedness.......................................  76
Certain United States Tax Consequences to Non-U.S. Holders of Common
 Stock....................................................................  78
Underwriters..............................................................  80
Legal Matters.............................................................  83
Experts...................................................................  84
Additional Information....................................................  84
Index to Financial Statements............................................. F-1

  This Prospectus includes statistical data regarding the publishing, trade show and Internet sectors which was obtained from industry publications, including reports generated by ActivMedia, Advertising Age, AdScope, Audit Bureau of Circulations, BPA International, Computer Intelligence, CMR, Cowles/Simba Information, Electronic Advertising and Marketplace Report, FIND/SVP, Inc., IMS, International Communications Research, Jupiter Ad Spend, MediaMetrix, Trade Show Week and U.S. Industry and Trade Outlook 1998. These industry publications generally indicate that the information contained therein has been obtained from sources believed to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such data. The Company has not sought the consent of any of these organizations to refer to their reports herein.

                               PROSPECTUS SUMMARY

  The following summary should be read in conjunction with, and is qualified in its entirety by reference to, the more detailed information and financial statements, including the notes thereto, appearing elsewhere in this Prospectus. Unless otherwise indicated, the information in this Prospectus (i) assumes no exercise of the over-allotment option and (ii) gives effect to the transactions described herein under the heading "The Reorganization." Unless the context otherwise requires, references in this Prospectus to "Ziff-Davis" or the "Company" are to the Company and its consolidated subsidiaries after giving effect to the transactions described herein under the heading "The Reorganization" and their respective predecessors. Unless the context otherwise requires, references in this Prospectus to "Softbank" refer to SOFTBANK Corp., a Japanese corporation, and its affiliates. See "The Company--Relationship with Softbank" and "The Reorganization."

  Upon closing of the Offering, the Company will assume the name Ziff-Davis Inc. and the operating subsidiary with the same name will be renamed ZD Inc. Unless the context otherwise requires, references in this Prospectus to "ZDI" refer to the operating corporation and its subsidiaries, including (i) Ziff-Davis Publishing Company prior to its acquisition by Softbank in February 1996 and (ii) operations owned by MAC Inc. but managed by ZDI and to be acquired by the Company in the Reorganization. Such operations owned by MAC Inc. consist of certain international consumer and Internet publications, international trade shows and the ZDNet business (the "MAC Assets"). See "The Reorganization" and "Business."

                                  THE COMPANY

  The Company believes it is the world's preeminent integrated media and marketing company focused on computing and Internet-related technology, with principal platforms in print publishing, trade shows and conferences, online content, market research and education. The Company provides global technology companies with marketing strategies for reaching key decision-makers.

  The Company's PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1996 (the latest year for which data is available). The Company also produces the world's most important trade shows serving vendors, resellers, buyers and users of computer technology, including COMDEX/Fall, the largest trade show in the U.S. The Company's ZDNet.com Web site ("ZDNet") is the leading computing content site and ranked the number one Web site in 1997 in the category of news, information and entertainment, as measured by visitors per month.

  The Company's 28 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, total more than 80 publications distributed worldwide, with a combined circulation of over eight million primary readers. In 1997, Ziff-Davis was the largest technology publisher in the U.S. in terms of total magazine revenue. In that same year, Ziff-Davis accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals, with at least 50% more total magazine revenue than its closest competitor. The preeminence of the Company's publications among readers and advertisers is based on its comprehensive market and product coverage, the quality of its editorial content and the influence of its readership.

  In 1997, the Company produced over 50 trade shows and conferences worldwide with over two million estimated attendees. The Company's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees.

  The Company's other media and marketing platforms include online content, market research, education and the publication of computer-related newsletters and training manuals and materials. In addition, the Company has an option to acquire an interest in ZDTV: Your Computer Channel ("ZDTV"), the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet, which is expected to be launched in the first half of 1998.

  The Company had total revenue of $1.154 billion for 1997. The Company's revenue is primarily derived from advertising sales, which represented 51.9% of total revenue in 1997. The second largest component of the Company's revenue is derived from trade shows and conferences, which accounted for 23.5% of total revenue in 1997. Circulation revenue, comprised of subscription and newsstand single copy sales, generated 13.1% of the Company's revenue in 1997 and other revenue components, including online content, market research and revenue derived from joint ventures and licenses, contributed 11.5% in 1997. The Company had a net loss of $71.2 million for 1997 and will report a loss from operations of $24 million for the first quarter of 1998 as compared with a loss from operations of $15.6 million for the first quarter of 1997. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

BUSINESS AND OPERATING STRATEGY

  The Company's objective is to be the preferred marketing partner to technology vendors and service providers seeking to reach primary decision-makers involved in the specification and purchase of their products and services. Major elements of the Company's strategy include:

  .Maintain Focus on the Computer and Internet Technology Markets

  .Develop the Most Comprehensive, Objective and Authoritative Content

  .Build Upon Brand Strength of Existing Media Properties

  .Continue to Leverage Multiple Media Marketing Platforms

  .Expand Leadership on the Internet

  .Launch New Products and Services

  .Expand Global Reach

  Although none of the proceeds of the Offerings will be paid to the Company, the Company expects to fund its business and operating strategy from internally generated cash flow from operations, which are estimated to be sufficient to fund investments and the repayment of indebtedness. As a result of certain large non-cash charges, the Company's earnings for the year ended December 31, 1997 were insufficient to cover fixed charges by $74.5 million and, on a pro forma basis, by $6.8 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RELATIONSHIP WITH SOFTBANK

  Upon the completion of the Reorganization described below, SOFTBANK Corp., a Japanese corporation publicly-traded on the Tokyo Stock Exchange First Section (together with its affiliates, "Softbank"), will own approximately 74.2% of the outstanding shares of Common Stock (71.4% if the U.S. Underwriters' over-allotment is exercised in full). The Company and Softbank have entered into certain agreements governing various interim and ongoing relationships between Softbank and the Company. Softbank also has given the Company an undertaking not to expand certain operations outside Japan in competition with the Company without the prior approval of the Company's management directors after consulting with the Company's independent directors. This undertaking would not preclude investments by investment funds managed by Softbank. The Company has undertaken not to compete with Softbank in Japan without the prior approval of SOFTBANK Corp.'s Board of Directors and has agreed to afford Softbank the continuing right to license all of the Company's products and services in Japan. See "Risk Factors--Control by Principal Stockholders and Potential Conflicts of Interest," "The Company--Relationship with Softbank" and "Certain Transactions."

  The following table presents Softbank's total historical investment in and return on investment from the Company as well as the value of its investment at the assumed initial offering price (calculated based on the midpoint of the range set forth on the cover page). See also "Dilution."

                                                                   (DOLLARS
                                                                      IN
                                                                  THOUSANDS,
                                                                  EXCEPT PER
                                                                    SHARE
                                                                    DATA)
                                                                  ----------
      Historical investment in the Company....................... $3,040,201(1)
      Total return on investment.................................    471,966(2)
      Pro forma total return on investment.......................  2,003,278(3)
      Percentage of Company held after the Offerings.............       74.2%
      Value of investment after the Offerings....................  1,150,100(4)

--------
(1) Total investment includes $492,560 in equity and $2,547,641 in debt.
(2) Total return includes $8,000 in dividends, $355,096 in interest and $108,870 in debt principal repayments.
(3) Pro forma total return includes total return as described above in (2) plus the repayment of intercompany indebtedness totaling $1,531,312 in connection with the Reorganization.
(4) Assumes an initial public offering price of $15.50 per share and a holding of 74.2 million shares of Common Stock by Softbank.

                               THE REORGANIZATION

  The Company is an indirect subsidiary of SOFTBANK Corp., which, as of December 31, 1997, was 50.2% owned by Mr. Masayoshi Son, its President, including 43.4% directly held by his 99% owned holding company, MAC Inc., a Japanese corporation ("MAC"), and SOFTBANK Corp.'s largest shareholder. Prior to the Offerings, the Company's businesses were conducted through various indirect subsidiaries of SOFTBANK Corp. The Company's publishing business was principally conducted through Ziff-Davis Inc. ("ZDI") and its trade show business was principally conducted through ZD COMDEX and Forums Inc. ("ZDCF"). The MAC Assets were managed by ZDI and ZDCF, but were owned by MAC. Concurrently with the Offerings, the Company will consummate a Reorganization (as described under "The Reorganization") pursuant to which: (i) all of the stock of ZDI and ZDCF will be contributed to the Company by Softbank in exchange for 74.2% of the Company's Common Stock; (ii) the Company will complete the purchase of the MAC Assets; (iii) the Company will issue and sell the Common Stock and the Notes pursuant to the Offerings; (iv) the Company will enter into a credit facility with a group of financial institutions (the "Credit Facility") and borrow $1.25 billion thereunder; and (v) approximately $928 million of the Company's obligations to Softbank will be converted to equity and the Company will repay approximately $1.531 billion of obligations to Softbank. The Company has obtained a commitment letter from The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank to provide such Credit Facility. All of the transactions comprising the Reorganization will be deemed to occur simultaneously. See "Risk Factors--Risks Relating to the Reorganization," and "--Absence of History as a Stand-Alone Company; Limited Relevance of Historical Financial Information," "The Reorganization" and "Unaudited Pro Forma Combined Financial Information."

                                  THE OFFERING

Common Stock offered:

  U.S. Offering...............20,640,000.shares
  International Offering.......5,160,000 shares
                              -----------------
    Total.................... 25,800,000 shares
                              =================

Common Stock to be
 outstanding after the        100,000,000 shares(1)
 Offering...................

Notes Offering..............
                              Concurrently with the Offering being made hereby, the Company is offering, by means of a separate prospectus, $250 million aggregate principal
                              amount of its    % Senior Subordinated Notes due
                              2008 (the "Notes"). The consummation of the
                              Offering being made hereby and the Notes Offering is conditioned upon, and will occur simultaneously with, the consummation of the other.

Use of Proceeds.............  The net proceeds from the Offerings, together with the amounts drawn under the Credit Facility, will be used to complete the purchase of the MAC Assets and repay intercompany indebtedness. See "Use of Proceeds."

NYSE symbol.................  "ZD"

----------------

(1) Does not include 10,000,000 shares of Common Stock reserved for issuance under the Company's Incentive Compensation, Employee Stock Purchase and Non-Employee Directors Stock Option Plans. See "Management--Compensation of Directors" and "--Stock Plans."

                                  RISK FACTORS

  Prospective investors should consider carefully the information contained under "Risk Factors," as well as the other information and data included in this Prospectus for certain considerations relevant to evaluating an investment in the shares of Common Stock offered hereby.

              SUMMARY HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The following table presents Summary Historical Combined Financial and Other Data for ZDI and ZDCF as of December 31, 1997 and for the three years then ended which were derived from the audited combined financial statements of ZDI and ZDCF included elsewhere in this Prospectus. COMDEX was acquired by Softbank on April 1, 1995 and ZDI was acquired by Softbank on February 29, 1996; the Summary Historical Combined Financial and Other Data includes the results of COMDEX and ZDI from such dates. See "The Reorganization." The following table also presents pro forma combined financial data of ZDI and ZDCF giving effect to the transactions described under the heading "The Reorganization" as if they had occurred as of January 1, 1997, in the case of the statement of operations data, and as of December 31, 1997, in the case of the balance sheet data. The pro forma financial data does not purport to be indicative of the results that actually would have been obtained had the Reorganization been completed as of such dates and is not intended to be a projection of the future results of operations or financial position of ZDI and ZDCF. The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Selected Historical Combined Financial and Other Data," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information," and the Combined Financial Statements of ZDI and ZDCF, including the notes thereto, included elsewhere in this Prospectus.

                                          YEAR ENDED DECEMBER 31,
                                 ---------------------------------------------
                                                                    PRO FORMA
                                   1995       1996        1997       1997(1)
                                 --------  ----------  ----------  -----------
                                    (DOLLARS IN THOUSANDS, EXCEPT SHARE
                                            AND PER SHARE DATA)
STATEMENT OF OPERATIONS DATA:
Revenue, net.................... $202,729  $  955,139  $1,153,761  $ 1,153,761
Depreciation and amortization...   24,305     139,736     154,940      156,940
Income from operations..........   62,675      87,181     109,232      109,232
Interest expense, net...........   44,005     120,646     190,445      122,730
Income/(loss) before income
 taxes..........................   22,869     (27,124)    (72,491)      (4,776)
Net income/(loss)(2)............   10,945     (52,081)    (71,179)      (7,915)
Pro forma basic loss per
 share(2).......................                                          (.08)
Pro forma diluted loss per
 share(2).......................                                          (.08)
Pro forma weighted average
 shares outstanding(2)..........                                   100,000,000
OTHER DATA:
EBITDA(3)....................... $ 91,179  $  233,258  $  272,894  $   274,894
Capital expenditures............    3,367      22,365      30,196          --
Net cash provided (used) by
 operating activities...........   26,168      61,543      (3,364)         --
Net cash used by investing
 activities..................... (817,887) (2,147,188)    (44,196)         --
Net cash provided by financing
 activities.....................  815,408   2,087,652      47,946          --
Ratio of earnings to fixed
 charges(4).....................      1.5x        --          --           --
                                                         AS OF DECEMBER 31,
                                                                1997
                                                       -----------------------
                                                         ACTUAL     PRO FORMA
                                                       ----------  -----------
BALANCE SHEET DATA:
Cash and cash equivalents...........................   $   30,301  $    30,301
Total assets........................................    3,546,646    3,532,834
Total long-term obligations.........................    2,408,240    1,586,539
Stockholders' equity................................      126,130    1,441,165

--------
(1) Due to the subjectivity inherent in the assumptions concerning the timing and nature of the uses of cash generated by the pro forma adjustments, cash flows from operating, investing and financing activities are not presented in the pro forma data.
(2) No historical earnings per share or share data are presented as the Company does not consider such data meaningful. Upon closing of the Offering, 100 million shares of common stock will be outstanding and pro forma earnings per share data gives effect to these shares as if they were outstanding on January 1, 1997.
(3) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries.
(4) For purposes of the computations, earnings before fixed charges consist of income/(loss) before income taxes adjusted for equity earnings (loss), as appropriate, plus fixed charges. Fixed charges are defined as interest expense plus that portion of rental expense which is deemed to be representative of the interest factor. For the years ended December 31, 1996, 1997 and Pro Forma 1997 earnings were insufficient to cover fixed charges by $26,598, $74,520 and $6,805, respectively.

                                ----------------

  For information relating to the three months ended March 31, 1998, see page 33 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  SEE THE TABLE ON PAGE 32 IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" FOR A PRESENTATION OF THE COMBINED RESULTS AS IF ZDI HAD BEEN ACQUIRED ON JANUARY 1, 1995. THE COMPANY BELIEVES THIS INFORMATION IS IMPORTANT IN EVALUATING ITS HISTORICAL RESULTS OF OPERATIONS.

                                 RISK FACTORS

  An investment in the shares of Common Stock offered hereby involves various risks. Prior to investing in the Common Stock being offered hereby, prospective investors should consider carefully the factors set forth below, together with the other information set forth in this Prospectus. Certain information contained in this section and elsewhere in this Prospectus contains forward-looking statements which involve risks and uncertainties. The Company's actual results could differ materially from those anticipated in these forward-looking statements as a result of certain factors set forth in this section and elsewhere in this Prospectus.

RISKS RELATING TO THE REORGANIZATION

  The Company is a newly organized Delaware corporation, incorporated on February 4, 1998 in contemplation of the Reorganization. As part of the Reorganization, the Company has acquired and will acquire the MAC Assets for approximately $370 million. Although the Company believes that the purchase price does not exceed fair market value, such arrangements are not the result of an arm's length negotiation between unrelated parties, and there can be no assurance that the Company would not have been able to obtain better terms from unrelated parties. See "The Reorganization," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

ABSENCE OF HISTORY AS A STAND-ALONE COMPANY; LIMITED RELEVANCE OF HISTORICAL FINANCIAL INFORMATION

  The Company has never operated as a stand-alone company. Until October 1997, the ZDI and the ZDCF businesses were managed as separate Softbank subsidiaries. The Company's future operating results will depend in part on its ability to integrate these businesses and manage the combined enterprise. In addition, although the Company will be a subsidiary of Softbank following the Offerings, Softbank will be under no obligation to provide assistance to the Company or any of its subsidiaries.

  The financial information of ZDI and ZDCF included herein does not reflect what the actual results of operations, financial position and cash flows of the Company would have been had the Company existed and the Reorganization been completed prior to the periods presented, nor is it necessarily indicative of the results of operations, financial position and cash flows of the Company in the future. The financial statements also include the MAC Assets which are being transferred to the Company pursuant to the Reorganization. See "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information" and "Certain Transactions."

CONTROL BY PRINCIPAL STOCKHOLDERS AND POTENTIAL CONFLICTS OF INTEREST

  Upon the completion of the Reorganization, Softbank will own approximately 74.2% of the outstanding shares of Common Stock of the Company (71.4% if the U.S. Underwriters' over-allotment option is exercised in full). As a result, Softbank will be in a position to direct the election of all members of the Board of Directors of the Company and to control even those actions that require the approval of two-thirds or more of the voting share capital of the Company, including amendments to the Company's Certificate of Incorporation and any business combinations. Such concentration of ownership would also have the effect of preventing a change in control of the Company that might otherwise be beneficial to stockholders. Section 141 of the Delaware General Corporation Law, however, imposes upon directors a fiduciary duty to shareholders.

  The Company and Softbank have entered into certain agreements governing various interim and ongoing relationships between Softbank and the Company, including certain licensing and management agreements relating to publications, trade shows, ZDTV and ZDNet. In addition, Softbank has given the Company an undertaking that, as long as it owns 40% of the voting stock of the Company and can elect a majority of the Board of Directors, it will not expand operations involving (x) publishing information on computing and Internet-related technology through the media of print, CD-ROM/DVD, Internet and television, or (y) producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology outside Japan in competition with the Company without the prior approval of the Company's management directors after consulting with the Company's independent directors. This undertaking does not preclude investments by investment funds managed by Softbank. Softbank manages certain venture capital funds which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with the Company or compete with the Company with respect to new investments. Softbank may develop new funds in the future, which funds may compete with the Company for investment opportunities. The Company has undertaken not to compete with Softbank in Japan without the prior approval of SOFTBANK Corp.'s Board of Directors and has agreed to afford Softbank the continuing right to license all of the Company's products and services in Japan. Such arrangements and undertaking are not the result of an arm's length negotiation between unrelated parties. See "--New Product Risks," "The Company--Relationship with Softbank," "Certain Transactions," "Principal Stockholders" and "Description of Capital Stock."

SIGNIFICANT DEBT OBLIGATIONS

  At December 31, 1997, on a pro forma basis after giving effect to the Reorganization described under "Unaudited Pro Forma Combined Financial Information," the Company's total debt was approximately $1.594 billion, its total stockholders' equity was approximately $1.441 billion, its earnings were insufficient to cover fixed charges by $6.8 million and its total debt was 52.5% of total capitalization. The Company's indebtedness is substantial in relation to its stockholders' equity. The degree to which the Company is leveraged could have important consequences to holders of Common Stock because: (i) the Company's ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or general corporate purposes may be impaired; (ii) the funds available to the Company for its operations may be reduced if a substantial portion of the Company's cash flow from operations is dedicated to the payment of principal and interest on its indebtedness; and (iii) the Company's ability to incur additional debt may be impaired because the Credit Facility and the Notes contain financial and other restrictive covenants, including those relating to the incurrence of additional indebtedness, the creation of liens, the payment of dividends and sales of assets. See "Description of Certain Indebtedness." The indebtedness of the Company requires a substantial portion of the Company's cash flow to be dedicated to the payment of principal and interest on indebtedness, thereby reducing funds available for capital expenditures and future business opportunities. In addition, the Company's indebtedness could increase the Company's vulnerability to adverse general economic conditions (including increases in interest rates) and could impair the Company's ability to take advantage of significant business opportunities that may arise.

DEPENDENCE ON DEMAND FOR ADVERTISING

  A significant portion of the Company's total revenue in 1997 (51.9%) was derived from advertising sales. Should a general economic downturn or a recession in the United States occur in the future, the Company's advertisers may reduce their advertising budgets. In addition, technology product advertisers may be affected by factors such as pricing pressures and new product launches. Furthermore, there can be no assurance that technology product advertisers will maintain current levels of advertising in special interest magazines and events as opposed to general interest media such as newspapers, television and Internet sites. Any material decline in the demand for advertising by technology product advertisers could have an adverse effect on the Company's financial condition and results of operations.

IMPORTANCE OF CERTAIN PUBLICATIONS AND TRADE SHOWS

  Certain of the Company's publications have represented a significant portion of the Company's historic revenue, and the Company expects that such publications will continue to do so in the future. The Company's business publications, which include such titles as PC Magazine, Computer Shopper and PC Week, accounted for 65.3% of the Company's publishing revenue in 1997. Although the Company believes it has a diversified portfolio of special-interest publications and is not dependent on any single publication, a significant decline in the performance of any of these publications could have an adverse effect on the Company's financial condition and results of operations. See "Business--Print Publishing--Sources of Print Publishing Revenue."

  Certain of the Company's trade shows and conferences have represented a significant portion of the Company's historic revenue, and the Company expects that such trade shows and conferences will continue to do so in the future. COMDEX/Fall accounted for 34.0% of the Company's trade show and conference revenue in 1997. Although the Company believes it has a diversified portfolio of trade shows worldwide, a significant decline in the performance of COMDEX/Fall could have an adverse effect on the Company's financial condition and results of operations. See "Business--Trade Shows and Conferences--Sources of Trade Show and Conference Revenue."

SEASONALITY OF REVENUE; FLUCTUATIONS IN REVENUE FROM PERIOD TO PERIOD; ANTICIPATED LOSS FOR FIRST QUARTER OF 1998

  The Company's business is seasonal, with revenue typically reaching its highest level during the fourth quarter of each calendar year, largely due to the timing of its single largest trade show event, COMDEX/Fall, and the increase in publishing revenue in the fourth quarter due to increased consumer buying activity during the holiday season. In 1997, 35.0% of the Company's revenue was generated during the fourth quarter, with the first, second and third quarters accounting for 19.5%, 26.1% and 19.4% of revenue, respectively. In addition, the Company may experience fluctuations in revenue from period to period based on levels of marketing expenditure by the Company's advertising customers and by competition among computer technology marketers. Many of the Company's large customers concentrate their advertising expenditures around major new product launches. Marketing expenditure by technology companies can also be affected by factors affecting the computer industry generally, including changes in end user demand, pricing pressures and inventory surpluses. Furthermore, the Company's results are affected by the number and timing of new product launches and the timing of events. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Overview" and "-- Seasonality."

  For the first quarter of 1998, the Company will report a loss from operations of $24 million as compared with a loss from operations of $15.6 million for the first quarter of 1997. There are several factors influencing the lower operating results for the first quarter of 1998, including lower advertising revenue in the Company's business publications as a result of factors affecting the computer technology industry generally (substantially offset by revenue from trade shows which were not held in the comparable period of the prior year) and certain one-time costs occurring in the first quarter of 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Three Months Ended March 31, 1998 Compared With Three Months Ended March 31, 1997 (unaudited)."

HISTORICAL NET LOSSES

  The Company had net losses of $52.1 million and $71.2 million for the twelve months ended December 31, 1996 and 1997, respectively. On a pro forma as adjusted basis giving effect to the Reorganization, the Company had a net loss of $7.9 million, or $(.08) per share, for the twelve months ended December 31, 1997. See "Unaudited Pro Forma Combined Financial Information." There can be no assurance that the Company will report net income in the future.

NEW PRODUCT RISKS

  The Company's future success will depend in part on its ability to monitor rapidly changing technologies and market trends and offer new publications, trade shows and services that address the needs of specific target audiences. The process of internally researching and developing, launching, acquiring acceptance and establishing profitability for a new publication, trade show or service, or assimilating and marketing an acquired publication, trade show or service, can be risky and costly. There can be no assurance that the Company's efforts to introduce new or assimilate acquired publications, trade shows or services will be successful or profitable. In addition to its publications, trade shows and services, the Company is a leading provider of Internet content about computing services, primarily through its ZDNet online service. The Internet is still in the relatively early stages of development; therefore, there can be no assurance that the Company's Internet services will remain competitive. Costs related to the development of new products are expensed as incurred and, accordingly, the Company's profitability from year to year may be adversely affected by the number and timing of new product launches. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  The Company has entered into a license and services agreement with MAC to develop ZDTV. ZDTV is indirectly owned by MAC, but as part of this license and services agreement MAC has granted the Company an option exercisable through December 31, 1998 to purchase all of MAC's interest in ZDTV for an amount equal to MAC's investment plus 10% per annum for the period of its investment. The Company does not intend to exercise the option unless ZDTV has secured sufficient cable carriage. This may include entering into a joint venture or other co-ownership arrangement. The Company is currently funding ZDTV's operations on behalf of MAC through unsecured advances which, for approved levels of expenditure, are to be reimbursed by MAC. ZDTV's cash requirements are expected to be approximately $54 million in 1998. There can be no assurance that MAC will continue to approve and reimburse the Company for expenditures or that the Company will exercise its option. If the Company exercises its option, there can be no assurance that ZDTV will ultimately obtain sufficient cable carriage and commercial acceptance to be profitable. See "The Company--Relationship with Softbank" and "Certain Transactions."

RISKS ASSOCIATED WITH FLUCTUATIONS IN PAPER AND POSTAGE COSTS

  The Company's principal raw material is paper. Paper costs constitute a significant expense, accounting for 15.2% of the Company's total U.S. print publishing operating expenses in 1997. Paper prices have been volatile over the past several years, initially rising in 1994, rising more significantly in 1995 and 1996 and declining in 1997. Management anticipates paper prices will increase in 1998. The Company does not use forward contracts and most of its paper supply contracts, which are generally for a two to three year renewable term, provide for price adjustments to reflect changing market prices. Accordingly, significant increases in paper prices could adversely affect the Company's future results of operations.

  Postage for magazine distribution is also a significant expense for the Company, accounting for 11.3% of the Company's total U.S. print publishing operating expenses in 1997. Postage costs increase periodically and can be expected to increase in the future. The United States Postal Service has recently announced a 5.4% increase for commercial magazine rates, which is expected to become effective in 1998. The Company may not be able to recover, in whole or in part, paper or postage cost increases. Accordingly, significant cost increases could have an adverse effect on the Company's financial condition or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business--Print Publishing--Paper and Printing."

COMPETITION

  The Company faces significant competition with respect to its print publications, trade shows and conferences and other technology information services. In its publishing business, the Company principally competes for advertising and circulation revenue with publishers of other computer technology publications and also faces broad competition from media companies that produce general interest magazines, newspapers and online content. Overall competitive factors include product positioning, editorial quality, circulation, price and customer service. Competition for advertising dollars is primarily based on advertising rates, the nature and scope of readership, reader response to advertisers' products and services and the effectiveness of sales teams. In its trade show and conference business, the Company competes with other producers of trade shows and conferences for exhibition space, exhibitors and attendees, primarily on the basis of the quality of the conference, its content and organizational efficiency. If the Company is unable to compete effectively for advertisers, readers, exhibitors and/or attendees, its financial condition and results of operations could be adversely affected. See "Business--Competition."

CONSOLIDATION OF PRINCIPAL VENDORS; SIGNIFICANT SUPPLIER

  The Company's principal vendors include paper suppliers, printers, fulfillment houses and national newsstand distributors. Each of these industries is currently experiencing consolidation among their principal participants. Such consolidation may result in: (i) decreased competition, which may lead to increased prices; (ii) interruptions and delays in services provided by such vendors; and (iii) greater dependence on certain vendors. Such factors could adversely affect the Company's results of operations. One printing company accounted for approximately 50% of the Company's total print publishing manufacturing expenditures in 1997 for its U.S.-based publications. While the Company believes there are adequate alternatives available, an interruption or delay in service from, or the loss of, this printer could have an adverse effect on the Company. See "Business--Print Publishing--Paper and Printing."

RISKS ASSOCIATED WITH INTERNATIONAL EXPANSION

  One component of the Company's growth strategy is to further expand into international markets. There are certain risks inherent in doing business in international markets, such as the uncertainty of product acceptance by different cultures, the risks of divergent business expectations or difficulties in establishing joint ventures with foreign partners, difficulties in staffing and managing multinational operations, currency fluctuations, state-imposed restrictions on the repatriation of funds and potentially adverse tax consequences. There can be no assurance that one or more of such factors will not have an adverse effect on the Company's future international operations and, consequently, on the Company's financial condition and results of operations. See "Business --Print Publishing-- International Publications" and "--Trade Shows and Conferences."

SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company expects to have 100 million shares of Common Stock outstanding (approximately 103.9 million shares if the U.S. Underwriters' over-allotment option is exercised in full), of which the
25.8 million shares offered hereby and that portion of 100,000 shares which SOFTBANK Kingston Inc. intends to sell concurrently with the Offering pursuant to the Registration Statement of which this Prospectus forms a part will be freely tradeable without restriction by persons other than "affiliates" of the Company. The remaining shares of Common Stock will be deemed "restricted" securities within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), and as such may not be sold in the absence of registration under the Securities Act or an exemption therefrom, including the exemption contained in Rule 144 under the Securities Act. The Company and Softbank have entered into a registration rights agreement in connection with the Offering which provides Softbank with the right to require the Company to register any or all of the Common Stock held by Softbank in a public offering pursuant to the Securities Act and the right to "piggyback" or include Softbank's Common Stock in any registration of Common Stock made by the Company. No prediction can be made as to the effect, if any, that future sales of shares of Common Stock, or the availability of such shares for future sales, will have on the market price of the shares of Common Stock prevailing from time to time. Sales of substantial amounts of Common Stock, or the perception that such sales could occur, could adversely affect prevailing market prices for the Common Stock, and such a reduction in the market price of the Common Stock could impair the ability of the Company to raise additional capital through future public offerings of its equity securities. See "Shares Eligible for Future Sale."

DIVIDEND POLICY; HOLDING COMPANY STRUCTURE

  The Company currently intends to retain earnings to finance its operations, fund future growth and reduce indebtedness and does not anticipate paying dividends in the foreseeable future. In addition, as a holding company, the Company's major assets will initially be the shares it holds in its subsidiaries. Therefore, the Company's ability to pay future dividends and distributions, if any, to holders of the Common Stock is dependent upon the receipt of dividends or other payments from its subsidiaries. See "Dividend Policy."

SUBSTANTIAL AND IMMEDIATE DILUTION

  The initial public offering price of the Common Stock will be higher than the book value per share of Common Stock. Accordingly, purchasers in the Offering will suffer a substantial and immediate dilution of $31.39 in the net tangible book value per share of Common Stock from the initial public offering price. See "Dilution."

NO PRIOR PUBLIC MARKET; POSSIBLE VOLATILITY OF STOCK PRICE

  Prior to the Offering, there has been no public market for the Company's Common Stock, and there can be no assurance that an active public market for the Company's Common Stock will develop or be sustained after the Offering. The initial public offering price will be determined by negotiation between the Company and the representatives of the Underwriters based upon several factors. See "Underwriters" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Company's Common Stock could be subject to wide fluctuations in response to quarterly variations in operating results, expectations of securities analysts, announcements of new publications or technological innovations by the Company or its competitors, changes in financial estimates by securities analysts, the operating and stock price performance of other companies that investors may deem comparable to the Company and other events or factors. In addition, the stock market in general has experienced extreme volatility that often has been unrelated to the operating performance of particular companies which are traded on the market. These broad market and industry fluctuations may adversely affect the trading price of the Company's Common Stock, regardless of the Company's actual operating performance.

CERTAIN ANTI-TAKEOVER EFFECTS

  Certain provisions of the Company's Certificate of Incorporation and By-Laws may inhibit changes in control of the Company not approved by the Board of Directors. The Company will also be afforded the protections of Section 203 of the Delaware General Corporation Law, which could have similar effects. See "Description of Capital Stock."

                                  THE COMPANY

  The Company believes it is the world's preeminent integrated media and marketing company focused on computing and Internet-related technology, with principal platforms in print publishing, trade shows and conferences, online content, market research and education. The Company's 28 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, total more than 80 publications distributed worldwide, with a combined circulation of more than eight million primary readers. The Company's predecessor was founded in 1927 and pioneered the development of special-interest magazines, including Car and Driver, Popular Photography, Stereo Review, Boating, Skiing and Modern Bride. The Company also produces the world's most important trade shows related to computer technology, with over two million estimated attendees at over 50 trade shows and conferences worldwide in 1997. The Company's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. The Company's ZDNet.com Web site is the leading computing content site and ranked the number one Web site in 1997 in the category of news, information and entertainment, as measured by visitors per month. The Company's other media and marketing platforms include market research, education and the publication of computer-related newsletters, training manuals and materials.

  The Company's principal executive offices are located at One Park Avenue, New York, New York 10016 and its telephone number is (212) 503-3500.

RELATIONSHIP WITH SOFTBANK

  The Company is an indirect subsidiary of SOFTBANK Corp., which, as of December 31, 1997, was 50.2% owned by Mr. Masayoshi Son, its President, including 43.4% directly held by his 99% owned holding company, MAC. Softbank is a leading provider of information and distribution services as infrastructure for the digital information industry. Softbank is Japan's leading distributor of computer software as well as a leading publisher of Japanese computer technology publications. It also is an 80% owner of Kingston Technology Company ("Kingston"), one of the world's largest independent providers of computer memory modules; a founder and co-owner of Japan Sky Broadcasting Co., Ltd. ("JSkyB"), a digital satellite broadcasting venture in Japan; a shareholder, directly or through its investment fund affiliates, in over 50 network and computer-related venture businesses in the digital information industry; and a 29.4% owner of Yahoo! Inc.

  Upon the completion of the Reorganization, Softbank will own approximately 74.2% of the outstanding shares of Common Stock (71.4% if the U.S. Underwriters' overallotment is exercised in full). The Company and Softbank have entered into certain agreements governing various interim and ongoing relationships between Softbank and the Company, including certain licensing and management agreements relating to publications, trade shows, ZDTV and ZDNet. See "Certain Transactions."

  In addition, Softbank has given the Company an undertaking that, as long as it owns 40% of the voting stock of the Company and can elect a majority of the Board of Directors, it will not expand operations involving (x) publishing information on computing and Internet-related technology through the media of print, CD-ROM/DVD, Internet and television, or (y) producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology outside Japan in competition with the Company without the prior approval of the Company's management directors after consulting with the Company's independent directors.

  This undertaking does not preclude investments by investment funds managed by Softbank. Softbank manages certain venture capital funds which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with the Company or compete with the Company with respect to new investments. Softbank may develop new funds in the future, which funds may compete with the Company for investment opportunities. The Company has undertaken not to compete with Softbank in Japan without the prior approval of SOFTBANK Corp.'s Board of Directors and has agreed to afford Softbank the continuing right to license all of the Company's products and services in Japan. See "Risk Factors--Control by Principal Stockholders and Potential Conflicts of Interest" and "Certain Transactions."

  In order to expand its media platforms, the Company has entered into a license and services agreement with MAC to develop ZDTV, a 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDTV is indirectly owned by MAC, but as part of this license and services agreement MAC has granted the Company an option exercisable through December 31, 1998 to purchase all of MAC's interest in ZDTV for an amount equal to MAC's investment plus 10% per annum for the period of its investment. Pursuant to the license and services agreement, the Company has agreed to fund ZDTV's operations on behalf of MAC through unsecured advances which, for approved levels of expenditure, are to be reimbursed by MAC. Such advances bear interest at the 30-day LIBOR rate plus .50%. ZDTV's cash requirements are expected to be approximately $54 million in 1998. The Company's cumulative advances in respect of ZDTV, which totaled $14.4 million net of $10.1 million in repayments through December 31, 1997, will be repaid concurrently with the Reorganization. The Company has not yet determined whether it will exercise its option to purchase MAC's interest in ZDTV. Any such purchase will depend upon securing sufficient cable carriage, which may include entering into a joint venture or other co-ownership arrangement, including an arrangement with a third party cable system operator which will provide carriage and also assume a portion of the ongoing cash requirements on terms that are acceptable to the Company. ZDTV is not included in the Company's results of operations. See "Certain Transactions."

                              THE REORGANIZATION

  The businesses to be conducted by the Company were acquired in a series of acquisitions and internal reorganizations undertaken by Softbank. See "The Company--Relationship with Softbank." The Company's principal business operations are as follows:

    (i) the computer technology publishing operations of Ziff-Davis Publishing Company ("ZD Pubco"), which Softbank acquired in February 1996 for $1.8 billion in cash and subsequently renamed Ziff-Davis Inc.;

    (ii) the COMDEX computer-related trade show operations ("COMDEX"), which Softbank acquired in April 1995 for $803 million in cash and renamed SOFTBANK COMDEX Inc. ("SB COMDEX"); and

    (iii) the computer and network-related trade show operations of Ziff-Davis Exposition and Conference Company ("ZD Expos"), which Softbank acquired in December 1994 for $127 million in cash and subsequently renamed SOFTBANK Forums Inc. ("SB Forums").

  Concurrently with the ZD Pubco and ZD Expos acquisitions described above, MAC purchased certain operations and assets of these companies for $302 million and $75 million, respectively. The MAC Assets consist of certain international consumer and Internet publications, international trade shows and the ZDNet business, most of which were still under development. The MAC Assets and related operations have been managed by ZDI and ZDCF since their acquisition by MAC. As part of the Reorganization discussed below, the MAC Assets, except for those that have been discontinued, have been or will be acquired by the Company at a purchase price that does not exceed fair market value. A portion of the MAC Assets was acquired by the Company on October 31, 1997 for $100 million, and the balance will be sold to the Company concurrently with the Offerings. See "Use of Proceeds."

  In October 1997, Softbank decided to combine the businesses of ZDI, SB COMDEX and SB Forums. SB Forums and SB COMDEX were merged as of December 31, 1997, with the surviving corporation named ZDCF. In order to complete the combination and establish the Company as a separate public company, concurrently with the sale of the Company's Common Stock offered hereby, ZDI and ZDCF will be contributed to the Company in exchange for 74.2% of the Company's Common Stock, and approximately $928 million of the Company's obligations to Softbank will be converted to equity at the initial public offering price. The amount of intercompany indebtedness to be converted to equity is comprised of the obligations due to Softbank as of December 31, 1997, except those repaid with borrowings under the Credit Facility and the proceeds of the Notes Offering and a $94.2 million note which matures on February 28, 2009. Assuming an initial public offering price of $15.50 per share, the value of the capitalized intercompany indebtedness would have been equivalent to 59.8 million shares of Common Stock. In addition, the Company will receive approximately $10 million of fixed assets from Kingston in exchange for $10 million of shares of the Company's Common Stock (valued at the initial public offering price), which assets will be subsequently leased back to Kingston.

  As part of the Reorganization, the Company will: (i) issue 25.8 million shares of its Common Stock in the Offering; (ii) sell $250 million aggregate
principal amount of its    % Senior Subordinated Notes due 2008 in the Notes
Offering; and (iii) enter into the $1.35 billion Credit Facility and borrow $1.25 billion thereunder. The Company will use the net proceeds from the Offerings and the Credit Facility to (i) pay $270 million to MAC, representing the purchase price for the remaining MAC Assets, and (ii) repay approximately $1.589 billion of obligations to Softbank (including the Company's liability to Softbank with respect to the $100 million purchase price for the initial portion of the MAC Assets, net of the approximately $42 million of balances due from MAC in connection with funding for the MAC Assets and ZDTV through December 31, 1997), which payment will eliminate all except $94.2 million of the remaining intercompany indebtedness as of December 31, 1997. The Company has obtained a commitment letter from The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank to provide such Credit Facility.

  Unless the context otherwise indicates, references herein to the "Reorganization" include all of the transactions described above. The Offerings will be conditioned upon the completion of all such transactions comprising the Reorganization, which shall be deemed to occur simultaneously.

                                USE OF PROCEEDS

  The net proceeds to the Company from the sale of the Common Stock and the Notes are estimated to be $377.5 million ($434.5 million if the U.S. Underwriters' over-allotment option is exercised in full) and $241.3 million, respectively, after deducting underwriting discounts and commissions and estimated offering expenses payable by the Company. The Company intends to use the proceeds from the Offerings and approximately $1.25 billion in borrowings under the Credit Facility, to fund the approximately $270 million purchase price of the balance of the MAC Assets (see "Risk Factors--Risks Relating to the Reorganization") and repay approximately $1.589 billion of intercompany obligations.

  The following table summarizes the foregoing estimated sources and uses of funds:

                                                                  AMOUNT
                                                          ----------------------
                                                          (DOLLARS IN THOUSANDS)
Sources:
  Common Stock Offering..................................       $  400,000
  Notes Offering.........................................          250,000
  Borrowings under Credit Facility.......................        1,250,000
                                                                ----------
    Total sources........................................       $1,900,000
                                                                ==========
Uses:
  Net payments to affiliates(1)..........................       $1,588,625
  Offering expenses and debt issuance costs(2)...........           41,375
  Purchase balance of MAC Assets.........................          270,000
                                                                ----------
    Total uses...........................................       $1,900,000
                                                                ==========

--------
(1) Net payments to affiliates include the following:

      (i)Repayment of notes payable to affiliates:
        7.8% notes maturing March 31, 2011.........................  $1,080,000
        8.0% notes maturing February 28, 2010......................     375,027
        8.0% notes maturing March 31, 2010.........................      74,772
        8.0% notes maturing January 1, 2007........................       1,513
      (ii) Repayment of obligations to Softbank for the October 31,
           1997 purchase of certain MAC Assets.....................     100,000
      (iii)  Receipt from MAC of amounts due with respect to
             funding the development and operations of the MAC          (42,687)
             Assets and ZDTV through December 31, 1997 ............  ----------
                                                                     $1,588,625
                                                                     ==========

(2) Includes $22,500 in expenses related to the issuance of Common Stock and $18,875 of debt issuance costs.

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997: (i) on a combined basis for ZDI and ZDCF; (ii) on a pro forma basis after giving effect to the contribution of ZDI and ZDCF to the Company, conversion of approximately $928 million of intercompany obligations to equity and the Kingston sale-leaseback; and (iii) on a pro forma basis as adjusted to give effect to the Offerings and the remaining debt refinancing. See "The Reorganization." This table should be read in conjunction with "Selected Historical Combined Financial and Other Data," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information" and the Combined Financial Statements of ZDI and ZDCF.

                                                 AS OF DECEMBER 31, 1997
                                            -----------------------------------
                                              ACTUAL                 PRO FORMA
                                             COMBINED   PRO FORMA   AS ADJUSTED
                                            ----------  ----------  -----------
                                              (DOLLARS IN THOUSANDS, EXCEPT
                                                       SHARE DATA)
Debt:
  Credit Facility.......................... $      --   $      --   $1,250,000
  Notes....................................        --          --      250,000
  Notes payable to affiliates, including
   current portion.........................  2,534,030   1,625,543      94,231
                                            ----------  ----------  ----------
      Total debt...........................  2,534,030   1,625,543   1,594,231
Stockholders' equity:
  Preferred Stock, Actual: No shares
   authorized issued and outstanding; Pro
   Forma: $.01 par value; 10,000,000 shares
   authorized; no shares issued and
   outstanding............................. $      --   $      --   $      --
  Common Stock, $.01 par value, 1,000
   shares authorized, 200 shares issued and
   outstanding; Pro Forma: par value $.01
   per share; 120,000,000 shares autho-
   rized; 100,000,000
   shares issued and outstanding...........        --          --        1,000
  Additional paid-in-capital...............    248,330   1,185,865   1,562,365
  Accumulated deficit......................   (119,429)   (119,429)   (119,429)
  Deferred compensation....................       (996)       (996)       (996)
  Cumulative translation adjustment........     (1,775)     (1,775)     (1,775)
                                            ----------  ----------  ----------
    Total stockholders' equity.............    126,130   1,063,665   1,441,165
                                            ----------  ----------  ----------
      Total capitalization................. $2,660,160  $2,689,208  $3,035,396
                                            ==========  ==========  ==========

                                DIVIDEND POLICY

  The Company currently intends to retain all of its earnings following the Offering in order to finance its operations, repay indebtedness and fund future growth and, accordingly, does not expect to pay any dividends for the foreseeable future. The Board of Directors will review this dividend policy from time to time in light of the conditions then existing, including the Company's financial condition, results of operations, capital requirements, restrictions, if any, contained in financing or other agreements binding upon the Company, and such other factors as the Board of Directors deems relevant. The Credit Facility and provisions of the Notes contain certain limitations on the payment of dividends. See "Risk Factors--Dividend Policy; Holding Company Structure" and "Description of Certain Indebtedness--Notes" and "--Credit Facility."

                                   DILUTION

  As of December 31, 1997 the pro forma net tangible book value of the Company was a deficit of $1.97 billion or $26.50 per share of Common Stock. Pro forma net tangible book value per share is determined by dividing the tangible net worth of the Company (total assets less intangible assets and total liabilities) by the aggregate number of shares of Common Stock outstanding, assuming the Reorganization had taken place on January 1, 1997. After giving effect to the sale of the 25.8 million shares of Common Stock offered hereby (at an assumed initial offering price of $15.50 per share, the mid point of the range set forth on the cover page of this Prospectus) and the application of the net proceeds therefrom, pro forma net tangible book value of the Company as of December 31, 1997 would have been a deficit of approximately $1.59 billion, or $15.89 per share. This represents an immediate increase in pro forma net tangible book value of $10.61 per share to Softbank, the current stockholder of ZDI and ZDCF, and an immediate dilution in pro forma net tangible book value of $31.39 per share to purchasers of Common Stock in the Offering. The following table illustrates the per share dilution in pro forma net tangible book value to new investors:

     Initial public offering price per share...................          $15.50
     Pro forma net tangible book value per share at December
      31, 1997.................................................  (26.50)
     Increase in pro forma net tangible book value per share      10.61
      attributable to purchasers in the Offering...............  ------
     Pro forma net tangible book value per share after the               (15.89)
      Offering.................................................          ------
     Dilution in pro forma net tangible book value per share to          $31.39
      purchasers of Common Stock in the Offering (1)...........          ======

--------
(1) Dilution is determined by subtracting pro forma net tangible book value per share after the Offering from the initial public offering price per share.

  The following table summarizes, on a pro forma basis, as of December 31, 1997, the number of shares of Common Stock purchased from the Company, the total consideration paid (or to be paid) and the average price per share paid (or to be paid) by the Company's existing stockholder and by new investors purchasing shares of Common Stock in the Offering, based on an assumed initial public offering price of $15.50 per share, before deducting estimated offering expenses and underwriting discounts and commissions.

                                                      TOTAL
                             SHARES PURCHASED     CONSIDERATION
                            ------------------- ------------------ AVERAGE PRICE
                              NUMBER    PERCENT   AMOUNT   PERCENT   PER SHARE
                            ----------- ------- ---------- ------- -------------
                                                  (IN THOUSANDS)
Softbank..................   74,200,000   74.2% $1,114,051   73.6%    $15.01
Purchasers of Common Stock
 in the Offering..........   25,800,000   25.8     400,000   26.4      15.50
                            -----------  -----  ----------  -----
  Total...................  100,000,000  100.0% $1,514,051  100.0%    $15.14
                            ===========  =====  ==========  =====

  The foregoing calculations exclude an aggregate of: (i) 5,254,700 shares of Common Stock issuable upon the exercise of options granted under the Company's Incentive Compensation Plan; and (ii) 4,745,300 additional shares of Common Stock reserved for grants of additional options under the Company's Incentive Compensation, Employee Stock Purchase and Non-Employee Director Stock Option Plans. See "Management--Compensation of Directors" and "--Stock Plans."

             SELECTED HISTORICAL COMBINED FINANCIAL AND OTHER DATA

  The Selected Historical Combined Financial and Other Data (i) of ZDI as of and for the year ended December 31, 1995 and for the period January 1, 1996 to February 28, 1996 and (ii) of ZDI and ZDCF as of and for the years ended December 31, 1995 and 1996 and 1997 were derived from their respective historical financial statements. Such financial statements, audited by independent accountants, are included elsewhere herein. The historical financial data of ZDI as of and for the years ended December 31, 1994 and 1993 is derived from ZDI's accounting records and has not been audited. The following information should be read in conjunction with "Use of Proceeds," "Capitalization," "Unaudited Pro Forma Combined Financial Information," "Management's Discussion and Analysis of Financial Condition and Results of Operations--Presentation of Financial Information," the Combined Financial Statements of ZDI and ZDCF and the Historical Consolidated Financial Statements of ZDI, as of and for the year ended December 31, 1995 and for the period January 1, 1996 to February 28, 1996.

                                                                                  ZDI AND
                                            ZDI(1)                             ZDCF COMBINED
                          -------------------------------------------- -------------------------------
                                   YEAR ENDED              TWO-MONTH             YEAR ENDED
                                  DECEMBER 31,            PERIOD ENDED          DECEMBER 31,
                          ------------------------------  FEBRUARY 28, -------------------------------
                            1993       1994      1995         1996      1995(2)   1996(3)      1997
                          --------  ---------- ---------  ------------ --------- ---------  ----------
                                                   (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
Revenue, net............  $649,452  $  711,379 $ 768,995   $ 125,465   $ 202,729 $ 955,139  $1,153,761
Depreciation and amorti-
 zation.................    38,228      34,208    91,546      15,137      24,305   139,736     154,940
Income from operations..    29,481      80,723    55,750       7,270      62,675    87,181     109,232
Interest expense, net...    14,035      17,887    92,609      14,030      44,005   120,646     190,445
Income/(loss) before in-
 come taxes.............    13,700      77,650   (40,250)     (6,995)     22,869   (27,124)    (72,491)
Net income/(loss)(4)(5).    13,700      77,650   (26,002)     (4,547)     10,945   (52,081)    (71,179)
OTHER DATA:
Capital expenditures....  $ 16,141  $   15,119 $  14,163   $     552   $   3,367 $  22,365  $   30,196
Ratio of earnings to
 fixed charges(6).......       1.7         4.1       --          --          1.5       --          --
BALANCE SHEET DATA (AT
 PERIOD END):
Cash and cash equiva-
 lents..................  $ 36,300  $1,066,606 $  10,083   $  13,669   $  27,908 $  29,915  $   30,301
Total assets............   308,267   2,751,525 1,623,906   1,619,905   1,090,981 3,584,173   3,546,646
Total long-term obliga-
 tions..................   353,507   1,034,000   964,153     964,153     575,450 2,522,252   2,408,240
Stockholders' equity
 (deficit)..............  (214,355)    391,275   365,150     360,717     397,881   447,756     126,130

--------
(1) Historical Combined Financial and Other Data of ZDI has been presented for all periods prior to its acquisition by Softbank on February 29, 1996 as it represents the Company's principal operations.
(2) Reflects operations of SB Forums for the year and COMDEX from the date of acquisition by Softbank on April 1, 1995.
(3) Reflects operations of SB Forums and COMDEX for the year and ZDI from the date of acquisition by Softbank on February 29, 1996.
(4) For the years ended December 31, 1993 and 1994, the operations of ZDI were conducted through various partnerships. Accordingly, no income taxes have been provided.
(5) No historical earnings per share or share data are presented as the Company does not consider such data meaningful.
(6) For purposes of the computations, earnings before fixed charges consist of income/(loss) before income taxes adjusted for equity earnings/losses as appropriate, plus fixed charges. Fixed charges are defined as interest expense plus that portion of rental expense which is deemed to be representative of the interest factor. For the year ended December 31, 1995 and the two-month period ended February 28, 1996, ZDI's earnings were insufficient to cover fixed charges by $36,859 and $6,760, respectively. For the years ended December 31, 1996 and 1997, ZDI and ZDCF's earnings were insufficient to cover fixed charges by $26,598 and $74,520, respectively.

  For information relating to the three months ended March 31, 1998, see page 33 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

  SEE THE TABLE ON PAGE 32 IN "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" FOR A PRESENTATION OF THE COMBINED RESULTS AS IF ZDI HAD BEEN ACQUIRED ON JANUARY 1, 1995. THE COMPANY BELIEVES THIS INFORMATION IS IMPORTANT IN EVALUATING ITS HISTORICAL RESULTS OF OPERATIONS.

              UNAUDITED PRO FORMA COMBINED FINANCIAL INFORMATION

  The following Unaudited Pro Forma Combined Financial Information (the "Pro Forma Financial Information") is based on the historical combined financial statements of ZDI and ZDCF and has been prepared to illustrate the effects of the Reorganization and the other transactions described below.

  The Unaudited Pro Forma Combined Statement of Operations for the year ended December 31, 1997 gives effect to the Reorganization as if it had occurred as of January 1, 1997. The Unaudited Pro Forma Combined Balance Sheet as of December 31, 1997 has been prepared as if the Reorganization had occurred on that date. See "The Reorganization."

  The Pro Forma Financial Information is not necessarily indicative of the actual results of operations or financial position of the Company at December 31, 1997 and does not purport to represent the Company's results of operations for future periods or its future financial position.

  The Pro Forma Financial Information should be read in conjunction with the Historical Combined Financial Statements of ZDI and ZDCF and notes thereto which are included elsewhere in this Prospectus. In management's opinion, the Pro Forma Financial Information includes all adjustments necessary to reflect the effects of the Reorganization and other transactions described below.

                  UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                             AT DECEMBER 31, 1997
                            (DOLLARS IN THOUSANDS)

                                        PRO FORMA
                                       ADJUSTMENTS                   PRO FORMA
                           COMBINED    FOR CAPITAL                  ADJUSTMENTS      PRO FORMA
                            ACTUAL    CONTRIBUTIONS   PRO FORMA   FOR REFINANCINGS  AS ADJUSTED
                          ----------  -------------   ----------  ----------------  -----------
         ASSETS
Current assets
  Cash and cash equiva-
   lents................  $   30,301    $             $   30,301     $              $   30,301
  Accounts receivable,
   net..................     221,310                     221,310                       221,310
  Inventories...........      17,853                      17,853                        17,853
  Prepaid expenses and
   other current assets.      37,900                      37,900                        37,900
  Due from affiliates...     131,290                     131,290        (42,687)(e)     88,603
  Deferred taxes........       8,794                       8,794                         8,794
                          ----------    --------      ----------     ----------     ----------
    Total current as-
     sets...............     447,448                     447,448        (42,687)       404,761
Property and equipment,
 net....................      53,536      10,000 (a)      63,536                        63,536
Intangible assets, net..   3,030,333                   3,030,333                     3,030,333
Other assets............      15,329                      15,329         18,875 (f)     34,204
                          ----------    --------      ----------     ----------     ----------
    Total assets........  $3,546,646    $ 10,000      $3,556,646     $  (23,812)    $3,532,834
                          ==========    ========      ==========     ==========     ==========
    LIABILITIES AND
  STOCKHOLDERS' EQUITY
Current liabilities
  Accounts payable......  $   55,468    $             $   55,468     $              $   55,468
  Accrued expenses......      80,094                      80,094                        80,094
  Unearned income, net..     154,682                     154,682                       154,682
  Due to affiliates and
   management...........     398,332     (19,048)(b)     379,284       (370,000)(g)      9,284
  Current portion of
   notes payable to
   affiliates...........     125,790                     125,790       (118,098)(h)      7,692
  Other current
   liabilities..........       4,222                       4,222                         4,222
                          ----------    --------      ----------     ----------     ----------
    Total current lia-
     bilities...........     818,588     (19,048)        799,540       (488,098)       311,442
Notes payable to affili-
 ates...................   2,408,240    (908,487)(c)   1,499,753      1,413,214 (h)     86,539
Long-term debt..........         --                          --       1,500,000 (i)  1,500,000
Deferred taxes..........     180,117                     180,117                       180,117
Other liabilities.......      13,571                      13,571                        13,571
                          ----------    --------      ----------     ----------     ----------
    Total liabilities...   3,420,516    (927,535)      2,492,981       (401,312)     2,091,669
                          ----------    --------      ----------     ----------     ----------
Stockholders' equity:
  Preferred stock(1)....         --                          --                            --
  Common stock(2).......         --                          --           1,000 (j)      1,000
  Additional paid-in
   capital..............     248,330     937,535 (d)   1,185,865        376,500 (j)  1,562,365
  Retained earnings
   (deficit)............    (119,429)                   (119,429)                     (119,429)
  Deferred compensation.        (996)                       (996)                         (996)
  Cumulative translation
   adjustment...........      (1,775)                     (1,775)                       (1,775)
                          ----------    --------      ----------     ----------     ----------
    Total stockholders'
     equity.............     126,130     937,535       1,063,665        377,500      1,441,165
                          ----------    --------      ----------     ----------     ----------
    Total liabilities
     and stockholders'
     equity.............  $3,546,646    $ 10,000      $3,556,646     $  (23,812)    $3,532,834
                          ==========    ========      ==========     ==========     ==========

--------
(1) Actual: par value $.01 per share, no shares issued and outstanding; Pro
    Forma: 10,000,000 shares authorized, no shares issued and outstanding.
(2) Actual: par value $.01 per share, 1,000 shares authorized, 200 shares issued and outstanding; Pro Forma: par value $.01 per share, 120,000,000 shares authorized, 100,000,000 shares issued and outstanding.

            NOTES TO THE UNAUDITED PRO FORMA COMBINED BALANCE SHEET

a. Reflects the transfer of approximately $10,000 of fixed assets from Kingston in exchange for 645,161 shares of the Company's Common Stock.

b. Reflects the capitalization of amounts due to Softbank in connection with the conversion of $927,535 of intercompany obligations.

c. Reflects the capitalization of notes payable to affiliates in connection with the conversion of $927,535 of intercompany obligations.

d. Reflects the impact on stockholders' equity of the following:

        (i) Capitalization of amounts due to Softbank................   $ 19,048
       (ii) Exchange of Common Stock for Kingston's fixed assets.....     10,000
      (iii) Capitalization of notes payable to affiliates............    908,487
                                                                        --------
                                                                        $937,535
                                                                        ========

e. Represents the settlement of balances due from MAC with respect to funding the operations and development of the MAC Assets and ZDTV.

f. Represents debt issuance costs incurred in connection with the Notes Offering and Credit Facility.

g. Represents the payment of $100 million due to Softbank and $270 million due to MAC for the purchase of the MAC Assets.

h. Represents the repayment of the current portion and long-term portion of notes payable to affiliates of $118,098 and $1,413,214, respectively.

i. Represents initial borrowings under the Credit Facility of $1,250,000 and the proceeds from the Notes Offering of $250,000.

j. Represents the issuance of 25.8 million shares of the Company's Common Stock at an assumed initial offering price of $15.50 per share, net of offering costs of $22,500. Assumes no exercise of the Underwriters' over-allotment option.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
            (DOLLARS IN THOUSANDS, EXCEPT SHARE AND PER SHARE DATA)

                                       PRO FORMA                  PRO FORMA
                                      ADJUSTMENTS                ADJUSTMENTS
                           COMBINED   FOR CAPITAL                    FOR         PRO FORMA
                            ACTUAL    CONTRIBUTION   PRO FORMA   REFINANCINGS   AS ADJUSTED
                          ----------  ------------   ----------  ------------   -----------
Revenue, net............  $1,153,761    $            $1,153,761    $            $ 1,153,761
                          ----------                 ----------                 -----------
Cost of production......     325,245                    325,245                     325,245
Selling, general and
 administrative
 expenses...............     564,344     (2,000)(a)     562,344                     562,344
Depreciation of property
 and equipment..........      30,379      2,000 (b)      32,379                      32,379
Amortization of intangi-
 ble assets.............     124,561                    124,561                     124,561
                          ----------                 ----------                 -----------
Income from operations..     109,232                    109,232                     109,232
Interest expense, net...    (190,445)    59,052 (c)    (131,393)     8,663 (e)     (122,730)
Other non-operating in-
 come, net..............       8,722                      8,722                       8,722
                          ----------    -------      ----------    -------      -----------
Loss before income tax-
 es.....................     (72,491)    59,052         (13,439)     8,663           (4,776)
Provision (benefit) for
 income taxes...........      (1,312)       899 (d)        (413)     3,552 (f)        3,139
                          ----------    -------      ----------    -------      -----------
Net loss................  $  (71,179)   $58,153      $  (13,026)   $(5,111)     $    (7,915)
                          ==========    =======      ==========    =======      ===========
Pro forma basic loss per
 share..................                                                               (.08)(g)
                                                                                ===========
Pro forma diluted loss
 per share..............                                                               (.08)(g)
                                                                                ===========
Pro forma weighted
 average shares
 outstanding............                                                        100,000,000(g)

                               ----------------

  For information relating to the three months ended March 31, 1998, see page 33 in "Management's Discussion and Analysis of Financial Condition and Results of Operations."

         NOTES TO UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

a. Represents the rental income generated by leasing back to Kingston the fixed assets received from Kingston.

b. Represents an increase in depreciation expense associated with the fixed assets received from Kingston.

c. Represents the reduction of interest expense resulting from the capitalization of $908,487 of notes payable to affiliates; such notes bore interest at an average rate of 6.5% per annum.

d. Represents the impact of the following adjustments:

        (i) Tax impact of reduced interest expense totalling
            $59,052 from the capitalization of $908,487 of notes
            payable to affiliates, at an effective tax rate of
            41%...................................................   $  24,211
       (ii) Tax benefit relating to losses generated by the MAC
            Assets which would have been available to the Company
            had the MAC Assets been purchased on January 1, 1997.
            These benefits will not be available to the Company
            following the Offering................................     (23,312)
                                                                     ---------
                                                                     $     899
                                                                     =========

e. Represents the impact of the following adjustments:

        (i) Reduction of interest expense from the repayment of
            notes payable to affiliates from the proceeds of the
            Offerings and the initial borrowings under the Credit
            Facility..............................................   $(122,272)
       (ii) Increase in interest expense related to the Notes at
            an assumed interest rate of 8.00%.....................      20,000
      (iii) Increase in interest expense related to the Credit
            Facility at an assumed interest rate of 7.25%.........      90,625
       (iv) Amortization of deferred financing costs using the
            interest method.......................................       2,984
                                                                     ---------
                                                                     $  (8,663)
                                                                     =========

f. Represents the income tax effect of the adjustments described in note (e) above at an effective tax rate of 41%.

g. Pro forma basic loss per share and pro forma weighted average number of common shares outstanding includes 100,000,000 shares of Common Stock assumed to be outstanding upon consummation of the Reorganization. Pro forma diluted loss per share excludes 5,254,700 Common Stock equivalents assumed to be outstanding upon consummation of the Reorganization as inclusion of such Common Stock equivalents would be antidilutive.

               MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                      CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

  The Company operates in two business segments: (i) publishing and (ii) trade shows and conferences. The Company believes it is the world's preeminent integrated media and marketing company focused on computing and Internet-related technology, with principal platforms in print publishing, trade shows and conferences, online content, market research and education. The Company's 28 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, total more than 80 publications distributed worldwide, with a combined circulation of more than eight million primary readers. The Company also produces the world's most important trade shows related to computer technology, with over two million estimated attendees at over 50 trade shows and conferences worldwide in 1997. The Company's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. The Company's ZDNet.com Web site is the leading computing content site and ranked the number one Web site in 1997 in the category of news, information and entertainment, as measured by visitors per month. The Company's other media and marketing platforms include market research, education and the publication of computer-related newsletters, training manuals and materials.

  The Company had net revenue of $1.154 billion for 1997. A substantial portion of the Company's revenue is derived from the sale of advertising, which in 1997 accounted for 51.9% of total revenue. No single advertiser has comprised more than 3% of the Company's advertising revenue during any of the last three years. However, the Company's top 20 advertisers accounted for 32.1% of total advertising revenue for 1997.

  In the publishing segment, the Company's principal sources of revenue are advertising (67.3% of 1997 total publishing revenue), circulation (17.4%) and other (15.3%). Circulation comprises both paid subscriptions (10.8%) and newsstand sales (6.6%) while other includes educational and training materials (5.4%) and market research studies (6.2%) with the balance primarily consisting of royalties, reprints and other miscellaneous sales. In the trade shows and conferences segment, revenue is derived from two principal sources: sale of exhibit space (64.8% of 1997 total segment revenue) and attendee conference and seminar fees (14.9%). Unlike many trade show producers, the Company derives a significant portion of its trade show revenue from other sources (20.3%), including advertising in show-related publications, billboards, banners, fees from managing customer-sponsored events and other show-related activities. The Company believes these other sources will continue to be an important growth area, particularly for its content-focused events.

  In the publishing business, the principal components of the Company's production costs are raw materials, printing and distribution, which represented 34.6%, 37.5% and 26.7%, respectively, of total 1997 publishing production expenses. The Company's principal raw material is paper. Paper supply and prices are subject to volatility and may be significantly affected by many factors, including market and economic conditions. See "Risk Factors-- Risks Associated with Fluctuations in Paper and Postage Costs" and "-- Inflation and Change in Paper Prices." The principal components of production costs within the trade shows and conferences business are the costs of renting and preparing the facilities to hold the events (33.6%), direct mail and the related costs for promotion of the events (33.2%) and program development and presentation costs (11.3%).

  The other principal operating costs for the Company are selling, general and administrative expenses, including editorial costs. Included in these costs are salaries, sales commissions and benefits (49.8%) along with marketing and promotion expenses related to advertising and circulation (18.8%).

  The Company's revenue and profitability are influenced by a number of external factors, including the volume of new technology product introductions, the amount and allocation of marketing expenditure by the Company's clients, the extent to which sellers elect to advertise using print and online media or participate in trade shows and conferences, changes in paper prices, availability of appropriate venues for its largest trade shows and conferences and competition among computer technology marketers (including print publishers, producers of trade shows and providers of other technology information services). Accordingly, the Company may experience fluctuations in revenue from period to period. Many of the Company's large customers concentrate their advertising expenditures around major new product launches. Marketing expenditures by technology companies can also be affected by factors affecting the computer industry generally, including pricing pressures and temporary surpluses of inventory. Revenue and profitability are also influenced by product mix and the timing and frequency of the Company's new product launches and launches in new markets, as well as by acquisitions. New publications generally require several years to achieve profitability and upon achieving initial profitability, often have lower margins than more established publications. The launch of new publications, trade shows and services are funded with cash flow from operations and are expensed as incurred. Accordingly, the Company's revenue from year to year may be affected by the number and timing of new product launches. If the Company concludes that a new publication, trade show or service will not achieve certain milestones with regard to revenues, profitability and cash flow within a reasonable period of time, management may discontinue such publication, trade show or service or merge it into another existing publication, trade show or service. See "Risk Factors--New Product Risks."

  The Company's taxable income for 1998 will be greater than the pre-tax income reported in its financial statements. The difference results from certain items which are non-deductible for income taxes, primarily losses generated from the MAC Assets prior to transfer to the Company and non-deductible goodwill amortization (see Note 8 to the Combined Financial Statements of ZDI and ZDCF). Consequently, the Company's effective tax rate for the year will be significantly in excess of the statutory rates. In accordance with generally accepted accounting principles, the Company will record income taxes on a quarterly basis at the estimated annual effective tax rate. As a result, the Company expects to record income tax benefits in quarters where pre-tax losses are incurred and income tax expense in periods where pre-tax profits are generated.

  Historically, the financing requirements of the Company have been funded through intercompany loans and advances, totaling $2.5 billion at December 31, 1997, of which $126 million was current. As a result of the Reorganization, the Company's intercompany debt owed to Softbank will be reduced to $94.2 million. Such indebtedness bears interest at 9.9% and matures in February 2009. Concurrently with the Offering, the Company will enter into the $1.35 billion Credit Facility and borrow $1.25 billion thereunder. See "--Liquidity and Capital Resources."

PRESENTATION OF FINANCIAL INFORMATION

  ZD Inc. was incorporated on February 4, 1998. Concurrent with the completion of the Offerings, all of the common stock of ZDI and ZDCF, the Company's principal operating subsidiaries, will be contributed to the Company.

  These subsidiaries were acquired in a series of acquisitions and internal reorganizations undertaken by the Company's principal stockholder, Softbank. In December 1994, Softbank acquired SB Forums for $127 million in cash. The acquisition was accounted for using the purchase method of accounting and accordingly, the results of operations of SB Forums are included in the Combined Financial Statements of ZDI and ZDCF for 1995, 1996 and 1997.

  In April 1995, SOFTBANK acquired SB COMDEX for $803 million in cash, plus transaction costs. The acquisition was accounted for using the purchase method of accounting and accordingly, SB COMDEX's results are included in the Combined Financial Statements since the date of acquisition. As of December 31, 1997, SB Forums and SB COMDEX were merged, with the surviving corporation named ZD Comdex and Forums (ZDCF).

  In February 1996, Softbank acquired Ziff-Davis Publishing Company (subsequently renamed Ziff-Davis Inc.) for $1.8 billion in cash. The acquisition of ZDI has been accounted for using the purchase method of accounting and accordingly, the results of ZDI are included in the Combined Financial Statements since the date of acquisition. ZDI's results of operations for periods prior to the date of acquisition are set forth in the ZDI Financial Statements included elsewhere in this Prospectus.

  In connection with the acquisition of SB Forums and ZDI described above, MAC, Softbank's largest shareholder, purchased certain operations and assets of these companies for $75 million and $302 million, respectively. The MAC Assets consist of certain international publications, consumer and Internet publications, international trade shows and the ZDNet business, most of which were still under development. As part of the Reorganization, the MAC Assets, except for those which have been discontinued, have been or will be sold to the Company. The acquisition of the MAC Assets has been accounted for in a manner similar to a pooling of interests and is reflected in the Combined Financial Statements of ZDI and ZDCF for all periods presented.

  Due to the acquisition of ZDI on February 29, 1996 and the resulting revaluation of assets and liabilities and the change in the Company's capital structure, the historical financial statements of ZDI and ZDCF are not directly comparable. The table below presents the Company's pro forma results for 1996 and 1995 as if ZDI and ZDCF had been under common control since January 1, 1995. The results of SB COMDEX are included since April 1, 1995. The combined results for 1995 and 1996 were derived by combining the statement of operations for ZDI for the year ended December 31, 1995 and for the period January 1, 1996 to February 28, 1996 with the combined statement of operations for ZDI and ZDCF for the years ended 1995 and 1996. In addition, the purchase accounting adjustments related to the 1996 acquisition of ZDI have been reflected as of January 1, 1995 resulting in pro forma amortization, interest and income tax provision adjustments. Such adjustments are further described in note (a) to the table set forth below under "--Results of Operations." No pro forma adjustments have been made related to the acquisition of SB COMDEX as such adjustments are not material. Although such combination is not in accordance with generally accepted accounting principles, management believes the combined statements present the most meaningful basis of comparison. Intercompany transactions for those periods were immaterial. The financial information presented herein may not necessarily reflect the results of operations which would have occurred had the Company been a stand-alone entity.

RESULTS OF OPERATIONS

  The table below presents the combined results as if ZDI had been acquired on January 1, 1995.

                                                      ZDI AND ZDCF
                                                YEAR ENDED DECEMBER 31,
                                            ----------------------------------
                                                  PRO FORMA
                                            ----------------------    ACTUAL
                                               1995        1996        1997
                                            ----------  ----------  ----------
                                                 (DOLLARS IN THOUSANDS)
Revenue, net:
  Publishing............................... $  768,995  $  815,720  $  866,233
  Trade shows and conferences..............    202,729     264,884     287,528
                                            ----------  ----------  ----------
                                               971,724   1,080,604   1,153,761
                                            ----------  ----------  ----------
Cost of production:
  Publishing...............................    193,646     215,271     225,712
  Trade shows and conferences..............     68,810      87,373      99,533
                                            ----------  ----------  ----------
                                               262,456     302,644     325,245
Selling, general and administrative ex-
 penses....................................    474,992     528,636     564,344
Depreciation and amortization(a)...........    154,163     161,259     154,940
                                            ----------  ----------  ----------
Income from operations.....................     80,113      88,065     109,232
Interest expense, net(a)...................   (133,130)   (135,500)   (190,445)
Other non-operating income.................        808       6,106       8,722
                                            ----------  ----------  ----------
Loss before income taxes...................    (52,209)    (41,329)    (72,491)
Provision (benefit) for income taxes.......      9,607      25,682      (1,312)
                                            ----------  ----------  ----------
Net loss(a)................................ $  (61,816) $  (67,011) $  (71,179)
                                            ==========  ==========  ==========
OTHER DATA:
EBITDA(b).................................. $  235,084  $  255,430  $  272,894
Cash and cash equivalents, end of year.....     37,991      29,915      30,301
Net cash provided (used) by operating ac-
 tivities..................................     63,231      65,681      (3,364)
Net cash used by investing activities...... (2,889,426)    (66,856)    (44,196)
Net cash from financing activities.........  1,793,361       6,768      47,946

--------
(a) The acquisition of ZDI on February 29, 1996 gave rise to different bases of accounting for the period after the acquisition versus the period prior to the acquisition. This is primarily due to a purchase price which exceeded the book value of the assets acquired, financed by a higher level of both debt and equity as compared to the pre-acquisition capital structure. The amounts indicated above assume that the acquisition of ZDI took place on January 1, 1995; therefore, depreciation and amortization, interest expense and net loss have been increased (decreased) by approximately $6,386, $824 and $10,383, respectively, for 1996 and $38,312, $(3,484) and $46,759, respectively, for 1995.
(b) "EBITDA" is defined as income before provision for income taxes, interest expense, depreciation and amortization. EBITDA is not intended to represent cash flows from operations and should not be considered as an alternative to net income as an indicator of the Company's operating performance or to cash flows as a measure of liquidity. The Company believes that EBITDA is a standard measure commonly reported and widely used by analysts, investors and other interested parties in the publishing and media industries.

THREE MONTHS ENDED MARCH 31, 1998 COMPARED WITH THREE MONTHS ENDED MARCH 31, 1997 (UNAUDITED)

  For the first quarter of 1998, the Company will report revenue of $228.1 million compared to $224.9 million for the first quarter of 1997. Revenue from publishing operations will decline approximately 4.1% primarily due to the absence of $12.8 million of revenue from Macuser and MacWeek magazines, which were transferred in October 1997 to a 50/50 joint venture with another publishing company and are no longer consolidated in the Company's results. The publishing segment will also report lower advertising revenue from its business publications principally as a result of factors affecting the computer technology industry generally, including slowing demand for computer products, fewer new product launches, pricing pressures, vendor market share shifts and excess PC inventories in distribution channels. This decline will be largely offset by increased advertising sales in the Company's Internet business and consumer publications. More than offsetting the decline in publishing revenue will be an increase of 77% in revenue from the Company's tradeshows and conferences operations, primarily the result of earlier production of two events in the first quarter of 1998 that had been held in the second quarter of 1997.

  The Company will report a loss from operations of $24 million for the first quarter of 1998 as compared with a loss from operations of $15.6 million for the first quarter of 1997. Reported EBITDA for the first quarter of 1998 will be $15.1 million as compared to $25.5 million for the comparable period of 1997. The unfavorable variances are primarily due to the lower level of advertising in business publications, which have higher profit margins than consumer publications or the Internet business, coupled with approximately $3.2 million of one-time costs for office relocations and $1.4 million of expenses incurred in launching two new publications.

  As indicated below under "Seasonality," the first quarter accounted for approximately 19.4% and 19.5% of the Company's revenue in 1996 on a pro forma basis and 1997, respectively, and approximately 12.0% and 9.4% of the Company's EBITDA for the respective years.

YEAR ENDED DECEMBER 31, 1997 COMPARED WITH PRO FORMA YEAR ENDED DECEMBER 31,
1996

 Revenue

  Revenue increased by $73.2 million or 6.8% from $1,080.6 million in 1996 to $1,153.8 million in 1997.

  Revenue from publishing grew by $50.5 million or 6.2% from $815.7 million to $866.2 million. Approximately $22 million was due to inclusion of a full year of results for the electronic gaming publications acquired in mid-1996 and two publications launched in late 1996. Revenue from Internet services increased $13.5 million or 71.9% due to higher advertising volume attributable to the Company's growing presence on the Internet. Increases in advertising rates, generally ranging between 3% and 10%, and a 5.1% increase in advertising pages contributed $11.5 million. Revenue from international operations, which generated 10.2% of the segment's revenue, decreased by $6.6 million due to the strengthening of the U.S. dollar relative to the major European currencies. Continued growth from new educational product launches and sales of market research studies accounted for the balance of the revenue growth.

  Revenue from trade shows and conferences increased $22.6 million or 8.5% from $264.9 million to $287.5 million. Approximately $15 million of the increase was due to 11 new trade show launches, including revenue from ancillary show-related sources. The balance of revenue growth was due to higher exhibitor rates charged at the major events, partly offset by a decline in revenue from COMDEX/Spring and certain U.K. events.

 Cost of production

  Production costs increased $22.6 million or 7.5% from $302.6 million to $325.2 million.

  Publishing production costs increased $10.4 million or 4.8% from $215.3 million in 1996 to $225.7 million. Costs related to new launches and volume-related growth increased approximately $20 million but were partly offset by approximately $10 million of lower paper costs.

  The costs of producing trade shows and conferences increased $12.2 million or 14.0% from $87.3 million to $99.5 million primarily as a result of costs related to new events launched in 1997.

 Selling, general and administrative expenses

  Selling, general and administrative expenses increased $35.7 million or 6.8% from $528.6 million to $564.3 million. The increase was due to the addition of employees to support base business volume growth and launches of new products and services. Results included a one-time $6.0 million charge for the consolidation and restructuring of the trade shows and conferences business which was announced in the fourth quarter of 1997. Costs for the publishing segment rose 4.2% while those for the trade shows and conferences segment rose 22.1% due to the number of new launches and the one-time restructuring charge.

 Depreciation and amortization

  Total depreciation and amortization decreased $6.3 million to $154.9 million in 1997. The reduction in depreciation and amortization expense was a result of certain assets being fully depreciated in 1996.

 Interest expense, net

  Net interest expense increased $54.9 million or 40.5% to $190.4 million in 1997 due to interest on an additional $900 million of intercompany indebtedness to Softbank incurred to finance a return of capital.

 Other non-operating income, net

  Other non-operating income/expense primarily reflects the Company's equity share of earnings and losses from joint ventures and fees earned from management of trade shows and conferences not produced by the Company. Income increased $2.6 million from $6.1 million in 1996 to $8.7 million or 42.6% reflecting growth in fees from managed events and reduced losses from joint ventures.

 Income Taxes

  The 1997 combined income tax benefit of $1.3 million compares to a pro forma income tax provision of $25.7 million in 1996. The improvement in the tax provision is due to a higher pre-tax loss giving rise to a tax benefit. The difference between the 1997 and 1996 effective tax rates and the federal statutory tax rate of 35.0% is primarily due to non-recognition of tax losses generated by the MAC Assets ($56.9 million and $77.2 million in 1997 and 1996, respectively), non-deductible goodwill amortization ($10.2 million and $8.6 million, respectively) and state and local income taxes. In addition, the 1996 tax provision increased approximately $3.2 million as a result of pro forma adjustments related to the ZDI acquisition.

 Net loss

  As a result of the changes described above, net loss for the period increased $4.2 million or 6.2% from $67.0 million to $71.2 million.

 EBITDA

  EBITDA for 1997 was $272.9 million, an increase of $17.5 million or 6.8% from the $255.4 million generated in 1996. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The ratio of EBITDA to revenue remained relatively constant at 23.7% for 1997 compared to the 1996 margin of 23.6%. Excluding the one-time charge related to the consolidation and restructuring of the trade shows and conferences business, the 1997 ratio would have been 24.2%.

PRO FORMA YEAR ENDED DECEMBER 31, 1996 COMPARED WITH PRO FORMA YEAR ENDED DECEMBER 31, 1995

 Revenue

  Revenue increased by $108.9 million or 11.2% from $971.7 million in 1995 to $1,080.6 million in 1996.

  Revenue from publishing grew by $46.7 million or 6.1% from $769.0 million to $815.7 million. Higher overall advertising rates combined with a 12.4% growth in advertising pages contributed 47.5% of the revenue increase while the mid-1996 acquisition of several electronic gaming publications accounted for 28.5% of the increase. New educational product launches and growth in sales of market research studies accounted for the balance of revenue growth. Internet revenue was slightly below the prior year due to the transition from a business based on membership and subscription fees to one which is supported primarily by advertising.

  Revenue from trade shows and conferences increased $62.2 million or 30.7% from $202.7 million to $264.9 million. The launch of new international trade shows accounted for 36.7% of the growth while the introduction of customized events contributed 19.8%. The balance of the increase was due to growth in exhibitor square footage and rates at the Company's major U.S. shows.

 Cost of production

  Production costs increased $40.2 million or 15.3% from $262.4 million to $302.6 million.

  Publishing production costs increased $21.6 million or 11.2% from $193.7 million to $215.3 million, primarily due to volume-related growth and higher paper costs. Approximately 31.5% of the increase was attributed to costs for the magazines acquired mid-year while increased frequencies on certain publications and a full year of costs for publications launched in late 1995 accounted for 18.1% of the increase.

  The costs of producing trade shows and conferences increased $18.6 million or 27.0% from $68.8 million to $87.4 million. The increase was driven by the cost of new product launches as well as higher direct marketing and facility-related fees for the major U.S. events.

 Selling, general and administrative expenses

  Selling, general and administrative expenses rose $53.6 million or 11.3% from $475.0 million to $528.6 million. This increase reflects the addition of employees to support growth in the base business along with the launches of new products and services. Costs for the publishing segment rose 5.8% while those for the trade shows and conferences segment rose 61.6%, reflecting a higher level of new launches and the absence of COMDEX related expenses for the first three months of 1995 (COMDEX was acquired April 1, 1995).

 Depreciation and amortization

  Total depreciation and amortization of $161.3 million increased $7.1 million from $154.2 million in 1995 primarily due to the inclusion of a full year's depreciation and amortization relating to SB COMDEX, which was acquired April 1, 1995.

 Interest expense, net

  Net interest expense increased $2.4 million or 1.8% on a pro forma basis due to higher average debt levels in 1996.

 Other non-operating income, net

  Income increased to $6.1 million compared to $.8 million in 1995 due to the growth in fees from managed events along with reduced losses from joint ventures.

 Income Taxes

  The combined income tax provision of $25.7 million compares to an income tax provision of $9.6 million in 1995. The unfavorable variance in income taxes and the difference in the 1996 and 1995 effective tax rates from the federal statutory tax rate of 35% is primarily attributable to non-recognition of tax losses generated by the MAC Assets ($77.2 million in 1996) and non-deductible goodwill amortization ($8.6 million in 1996). In addition, the tax effects of the 1996 and 1995 pro forma adjustments relating to the ZDI acquisition were a $3.2 million and $11.9 million increase in tax provision, respectively.

 Net Loss

  As a result of the changes described above, net loss for the period increased $5.2 million or 8.4% from $61.8 million to $67.0 million.

 EBITDA

  EBITDA for 1996 was $255.4 million, an increase of $20.3 million or 8.7% from the $235.1 million generated in 1995. The increase was due to higher revenue and management fee income, net of higher production costs and selling, general and administrative expenses. The cost of new product launches caused the growth rate of expenses to exceed the revenue growth rate and, as a result, the ratio of EBITDA to revenue of 23.6% decreased slightly from 24.2% for 1995.

LIQUIDITY AND CAPITAL RESOURCES

  Historically, the financing requirements of the Company have been funded through intercompany loans and advances.

  As a result of the Reorganization, the Company's intercompany debt owed to Softbank will be reduced to $94.2 million. Such indebtedness bears interest at 9.9% and matures in February 2009. Concurrently with the Offering, the Company intends to issue and sell $250 million aggregate principal amount of Notes. In addition, the Company will enter into the $1.35 billion Credit Facility, and borrow $1.25 billion thereunder, to provide additional funds for the repayment of intercompany debt to Softbank and to provide for the Company's working capital requirements. It is expected that Softbank will apply a portion of the amounts received by it to the Reorganization, among other things, to prepay all amounts outstanding under a credit facility (under which the Company is a guarantor) and terminate the commitments thereunder. See "Certain Transactions--Certain Related Party Transactions."

  The Credit Facility will consist of a seven year $500 million reducing revolving credit facility (with $400 million drawn at closing), a seven year $450 million term loan and an eight year $400 million term loan. There will be no scheduled reductions in the revolving credit commitment or amortization under the term loan until September 2000. The Company has obtained a commitment letter from The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank to provide such Credit Facility. The consummation of each of the Offerings and the borrowings under the Credit Facility are conditioned upon, and will occur simultaneously with, the consummation of the others.

  Cash and cash equivalents were $30.3 million and $29.9 million at December 31, 1997 and 1996, respectively. The balance increased $.4 million due to the factors discussed below:

  Cash (used) provided by operating activities was $(3.4) million and $65.7 million for the years ended December 31, 1997 and 1996, respectively. The decrease from 1996 to 1997 was the result of higher interest expense and final payment of long-term incentives to management established in connection with the sale of ZDI in 1994.

  For the year ended December 31, 1997, the Company used $44.2 million in cash for investing activities, principally $30.2 million in capital expenditures. The majority of these expenditures were for computer equipment and leasehold improvements. The Company believes that future capital expenditures associated with new office space will be approximately $35 million in 1998 and $25 million in 1999 (net of tenant improvement credits). Cash used for investing activities on a pro forma basis for 1996 was $66.8 million principally due to capital expenditures of $22 million and the acquisition of Sendai Publishing Group for $28 million.

  For the year ended December 31, 1997, the Company generated $47.9 million in cash from financing activities, principally $66.6 million of capital contributed by MAC to fund the operating losses of the MAC Assets, net of a $21.4 million repayment of intercompany indebtedness. Pro forma cash flow from financing activities for the year 1996 was $6.8 million, primarily from capital contributions of $14.8 million from Softbank offset by a dividend of $8.0 million.

  The Company believes that, based on its current level of operations and anticipated growth, the Company's ability to generate cash, together with other available sources of funds including available cash on hand at December 31, 1997, of $30.3 million, will be adequate over the next 12 months to make required payments of principal and interest on the Company's indebtedness, to fund anticipated capital expenditures and future working capital requirements. However, actual capital requirements may change, particularly as a result of any acquisitions the Company may pursue. The ability of the Company to meet its debt service obligations and reduce its total debt will depend upon the future performance of the Company.

  The Company has entered into a license and services agreement with MAC to develop ZDTV. ZDTV is indirectly owned by MAC, but as part of this license and services agreement MAC has granted the Company an option exercisable through December 31, 1998 to purchase all of MAC's interest in ZDTV for an amount equal to MAC's investment plus 10% per annum for the period of its investment. Pursuant to the license and services agreement, the Company has agreed to fund ZDTV's operations on behalf of MAC through unsecured advances which, for approved levels of expenditure, are to be reimbursed by MAC. Such advances bear interest at the 30-day LIBOR rate plus .50%. ZDTV's cash requirements are expected to be approximately $54 million in 1998. The Company's cumulative advances in respect of ZDTV, which totaled $14.4 million net of $10.1 million in repayments through December 31, 1997, will be repaid concurrently with the Reorganization. The Company has not yet determined whether it will exercise its option to purchase MAC's interest in ZDTV. Any such purchase will depend upon securing sufficient cable carriage, which may include entering into a joint venture or other co-ownership arrangement, including an arrangement with a third party cable system operator which will provide carriage and also assume a portion of the ongoing cash requirements on terms that are acceptable to the Company. ZDTV is not included in the Company's results of operations. In the event that the Company acquires a controlling interest in ZDTV from MAC, such acquisition would be accounted for as a pooling transaction; in the event that the Company acquires a non-controlling interest, such acquisition would be accounted for under the equity method. See "Certain Transactions."

SEASONALITY

  Historically, the Company's business has been seasonal as a significant portion of the trade shows and conferences segment revenue has occurred in the second and fourth quarters. In addition, the Company's publishing segment has generated higher revenue in the second and fourth quarters. The following table sets forth certain unaudited quarterly combined statements of operations data for each of the eight quarters in the period ended December 31, 1997. In the opinion of the Company's management, this unaudited information has been prepared on a basis consistent with the audited Combined Financial Statements of ZDI and ZDCF appearing elsewhere in this Prospectus (with the exception of the March 31, 1996 data which has been prepared on the basis described in Presentation of Financial Information above) and includes all adjustments (consisting only of normal recurring adjustments) necessary to present fairly the information set forth therein when read in conjunction with the Combined Financial Statements and related notes thereto. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                                QUARTERS ENDED
                                                            (DOLLARS IN THOUSANDS)
                          -----------------------------------------------------------------------------------------------
                          MARCH 31,  JUNE 30,  SEPTEMBER 30, DECEMBER 31, MARCH 31,  JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                            1996       1996        1996          1996       1997       1997        1997          1997
                          ---------  --------  ------------- ------------ ---------  --------  ------------- ------------
Revenue, net:
 Publishing.............  $189,984   $197,121    $195,731      $232,884   $209,564   $219,195    $199,745      $237,729
 Tradeshows and confer-
  ences.................    19,661     69,047      53,631       122,545     15,321     82,135      24,227       165,845
                          --------   --------    --------      --------   --------   --------    --------      --------
Total Revenue...........   209,645    266,168     249,362       355,429    224,885    301,330     223,972       403,574
 Percentage of total
  year..................      19.4%      24.6%       23.1%         32.9%      19.5%      26.1%       19.4%         35.0%
Cost of production......    55,818     76,456      73,568        96,802     61,526     92,986      62,716       108,017
Selling, general and
 administrative
 expenses...............   122,730    122,846     133,035       150,025    139,980    143,243     143,131       137,990
Depreciation and amorti-
 zation.................    35,284     41,692      41,793        42,490     38,966     39,032      39,699        37,243
Income (loss) from oper-
 ations.................    (4,187)    25,174         966        66,112    (15,587)    26,069     (21,574)      120,324
Income (loss) before
 taxes..................   (28,139)   (14,260)    (30,556)       31,626    (60,145)   (17,715)    (66,937)       72,306
Net income (loss).......   (34,559)   (20,680)    (36,977)       25,205    (59,817)   (17,387)    (66,609)       72,634
EBITDA..................    30,752     67,823      45,828       111,027     25,534     68,216      20,486       158,658
 Percentage of total
  year..................      12.0%      26.6%       17.9%         43.5%       9.4%      25.0%        7.5%         58.1%

INFLATION AND CHANGES IN PAPER PRICES

  The Company continually assesses the impact of inflation and changes in paper prices. The Company generally enters into contracts for the purchase of paper which adjust the price on a quarterly basis. Paper prices began to rise in 1994, rose significantly in 1995 and 1996 then decreased in 1997. Management expects paper prices to increase again in 1998. The Company will continue to monitor the impact of inflation and paper prices and will consider these matters in setting its pricing policies.

  The Company frequently reviews its purchasing and manufacturing processes for opportunities to reduce costs and mitigate the impact of paper price and postage rate increases (such as purchasing lighter-grade paper stock or, when paper prices are at cyclical lows, increasing paper inventory or entering into longer term contracts with suppliers). However, the Company has not entered, and does not currently plan to enter, into long-term forward price or option contracts for paper. See "Risk Factors--Risks Associated with Fluctuations in Paper and Postage Costs" and "Business--Print Publishing--Paper and Printing."

YEAR 2000 ISSUES

  The Company uses a number of computer software programs and operating systems, including applications for its internal electronic communications network and for various administrative and billing functions. The Company has assessed the scope of the Company's risks related to problems these computer systems may have in processing date information related to the year 2000 and believes such risks are not significant.

  The Company has identified all of its significant internal software applications which contain source codes that may be unable to appropriately interpret the year 2000 and has already begun to modify or replace those applications. The estimated costs to modify or replace these applications are not material to the Company.

  In addition, the Company has inquired of its vendors and business partners about their progress in identifying and addressing problems related to the year 2000. All major vendors with whom the Company exchanges electronic information or on whose internal software applications the Company may be dependent, have committed to the Company that plans are in place to be compliant before processing of information related to calendar year 2000 would be required. Although no assurance can be given that all of these third party systems will be year 2000 compliant, the Company believes that risk is not significant.

RECENTLY ISSUED ACCOUNTING PRONOUNCEMENTS

  SFAS No. 130, "Reporting Comprehensive Income," issued in June 1997, will require the Company to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments, certain minimum pension liabilities and unrealized gains and losses on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information is required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Postretirement Benefits," is effective for the year ended December 31, 1998. This statement revises the disclosure requirements for employers' pension and other retiree benefits.

  The Company expects to adopt the above statements beginning with its 1998 financial statements.

FORWARD-LOOKING STATEMENTS

  "Management's Discussion and Analysis of Financial Condition and Results of Operations" and other sections of this Prospectus contain forward-looking statements which are subject to various risks and uncertainties. Actual results could differ materially from those discussed herein. Important factors that could cause or contribute to such differences include those discussed under "Risk Factors" as well as those discussed elsewhere in this Prospectus.

                                   INDUSTRY

  Technology is widely recognized as one of the largest and fastest growing sectors of the United States economy. The market for technology goods and services is undergoing rapid expansion, largely fueled by: (i) increased integration of computers into the workplace and home; (ii) shortened product life cycles; and (iii) increased use of the Internet. The demand for computer technology to enhance productivity as well as the increasing number of applications in the areas of education, entertainment and communications has dramatically increased the number of computers in use. The number of personal computers in use worldwide has doubled from 150 million in 1995 to over 300 million in 1997, significantly broadening the consumer and business markets for computer technology. In addition, rapid technological advances have shortened product life cycles; for example, the estimated marketable product life of a PC has decreased from five years in 1981 to less than six months today. The Internet has also become a widely accepted information tool as demonstrated by the proliferation of users, with 68 million adults in the U.S. having used the Internet by year-end 1997, up from just five million in 1994, and the sharp increase in the number of commercial Web sites worldwide, from 30,000 in 1995 to approximately 400,000 in 1997.

  For buyers and users of computer technology products, these factors have increased the demand for objective, up-to-date information and analysis. For sellers of such products, these factors have increased their need to communicate a wide range of information regarding their products and services, from advertising designed to increase sales to education designed to improve end-user satisfaction and build brand loyalty. Computer technology-focused media enable sellers to communicate their message effectively by targeting a focused customer base. As a result of the broadening of the consumer base, as well as the favorable demographics of this base, computer technology publications and other media are becoming increasingly attractive as a platform for consumer product advertising.

COMPUTER TECHNOLOGY PRINT PUBLICATIONS MARKET

  In 1996, advertising revenue in computer-oriented print publications totalled $1.3 billion. In 1997, advertising revenue in computer-oriented publications grew by 11.2% while the advertising market as a whole grew by 8.3% in the first ten months (the latest period for which data is available) as compared to the same period in the prior year. Growth in advertising and circulation revenue for computer-oriented publications has outpaced the publishing industry in general, growing 10.4% a year from 1994 to 1997, versus 6.3% a year for all periodicals.

COMPUTER TECHNOLOGY TRADE SHOWS

  A trade show can be described as a face-to-face version of a print publication. Trade show attendees, like readers of print publications, are presented with product advertisements in the form of exhibits and "editorial" content in the form of conferences and other ancillary forums. Producers of trade shows and conferences generate revenue from exhibit space sales, advertising and conference and general attendance fees. Trade shows and conferences allow sellers to conduct a large volume of face-to-face sales presentations to qualified buyers in a short period of time. Professional attendees include hardware and software manufacturers and developers, sales and distribution personnel and large volume end-users. Industry leaders such as Microsoft Corporation, Intel Corporation and Cisco Systems, Inc. have consistently used these events to promote the launch of important products in order to reach top-ranking decision-makers in the computer technology industry.

  Trade shows are becoming an increasingly important part of the marketing strategy for information technology vendors. A recent study noted that companies consider trade shows one of the most effective mediums for generating and closing sales, second only to direct selling. Exhibit space revenues from North American computer-product trade shows were approximately $573 million in 1997. In 1997, exhibit square footage rose 28% at such shows, the number of exhibiting firms increased 20% and attendance rose 28%.

ONLINE AND OTHER TECHNOLOGY INFORMATION SERVICES

  The proliferation of Web sites and the growing number of users combine to make the Internet an increasingly significant advertising and brand-building vehicle. The Internet enables marketers to deliver targeted messages as a result of the ability to track consumer behavior and immediately convert advertising responses into commercial transactions. The advertising-based business model for online services, which is similar to print and television media, involves the payment to Internet content and service providers of advertising fees based primarily on the demographics and purchasing habits of the audience and on the number and positioning of advertisements delivered. The market for advertising on the Internet was approximately $597 million in 1997, a 152.6% increase from 1996. The computer technology industry has been one of the leading advertisers on the Internet, comprising 35% of all advertising dollars for the twelve months ended September 30, 1997. Web sites focused on computing content provide yet another forum for sellers of computer technology to deliver targeted product information and advertising to a premium customer base. The Company expects that the Internet market, like the publications market, will continue to broaden and gain appeal as a platform for consumer product advertising as well.

                                   BUSINESS

  The Company believes it is the world's preeminent integrated media and marketing company focused on computing and Internet-related technology, with principal platforms in print publishing, trade shows and conferences, online content, market research and education. The Company provides global technology companies with marketing strategies for reaching key decision-makers. The Company is the successor to Ziff-Davis Publishing Company, which pioneered the development of special-interest magazines; Ziff-Davis Exposition and Conference Company; and the COMDEX computer and network-related trade show operations of Interface Group-Nevada, Inc.

  The Company's PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1996 (the latest year for which data is available). The Company also produces the world's most important trade shows serving vendors, resellers, buyers and users of computer technology, including COMDEX/Fall, the largest trade show in the U.S. in 1997. The Company's ZDNet.com Web site is the leading computing content site and ranked the number one Web site in 1997 in the category of news, information and entertainment, as measured by visitors per month.

  The Company's 28 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, total more than 80 publications distributed worldwide, with a combined circulation of over eight million primary readers. In 1997, Ziff-Davis was the largest technology publisher in the U.S. in terms of total magazine revenue. In that same year, Ziff-Davis accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals, with at least 50% more total magazine revenue than its closest competitor. The Company's publications include PC Magazine, the largest circulation computer magazine in the world, Computer Shopper, the leading magazine targeted at direct buyers of computers (along with its Web-based companion, Netbuyer), Computer Life, a monthly magazine for home computing enthusiasts, and Family PC, a magazine specifically targeted to households with children. ZD Labs, its computer testing facility, enables the Company to provide reliable and authoritative product evaluations to a sophisticated audience of brand-specifiers and decision-makers in both the business and consumer markets. The preeminence of the Company's publications among readers and advertisers is based on its comprehensive market and product coverage, the quality of its editorial content and the influence of its readership.

  In 1997, the Company produced over 50 trade shows and conferences worldwide with over two million estimated attendees. The Company's COMDEX/Fall event is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees.

  The Company's other media and marketing platforms include online content, market research, education and the publication of computer-related newsletters and training manuals. In addition, the Company and MAC have developed ZDTV, the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet, which is expected to be launched in the first half of 1998. The Company has an option to purchase ZDTV from MAC on or before December 31, 1998. See "--Television."

  The Company developed certain international consumer and Internet publications, international trade shows and the ZDNet business under the ownership of MAC. As a result of the Reorganization, these businesses have been or will be purchased from MAC. See "The Reorganization."

  The Company's Ziff-Davis Media Network integrates the Company's marketing activities into one cohesive resource for its largest customers. Originally established to provide discounts for advertisers buying across two or more magazine titles, the Media Network has been expanded to allow marketers to reach their various target buyers through any combination of the Company's media and marketing platforms.

  The Company had total revenue of $1.154 billion for 1997. The Company's revenue is primarily derived from advertising sales, which represented 51.9% of total revenue in 1997. The second largest component of the Company's revenue is derived from trade shows and conferences, which accounted for 23.5% of total revenue in

1997. Circulation revenue, comprised of subscription and newsstand single copy sales, generated 13.1% of the Company's revenue in 1997 and other revenue components, including online content, market research and revenue derived from joint ventures and licenses, contributed 11.5% in 1997.

BUSINESS AND OPERATING STRATEGY

  The Company's objective is to be the preferred marketing partner to technology vendors and service providers seeking to reach primary decision-makers involved in the specification and purchase of their products and services. Major elements of the Company's strategy include:

  Maintain Focus on the Computer and Internet Technology Markets. The Company believes that its singular focus on the computer and Internet-related technology markets provides it with substantial growth opportunities as well as the ability to broaden its expertise in attracting both audiences and advertisers.

  Develop the Most Comprehensive, Objective and Authoritative Content. The Company strives to produce the most comprehensive, objective and authoritative editorial content in order to attract category brand-specifiers and decision-makers to its media platforms. The ability to provide focused audiences with their specific information needs attracts the leading advertisers and exhibitors to the Company's products and services.

  Build Upon Brand Strength of Existing Media Properties. The Company will pursue continued growth from its core portfolio of leading brands, such as PC Magazine, PC Week, COMDEX and ZDNet, by seeking to expand its market share of audiences and advertisers and enhancing the quality and accessibility of the content it produces and marketing services it provides. In addition, the Company will continue to extend its existing brands into other platforms to offer multiple media presentations of its content.

  Continue to Leverage Multiple Media Marketing Platforms. The Company believes that the scope and depth of its products and services across multiple media platforms and geographic territories creates growth opportunities exceeding those that such businesses could achieve independently. Such opportunities include the leveraging of strong relationships with accounts in one media platform into other platforms, cross-marketing Ziff-Davis products and services to the audiences of its different platforms and packaging integrated marketing products across all platforms for large advertisers. The Company believes that its ability to offer clients multiple platform marketing solutions gives it a competitive advantage over single platform providers.

  Expand Leadership on the Internet. The Company intends to use its already significant presence on the Internet and broad experience in publishing to continue to reach new audiences and increase advertising revenue. In addition, the Company believes that the large existing audience for ZDNet and its affiliated sites, together with its publishing experience, gives it a competitive advantage in identifying, acquiring and developing new products and services.

  Launch New Products and Services. The Company believes that rapid advances in technology create additional growth opportunities for the launch of new products and the expansion of its audiences and advertising base. The Company seeks to be the first to identify new audiences and develop products and services which respond to their informational needs. Management believes that the scope of its operations and its experience in launching new products across multiple media platforms and geographic regions reduce the risks typically associated with these activities and enable it to more readily achieve market acceptance for new products and services as compared to other media companies.

  Expand Global Reach. The Company intends to leverage its widely recognized brands and its experience in multinational operations to expand further into key overseas markets, focusing on those markets which have size and growth characteristics that will support its strategy of cross-media operations. Management intends to further expand internationally through the launch overseas of proven U.S. properties, joint ventures and licensing arrangements with local operating partners and through selective acquisitions.

  The Company expects to fund its business and operating strategy from internally generated cash flow from operations, which are estimated to be sufficient to fund investments as well as the repayment of indebtedness. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

PRINT PUBLISHING

  The Company is a leading computer-related magazine publisher, with 28 primary U.S. and international titles, including its joint ventures, and over 50 licensed publications, totaling more than 80 publications distributed worldwide. In 1997, the Company's publications had combined circulation of over eight million primary readers worldwide. Approximately 62% of the Company's total revenue in 1997 was attributable to its print publishing business. Each of the Company's magazines is designed to appeal to a target audience of sophisticated customers in the business and consumer markets by providing high-quality editorial content, often supported by independent laboratory-based product testing. The Company seeks to maintain and increase its revenue by introducing current advertisers to new titles, by attracting new advertisers targeted at the Company's readership and by developing new reader and advertising categories. Each of the Company's primary publications has established its own Web site as a complementary delivery platform.

  The Company believes its preeminent position in the computer publishing market is based upon its leading brands in key categories, its ability to successfully develop new brands for emerging product categories, its strength in circulation and its ability to expand internationally. Ziff-Davis seeks to produce the highest quality editorial content; it employs top editors and columnists supported by laboratory-testing facilities that produce widely acknowledged authoritative benchmarks for determining product quality. See "-- Editorial, Laboratory Testing and Benchmark Software." In addition to its leading publications targeted at brand-specifiers and other industry professionals, the Company has successfully introduced new publications targeted at emerging sectors, including the consumer market (Family PC, Computer Life and Computer Gaming World), technology lifestyle (Yahoo! Internet Life) and Internet professionals (Internet Computing and Inter@ctive
Week). The Company's newsstand strategy focuses on developing strong relationships with a key distributor and large retail accounts. In order to offer clients coverage of broad international markets, the Company has adopted a licensing strategy designed to maximize global reach and maintain content quality in international publications while reducing cost of entry into new markets. Depending on the characteristics of a particular market, the Company may choose to own an international publication, enter into a master license covering one or more titles, or enter into a joint venture if an attractive local partner can be identified.

  The Company's PC Magazine, PC Week and Computer Shopper magazines are the top three computer magazines in the U.S. and are among the top 25 U.S. magazines, each as measured by total revenue in 1996 (the latest year for which data is available). In 1997, Ziff-Davis was the largest technology publisher in the U.S. in terms of total magazine revenue. In that same year, Ziff-Davis accounted for 36.8% of all advertising and circulation dollars spent in computer periodicals, with at least 50% more total magazine revenue than its closest competitor. In recent years, advertisements in the Company's publications have expanded beyond those for computer technology products to include consumer product advertising, reflecting the desirable demographics of the Company's readership, as well as the expanding readership of computer technology publications to a broader consumer market.

  The Company's publications include paid-circulation magazines, which generate revenue from newsstand sales, subscriptions and advertising, and controlled-circulation publications, which are distributed free of charge to qualified information technology professionals and generate revenue principally from the sale of advertising. In addition, the readership of controlled-circulation publications provides valuable demographic information to the Company. Most of the current Ziff-Davis publications are either monthly magazines providing comparative, laboratory-based product reviews or news weeklies providing product and industry news and analysis; however, the Company also serves the developing market for lifestyle and entertainment publications focusing on technology.

  The Company's U.S. publications have a total circulation of over six million primary readers, and the Company had a worldwide circulation of over eight million primary readers. Its six paid-circulation business magazines (including one joint venture) accounted for 47.2% of the total paid-circulation of all computer technology business magazines in the U.S. in 1997. In 1997, PC Magazine's circulation was greater than that of Business Week, Fortune or Forbes. With respect to newsstand sales, a critical measure of magazine vitality, in the first six months of 1997 Ziff-Davis accounted for 47.5% of all computer magazine copies sold, and on average Computer Shopper had greater newsstand sales than Business Week, Fortune and Forbes combined.

  The following table sets forth information relating to the Company's primary publications for 1997.

                                   CIRCULATION
                               --------------------
                                                        PUBLICATION    1997
                         FIRST                           FREQUENCY  ADVERTISING
      PUBLICATION        ISSUE    TYPE    AMOUNT(1)     (PER YEAR)   PAGES(2)
      -----------        ----- ---------- ---------     ----------- -----------
U.S. BUSINESS
  PC Magazine........... 1981     Paid    1,176,351         22x        6,261
  PC Computing.......... 1988     Paid    1,008,615         12x        2,821
  Computer Shopper...... 1979     Paid      561,308         12x        8,590
  PC Week............... 1983  Controlled   300,105         51x        7,033
  Windows Sources(3)(4). 1993     Paid      400,738         12x        2,108
  Internet
   Computing(3)(5)...... 1996     Paid      340,579         12x          948
  Inter@ctive Week(3)... 1994  Controlled   101,510         45x        1,840
  Macworld(6)........... 1985     Paid      671,391         12x        1,734
  MacWeek(6)............ 1987  Controlled    97,502         48x        2,593
  Sm@rt Reseller(3)..... 1998  Controlled    60,000(7)      12x          N/A
U.S. CONSUMER
  Computer Life(3)(8)... 1994     Paid      453,078         12x        1,268
  Electronic Gaming
   Monthly.............. 1988     Paid      358,198         12x        1,221
  Yahoo! Internet
   Life(3).............. 1995     Paid      325,771         12x          491
  Computer Gaming
   World(3)............. 1981     Paid      230,772         12x        2,320
  EGM/2/................ 1988     Paid      126,310         12x          216
  Official U.S.
   PlayStation
   Magazine(9).......... 1995     Paid      100,000(10)     12x          463
  Family PC(3)(11)...... 1994     Paid      382,925         12x        1,343
INTERNATIONAL(3)
  PC Professionell
   (German)............. 1991     Paid      178,246         12x        1,461
  PC Direkt (German).... 1992     Paid      139,229         12x          814
  Internet Professionell
   (German)............. 1997     Paid       26,665         12x          134
  PC Magazine (UK)...... 1992     Paid      130,264         12x        3,054
  PC Direct (UK)........ 1992     Paid      124,165         12x        7,432
  PC Gaming World (UK).. 1997     Paid       40,385         12x          304
  PC Expert (French).... 1992     Paid       98,816         12x        1,203
  PC Direct (French).... 1992     Paid       83,097         12x        1,335
  PC Week
   (China)(12)(13)...... 1996  Controlled    50,000         51x        2,638
  PC Computing
   (China)(12).......... 1994     Paid       45,580         12x          360
  PC Magazine
   (China)(12).......... 1994     Paid       45,899         12x          678

--------
 (1) Based on circulation information provided by the Company to the Audit Bureau of Circulation for paid publications and BPA International for controlled publications for the six month period ended December 31, 1997 other than French publications, which are based on information provided to the Office de la Justication de la Diffusion for the year ended December 31, 1997, German publications, which are based on information provided to Informationgemeinschaft zur Feststellungder Verbreiterung Von Webetragern e.v. for the quarter ended December 31, 1997 and Chinese publications, which are based on information provided to BPA International for paid publications for the six month period ended December 31, 1997.
 (2) As reported by AdScope for the year ended December 31, 1997 for domestic publications and based on Company data for international publications.
 (3) Properties which have been or will be acquired from MAC.
 (4) To be reformulated and converted into a controlled circulation publication in the second half of 1998.
 (5) Formerly ZD Internet Magazine.
 (6) Joint venture with International Data Group, Inc.
 (7) 60,000 target rate base for 1998.
 (8) To be combined with Equip in the second half of 1998 and called Equip.
 (9) Formerly P.S.X.
(10) 100,000 target rate base for 1998.
(11) Joint venture with an affiliate of The Walt Disney Company.
(12) Venture with Richina Media Holdings and other local agencies in China.
(13) Circulation numbers and advertising pages are based on Company data.

 ZIFF-DAVIS MEDIA NETWORK

  The Company's Ziff-Davis Media Network integrates the Company's marketing activities into one cohesive resource for its largest customers. Originally established to provide discounts for advertisers buying across two or more magazine titles, the Media Network has been expanded to allow marketers to reach their various target buyers through any combination of the Company's media and marketing platforms. Currently 21 professionals in the Ziff-Davis Media Network link major advertisers from one platform into other platforms.

 EDITORIAL, LABORATORY TESTING AND BENCHMARK SOFTWARE

  The Company has invested heavily in its editorial staff and in training and technology to develop the high level of technical expertise required to provide quality content on computer technology. It employs over 450 editorial personnel worldwide, including award-winning editors and experts in their fields. The Company believes that it provides its consumers with the most reliable, objective and focused product evaluations and industry news. Because of the quality and reputation of Ziff-Davis laboratory tests, the Company's publications are widely regarded as a reliable source of objective product evaluations. The Company's influence over computer purchasing carries with it the responsibility to maintain the highest standards of fairness and objectivity in its product reviews. To ensure this impartiality, Ziff-Davis has instituted policies governing separation of editorial functions from advertising sales functions and restricting trading in securities of technology-related companies by its journalists.

  The Company is committed to laboratory-based product testing as an integral part of its editorial mission. In 1997, the Company spent over $10 million in laboratory testing. Testers from many of the Company's different publications work with the ZD Labs staff to provide comprehensive, objective test results that can assist readers and users of Ziff-Davis publications and other content-based services in making buying decisions. In addition to the core ZD Labs staff, Ziff-Davis publications such as PC Magazine, PC Week, Computer Shopper and PC Computing maintain their own staff and/or testing space at ZD Labs as well as at their own locations. The ZD Labs testing facility provides space for testing hundreds of products and systems. One of its newest facilities is an Internet/Intranet lab dedicated to testing Web servers and other Internet products. In its domestic lab facilities, the Company employs 120 technicians, enabling it to test thousands of products each year and conduct large-scale tests that effectively simulate corporate installations. The Company believes ZD Labs gives it a competitive advantage in terms of staffing, equipment and access to the technology necessary to evaluate products.

  ZD Labs produces the core, publicly available and widely distributed benchmark software that Ziff-Davis publications use worldwide to measure the performance of PCs, Macintosh systems and servers. The Company's benchmarks have become industry standards among major buyers of computer and Internet-related technology.

 SOURCES OF PRINT PUBLISHING REVENUE

  Advertising Sales. The Company's advertising strategy for its publishing business is based on helping customers maximize the return on their advertising investment. Advertising sales accounted for 78.4% of the Company's total print publishing revenue for 1997. Ziff-Davis has historically invested in comprehensive research to better understand the computer technology market and the positions of its different publications. The Ziff-Davis sales philosophy is to encourage its sales force to adopt the role of marketing consultant, using Ziff-Davis market research tools, such as the Company's InternetTrack and BrandTrack services, to provide clients with information on overall industry trends as opposed to more limited sales presentations focusing on individual publications. As of December 31, 1997, Ziff-Davis employed over 250 salespeople, sales managers and sales executives and over 325 sales support staff in its publishing segment to provide customer service, research, promotional support and value-added programs for advertisers.

  Circulation. Ziff-Davis maintains centralized circulation operations which enable the Company to capitalize on its successful strategies and practices across all publications on a timely basis. The Company strives to increase its readership by building relationships with distributors, retailers and subscribers. Revenue from circulation of the Company's paid-circulation magazines accounted for 18.4% of the Company's total print publishing revenue in 1997. This was comprised of subscription sales (10.1% of total revenue in 1997 and 10.5% in 1996) and newsstand sales (8.1% in each of 1997 and 1996). The Company's publications have a total circulation of over eight million primary readers worldwide.

  The Company's newsstand strategy focuses on developing strong relationships with a key distributor and large retail accounts. Ziff-Davis recently entered into a newsstand distribution arrangement in the U.S. with Warner Publishers Services ("Warner"), a division of Time Warner Inc., which covers the Company's entire line of paid-circulation magazines. As of January 1998, the Company became Warner's principal supplier of computer technology publications. In addition, the Company has preferred distribution arrangements with large retailers including WalMart, Barnes & Noble, Staples and Office Max. These arrangements include special magazine displays featuring Ziff-Davis brand products which increase the prominence of the Company's publications and strengthen its brand identity. With respect to newsstand sales, a critical measure of magazine vitality, Ziff-Davis publications accounted for 47.5% of all computer magazine copies sold in the first six months of 1997.

  The Company's subscription strategy is to maintain a highly focused readership in order to provide the most effective affinity between advertisers and readers. The Company believes that this strategy increases subscriber loyalty and renewal rates and allows the Company to provide advertisers with access to a precisely focused target audience. The Company's six paid-circulation business magazines (including one joint venture) accounted for 47.2% of the total paid circulation of all computer technology business magazines in the U.S. in 1996.

  Licensing and Joint Ventures. The Company has adopted a licensing strategy designed to maximize global reach and maintain content quality in international publications while reducing the cost of entry into new markets. In markets where the Company believes that the opportunity is significant relative to the cost of entry, the Company may operate through wholly-owned publishing companies. Through subsidiaries, the Company currently has publishing operations in France, the United Kingdom and Germany. In other markets, the Company has opted to enter into licensing arrangements with local publishing companies, and currently has over 50 licensed publications worldwide. The Company's licenses are generally three to five year agreements that provide for a minimum annual royalty against a percentage of revenue. The Company also operates through a number of joint venture companies with partners, including joint ventures with International Data Group, Inc. ("IDG") and an affiliate of The Walt Disney Company ("Disney") in the U.S. and a venture with Richina Media Holdings and other local agencies in China. The Company is currently negotiating with an affiliate of Disney to buy its interest in the Family PC joint venture.

 U.S. PUBLICATIONS

  Business Magazines. In the U.S. market, the Company publishes ten computer publications directed to business buyers, including six paid-circulation magazines and four controlled-circulation weeklies or bi-weeklies. Each publication produces authoritative, independent guidance that the Company believes is generally considered to be the primary product resource in its market segment. Two of these titles, Macworld and MacWeek, are dedicated to the Apple Macintosh market and are published by Mac Publishing L.L.C., a joint venture between the Company and IDG.

    PC Magazine provides corporate buyers of computer technology with comprehensive laboratory-based comparative reviews of PC hardware, software and networking products, with a focus on technical specifications. With a paid circulation of more than 1.18 million, PC Magazine is the largest circulation computer magazine in the world, accounting for 35.4% of all computer advertising revenue in directly competitive U.S. publications in 1997. PC Magazine has expanded its editorial material into other media, including a Web publication, PC Magazine Online, and a CD ROM-based multimedia companion magazine, PC Magazine Extra, which has a paid circulation of over 75,000. PC Magazine also produces two newsstand-only specials: Your New PC, which supplies buying advice for less sophisticated computer buyers, and InternetUser, which focuses on reviews of Internet products.

    PC Computing provides business users with results-oriented reviews of computer products, with a focus on productivity and usability. A monthly publication, it is one of only three computer magazines to have reached a circulation of over one million readers. PC Computing recently launched Equip, a quarterly newsstand publication that provides frequent buyers of consumer electronic products with recommendations on digital electronic products such as digital phones, DVD players, digital satellite dishes and camcorders.

    Computer Shopper provides readers who buy computer products directly from manufacturers with buying advice, product evaluations, and technology coverage, including information on the availability, pricing, specifications and configurations of thousands of computer products. With a newsstand circulation of approximately 300,000 in 1997 (the largest newsstand sales of any computer publication), this monthly publication sells more pages of advertising than any other computer magazine. Its interactive Web-based companion, Netbuyer, is one of the leading Web sites devoted to computer retailing.

    PC Week provides enterprise product buyers and information technology professionals at large corporate computing sites with timely information on products, companies and general industry news. With a controlled circulation of over 340,000 distributed to over 180,000 sites, it is the leading computer weekly. Its online companion, PC Week Online, contains such innovative features as PC Week Radio.

    Windows Sources provides computer professionals responsible for implementing computing standards within their organizations with detailed reviews of important Windows 95 and Windows NT products. With an increasing focus on Windows NT as a critical computing platform, this monthly publication reached a paid circulation of more than 400,000 in 1997. Windows Sources will be reformulated in the second half of 1998 and converted into a controlled circulation magazine.

    Internet Computing provides key buyers of Internet and Intranet products (primarily Web site designers and developers and IS/Intranet managers) with product buying information, analysis of new technologies and techniques and tips for creating Web sites. Internet Computing is published monthly and reached a paid circulation of more than 340,000 in 1997.

    Inter@ctive Week provides Internet and telecommunications professionals with information on relevant business and technology issues, including products, events, services, strategies, alliances and key players. With a controlled circulation of over 100,000, Inter@ctive Week became one of the leading publications for the digital communications technology industry in less than three years.

    Sm@rt Reseller, a bi-weekly launched in January 1998, provides value-added resellers, system integrators, distributors, Web developers and Internet service providers with in-depth news and analysis on business and technology. Sm@rt Reseller currently targets a controlled circulation of 60,000.

    Macworld provides Macintosh buyers with comparative, laboratory-based product evaluations, reviews and information about Macintosh products, supported by a product testing facility which the Company believes is the most advanced in the Macintosh industry. Macworld has a qualified circulation of over 650,000.

    MacWeek is targeted at volume buyers of, and purchase influencers for, Macintosh products at large sites in business, government and education, as well as buyers at mid-level and smaller businesses, and delivers information on Macintosh technology, industry trends, news, analysis and new products. The only weekly Macintosh newspaper, MacWeek had a controlled circulation of approximately 100,000 recipients in 1997 at nearly 56,000 work locations.

  Consumer Magazines. The Company publishes seven magazines that serve the rapidly growing consumer market and which are dedicated to meeting the varying needs of computer enthusiasts and net surfers, family buyers and gamers. One of these titles, Family PC, is published under a joint venture between the Company and an affiliate of Disney.

    Computer Life provides home computing enthusiasts with products, ideas and techniques designed to help its readers further enrich their personal computing experience and better integrate computing into all areas of their lives. Computer Life is a monthly publication with a circulation of over 450,000. Computer Life will be combined with Equip in the second half of 1998 and will be called Equip.

    Electronic Gaming Monthly offers video game enthusiasts news, information and product reviews about the latest games on ten different game systems. Written by video gamers for video gamers, this monthly publication has a primary circulation of more than 350,000. EGM/2/, a companion publication to Electronic Gaming Monthly with a circulation of more than 125,000, offers in-depth strategies, exclusive tips and tricks and comprehensive maps and walk-throughs of the latest games.

    Yahoo! Internet Life is the world's leading Internet consumer magazine. Yahoo! Internet Life reaches a paid circulation of more than 325,000 readers. It is designed to be an entertaining and authoritative print and online guide to the Internet, targeting an influential, affluent and early-adopting group of readers. The Company has an exclusive license from Yahoo! Inc. to use Yahoo! in the title of a print magazine.

    Computer Gaming World provides computer game enthusiasts with results-oriented gaming information. Computer Gaming World serves more than 230,000 game enthusiasts and is both the oldest and one of the largest computer game publications.

    Official U.S. PlayStation Magazine assists Sony PlayStation users in getting the most out of their PlayStation game consoles by providing up-to-date news, interviews and insights. This publication has a rate base of 100,000 PlayStation game fans.

    Family PC is specifically targeted to households with children. Written by parents for parents in plain English, its purpose is to help its paid circulation of 380,000 select the right computers and software for their families and ensure that they get the most rewarding, productive and educational experiences from them. It is currently published under a joint venture with an affiliate of Disney. The Company is currently negotiating with an affiliate of Disney to buy its interest in Family PC.

 INTERNATIONAL PUBLICATIONS

  The Company publishes in the United Kingdom PC Magazine, PC Direct and PC Gaming World and has announced plans to publish IT Week; in Germany PC Professionell, PC Direkt and Internet Professionell; in France PC Expert and PC Direct; and in the People's Republic of China PC Week, PC Computing and PC Magazine through a venture with Richina Media Holdings and local agencies in China.

  PC Magazine (U.K.), PC Expert, PC Professionell, and PC Magazine (China) are equivalents of PC Magazine (U.S.) adapted to their individual markets. Similarly, PC Direct (U.K.), PC Direct (France), and PC Direkt are intended to be equivalents of the Company's U.S. publication, Computer Shopper. Internet Professionell is based on Internet Computing, while IT Week will be aimed at information technology professionals and will include material from Interactive Week, ZDNet News and other U.S. publications in addition to local content.

 PAPER AND PRINTING

  Ziff-Davis maintains strong relationships with its paper suppliers and printing companies. The Company uses five main paper suppliers for the majority of its printing needs. In general, paper supply contracts are two to three year agreements, with quarterly pricing adjustments, and are renewable on a staggered basis. Most agreements contain pricing clauses that seek to ensure the most competitive pricing on a quarter to quarter basis. The Company's main paper suppliers for its U.S. publications are Bowater, Champion, Consolidated, Fraser and UPM, which provided 12%, 33%, 15%, 12% and 12%, respectively, of the Company's paper supply in 1997 as measured by tonnage. Printing companies that the Company has relationships with include R.R. Donnelley, Brown, Quadgraphics and Quebecor. Approximately 50% of the Company's total printing expenditures for its U.S. publications are with R.R. Donnelley, which has a number of alternative printing sites. Printing contracts are generally two to three year agreements.

TRADE SHOWS AND CONFERENCES

  The Company is the leading producer of trade shows, conferences and customized marketing and educational programs for the computer industry in the U.S. Approximately 25% of the Company's total revenue in 1997 was attributable to its trade show and conference business which includes the industry-wide COMDEX events, other trade shows and conferences focused on specific segments of the computer technology industry, and customized events designed to meet the marketing needs of specific clients. In 1997, the Company produced over 50 trade shows and conferences, 18 of which were held in North America.

  The COMDEX/Fall event has been held for 18 years and is the number one ranked trade show for all industries in the U.S. as measured by total revenue, total exhibit space and number of attendees. In 1997, the Company estimates that over two million people attended Company trade shows and conferences worldwide. In addition to COMDEX/Fall, held annually in Las Vegas, the Company produces 18 other COMDEX events in 13 countries.

  "NetWorld+Interop" ("N+I") and "Seybold Seminars" are segment-focused Company trade shows. In 1997, nine such shows were held in six countries. The N+I trade shows focus on the networking/interconnectivity segment of the computer industry, while the Seybold Seminars focus on publishing and graphic communications. In addition, the Company will produce the following segment-focused trade shows in 1998: (i) WINDOWS WORLD in conjunction with Microsoft Corporation; (ii) EXPO COMM, servicing the worldwide telecommunications industry; (iii) CommUnity, for the emerging corporate integrated data, voice and video segments; (iv) COMDEX/Enterprise, focusing on solutions for the large corporate information technology infrastructures; (v) Java Internet Business Expo, sponsored by Sun Microsystems, Inc. and focusing on the full range of Java technology for information technology professionals; (vi) Service and Support Expo, focusing on technology for help desk and information technology support services; and (vii) Learning Technology, focusing on applying technology to education and training. The Company's customized conferences are designed to meet the marketing needs of a specific client. For example, the Company produced the Java One series of conferences for Sun Microsystems, Inc. which were designed to introduce Java software to the developer community.

  Attendees at the Company's trade shows and conferences cover a wide range of participants from the computer industry, including manufacturers, distributors, dealers, retailers, value-added and other resellers and large corporate end-users. Each event includes an extensive conference program, which provides a forum for the exchange and dissemination of information germane to the particular event's focus. In addition, each event has one or more "keynote" sessions with speakers drawn from computer industry leaders. The Company estimates that in 1997 over 5,000 companies participated as exhibitors in its trade shows and conferences and over 8,000 industry experts, analysts and consultants spoke at its conference programs.

  The following table sets forth information relating to the Company's principal trade shows and conferences, including joint ventures, for 1997. Substantially all of the Company's international COMDEX events are joint ventures and substantially all N+I events are owned by the Company.

                                                        1997 ACTUAL
                                           -------------------------------------
                                                  TOTAL NET            ESTIMATED
                                           LAUNCH  SQUARE     TOTAL      TOTAL
                                            YEAR   FOOTAGE  EXHIBITORS ATTENDEES
                                           ------ --------- ---------- ---------
EVENT
NORTH AMERICA
COMDEX/Fall..............................   1979  1,362,400   1,750     200,000
COMDEX/Spring, WINDOWS WORLD & EXPO COMM
 USA.....................................   1981    267,900     615     100,000
COMDEX/Canada incl. WINDOWS WORLD
 and Connected Computing.................   1992    164,200     401      59,000
COMDEX/PacRim............................   1995     79,000     239      33,000
COMDEX/Quebec............................   1996     47,900     162      28,000
COMDEX/Miami & EXPO COMM Miami...........   1996     85,300     339      23,000
NetWorld+Interop & CommUnity Las Vegas...   1986    407,400     662      56,000
NetWorld+Interop & CommUnity Atlanta.....   1992    366,681     620      44,000
Seybold San Francisco Publishing.........   1986    141,900     315      38,000
Seybold Seminars East (New York)(1)......   1982    107,000     271      23,000
Windows NT Intranet Solutions (WINTIS)
 San Francisco...........................   1993     53,400     275      23,000
INTERNATIONAL
COMDEX/SUCESU-SP Brazil..................   1992    358,900     455     128,000
COMDEX/Rio...............................   1994    105,400     214      90,000
COMDEX & WINDOWS WORLD Mexico(2).........   1993     90,100     240      48,000
COMDEX/INFOCOM & WINDOWS WORLD Argentina.   1997     94,200     192      38,000
COMDEX IT France.........................   1997    180,800     466      50,000
COMDEX & Object World UK(2)..............   1996     52,020     209      21,000
COMDEX/Japan & Object World Tokyo(3).....   1996    114,600     222      80,000
COMDEX/China.............................   1996     59,900     157      82,000
COMDEX/Korea.............................   1997     90,200     150      45,000
COMDEX/Asia at Singapore Informatics.....   1995     57,500     146      40,000
COMDEX/IT INDIA..........................   1996    144,300     253      60,000
NetWorld+Interop Paris...................   1992    163,267     350      38,000
NetWorld+Interop Tokyo(3)................   1993    187,600     287      91,000
Seybold Seminars Tokyo(3)................   1996     24,600      53      28,000
Windows NT Intranet Solutions Japan(3)...   1994     77,500     176      46,000

--------
(1) Properties which have been or will be acquired from MAC.
(2) These international COMDEX events are wholly-owned by the Company.
(3) Trade shows in Japan are owned by Softbank and managed by the Company.

 SOURCES OF TRADE SHOW AND CONFERENCE REVENUE

  In 1997, exhibitor space fees accounted for 64.8% of the Company's total trade show and conference revenue. The Company believes most trade show producers receive virtually all of their revenue from the sale of exhibitor space fees. The Company has actively sought to increase its revenue from other sources, including attendee fees, which accounted for 35.2% of all trade show and conference revenue in 1997.

  At each trade show, all exhibitors pay the same price per square foot of booth space, regardless of the exhibit hall they select or the location or size of their booth within a given hall. Typically, a majority of each trade show's exhibitors commit to booth space during that year's show for the next year's show. The Company encourages this commitment through a booth selection procedure that grants priority based upon a seniority system. Annual renewal is required for exhibitors to maintain their seniority. Exhibitors pay for space in two or three installments, the last of which is usually due six months prior to the upcoming event.

  In 1997, attendee fees accounted for 14.9% of the Company's trade show and conference revenue, primarily from N+I and Seybold events. Most COMDEX attendees come as the invited guests of exhibiting companies. The Company provides exhibiting companies with a supply of complimentary admission tickets, which are generally given to customers and key prospects. This helps exhibitors ensure that their best customers and prospects will attend.

  The Company's trade show and conference advertising revenue is derived principally from five products: (i) a daily newspaper distributed during the show; (ii) the Program Exhibits Guide; (iii) the Preview, a newspaper published and distributed to pre-registrants and certain prior year attendees in advance of the show; (iv) advertising billboards and banners; and (v) ancillary exhibitor logo products which are sold to exhibitors to increase booth traffic and name recognition.

  The Company also maintains a continuously updated database containing the names and certain demographic information on its over two million attendees. This database is rented to direct mail users on a fee-per-use basis.

 COMDEX

  COMDEX trade shows cover a broad range of new technologies at every stage in their development and evolution--from introduction to commercial maturity. Many of the most significant computer product launches over the past 18 years occurred at COMDEX, including the launch of the IBM PC, Lotus 1-2-3, Windows
3.1 and DVD.

  COMDEX/Fall is a five-day trade show held annually in November in Las Vegas. In 1997 COMDEX/Fall had over 1,750 exhibiting companies occupying more than 1,350,000 net square feet of exhibit space and more than 200,000 attendees. COMDEX/Spring, which was launched in 1981, is a smaller version of the fall event. In 1997, it was held in Atlanta and had more than 600 exhibiting companies and over 100,000 attendees. In April 1998, COMDEX/Spring will be held in Chicago. For the last six years, the Company, in cooperation with Microsoft Corporation, has produced a WINDOWS WORLD trade show concurrently with COMDEX/Spring.

  In 1993, the Company began launching additional COMDEX events in order to capitalize on the international recognition of the COMDEX brand name. The 1998 schedule includes other COMDEX events in Miami, Toronto, Vancouver, Montreal, Mexico City, Monterrey (Mexico), Buenos Aires, Sao Paulo, Rio de Janeiro, London, Paris, Tokyo, Seoul, New Delhi, Beijing, Singapore and Cairo.

 NETWORLD + INTEROP

  N+I is the largest of the Company's segment-focused trade shows and is the leading show for professionals in the rapidly growing field of computer networking. N+I places strong emphasis on the quality of its conference programs and, in recent years, has become a leading educational forum for the Internet and enterprise computing communities. The largest N+I event is held annually in Las Vegas in May. Each N+I trade show features InteropNet, a live, multi-platform network that interconnects exhibitors to one another and to the Internet. In 1997, the N+I Las Vegas event had over 600 exhibiting companies occupying more than 400,000 net square feet of exhibit space and more than 55,000 attendees. The N+I Atlanta event, held in October each year, is only slightly smaller in all categories. The 1998 schedule of N+I events includes seven shows in six countries.

 SEYBOLD SEMINARS

  The Company's Seybold Seminars are segment-focused trade shows and are a leading information and education provider for traditional and new media publishing industries. These shows focus on the latest technologies and products, design tools and desktop applications. The largest of the Seybold series is held annually each September in San Francisco. In 1997, this Seybold show had over 300 exhibiting companies occupying more than 140,000 net square feet of exhibit space and more than 38,000 attendees. Other Seybold events are held in New York and Tokyo.

 OTHER EVENTS

  The Company also produces EXPO COMM, a series of worldwide trade shows focusing on the telecommunications, wireless and telephony segments of the information technology marketplace. The Company purchased a 50% interest in the series from EXPO COMM's founder, E.J. Krause & Associates, Inc., in 1996. EXPO COMM events are held in Chicago, Moscow, Beijing, Buenos Aires, Sao Paulo, Mexico City, Monterrey (Mexico) and Tokyo. WINDOWS WORLD trade shows are held in cooperation with Microsoft Corporation concurrently with the Company's COMDEX events in Chicago, Mexico City and Toronto. These events showcase the latest Windows-based applications and solutions.

  The Company also produces Learning Technology trade shows for professionals focused on learning and helping others to learn to use technology, held in Atlanta and Los Angeles, and Object World trade shows focused on the commercial and practical aspects of applying object technology and distributed computing in today's business environment, held in San Francisco, Boston, London, Frankfurt and Tokyo.

INTERNET

  The Company maintains a number of Web sites related to its publications, trade shows and conferences and other media platforms. The Company's ZDNet.com Web site is the leading computing content site and the number one Web site in the category of news, information and entertainment, in each case as measured by visitors per month in 1997, ranking it higher than Web sites produced by Time Warner Inc. (Pathfinder.com), Disney (Disney.com) and ESPN (Sportzone.com). The Company estimates that the ZDNet Web site serves more than 100 million pages each month to more than five million visitors. It has over one million registered users and over 2.5 million e-mail recipients per month. ZDNet has successfully attracted new audiences in addition to established computer enthusiasts, as is evidenced by the fact that 64% of ZDNet users do not regularly read any computer technology publications. ZDNet seeks to be the most comprehensive site for quality content about computing.

  ZDNet has its own staff of over 100 editors, designers and technology experts who create and develop a wide range of content, including current and in-depth news, product reviews, investor information, shareware library, online shopping, training, forums and chat areas. ZDNet coordinates and collaborates on content development with the Company's other publications and businesses and is fully integrated with the Company's individual Web sites. ZDNet includes Netbuyer, a leading Web site devoted to computer retailing. Softbank is a majority owner of Gamespot, a leading Web site for gaming information, including reviews, demo downloads and other content. Softbank's interest in Gamespot will be contributed to the Company concurrently with the Reorganization. Over 80% of the content on ZDNet is original, with the remainder supplied by the Company's print publications.

  The Company has a number of arrangements with leading Web sites and product manufacturers to increase traffic and thereby advertising revenue to ZDNet. ZDNet is the preferred computer and technology content-provider for leading Internet sites and products, including Yahoo!, Excite, MSNBC and Pointcast, as well as for leading Internet service providers such as Mindspring and AT&T's World Net, each of which provides a direct link to ZDNet. ZDNet also has arrangements with original equipment manufacturers, such as Compaq Computer Corp. and Gateway 2000, Inc., whereby ZDNet is an automatic bookmark in the Web browsers included on such computers.

  The Company distributes localized versions of ZDNet in Germany as ZDNet Deutschland, in France as ZDNet France and in the United Kingdom as ZDNet UK. Localized versions of ZDNet are also distributed by licensees in Italy, Russia, Japan, China, Taiwan, Australia and Latin America.

TELEVISION

  In order to expand its media platforms, the Company has entered into a license and services agreement with MAC to develop ZDTV, which is expected to be launched in the first half of 1998. ZDTV will be the first 24-hour cable television channel and integrated Web site focused exclusively on computers, technology and the Internet. ZDTV will target a wide range of viewers, including computer and technology enthusiasts, computer gaming enthusiasts, business people, teens, families and other viewers with a sustained interest in computers, technology and the Internet. Programs are expected to include educational features, product evaluations, gaming tips and strategies, current events and other entertainment. ZDTV will also feature live interactive programming allowing viewers to participate through simultaneous Web programming on ZDTV.com.

  ZDTV is indirectly owned by MAC, but as part of the license and services agreement, MAC has granted the Company an option exercisable through December 31, 1998 to purchase all of MAC's interest in ZDTV for an amount equal to MAC's investment plus 10.0% per annum for the period of its investment. Pursuant to the licence and services agreement, the Company has agreed to fund ZDTV's operations on behalf of MAC through unsecured advances which, for approved levels of expenditure, are to be reimbursed by MAC. Such advances bear interest at the 30-day LIBOR rate plus .50%. ZDTV's cash requirements are expected to be approximately $54 million in 1998. The Company's cumulative advances in respect of ZDTV, which totaled approximately $14.4 million net of $10.1 million in repayments through December 31, 1997, will be repaid concurrently with the Reorganization. The Company has not yet determined whether it will exercise its option to purchase MAC's interest in ZDTV. Any such purchase will depend upon access to sufficient cable carriage, which may include entering into a joint venture or other co-ownership arrangement, including an arrangement with a third party cable system operator which will provide carriage and also assume a portion of the ongoing cash requirements on terms that are acceptable to the Company. ZDTV is not included in the Company's results of operations. See "Certain Transactions."

  ZD Television Productions, which is also indirectly owned by MAC, creates customized programming for ZDTV and third parties. The Company's option to purchase ZDTV from MAC also includes the option to purchase ZD Television Productions. Its productions have included the regional Emmy award-winning "The Site" with MSNBC and "21st Century Home" with Home & Garden Television. See "Certain Transactions."

EDUCATION

  The Company is an independent publisher of computer training products and services for end-users and advanced technology professionals. Its products and services include Internet-based training, computer-based training, instructor-led courseware and customization tools. The Company believes that its education offerings extend the Company's reach and brand reputation while permitting the Company to attract and retain customers.

  The Company is a source of software-specific newsletters and technology information, with more than 50 titles, a family of CD-ROM products and an interactive Web site. Generally published monthly, the titles include time-saving tips and techniques on products such as Windows 95, Novel NetWare, Visual Basic, Word, Excel, Microsoft Office, PhotoShop and Windows NT, in addition to several programming and operating systems journals. The Company's informational Web site provides instant access to a library of back issues, reviews, online links and chats with authors.

  Through ZD University, an Internet-based educational program, the Company provided training to more than 37,000 paid subscribers in 1997, an increase of 100% from 1996. The ZD University Web site is closely integrated with ZDNet, helping to ensure that customers of one service are exposed to other Company services.

  Through the Help Desk Institute and the Support Services Professionals Association, the Company provides training programs and publications for hardware and software support service professionals. The Company also publishes Inside Technology Training, which reaches 40,000 information technology and training managers, and other software support professionals. In addition, the Company owns and operates a single-site training center that specializes in applications, programming and certification training for Microsoft, Novell and Lotus, and the Training Center Alliance, which provides qualifying training center customers with enhanced marketing support and referral capabilities worldwide.

MARKET RESEARCH

  The Company's market research division develops, analyzes and compiles a wide variety of information on computer technology issues ranging from technical aspects of current usage to trends in decision making. The Computer Intelligence ("CI") unit focuses on information concerning installed and planned technology hardware and software purchases, and is a leading source in North America and Europe of fact-based information concerning hardware and software needs for the computer and communications industries. CI is an important part of the Company's effort to be a single source marketing solution, as it can provide the Company's marketing customers with important information to identify their target customers. CI's databases are built from more than 30,000 telephone interviews per month and contain data on installed and planned computer and communications products and services at over 400,000 business sites in the U.S., Canada and eight European countries, according to Company estimates. CI assists the Company's clients in identifying and targeting their customers by tracking current activity and market share in the business, home and reseller channels. Customers use CI's services to make important marketing decisions.

  The Company also identifies and analyzes trends in the decision making process for consumers of computer technology. This type of information helps to identify criteria other than technical product specifications that are used in product selection. The Company's market research division also consolidates information obtained in each of the databases maintained by the Company's other operating divisions, so that each Ziff-Davis division can offer the Company's clients a wide range of information to meet their marketing needs across multiple platforms.

  The Company publishes Microprocessor Report, a leading technical publication for the microprocessor industry. It also produces Microprocessor Forum, the industry's leading conference for the introduction of new high-performance microprocessors, and PC Tech Forum, events which together attract more than 1,000 paid attendees and provide information on trends and markets.

COMPETITION

  The Company competes with a wide range of companies for each of the products and services it provides. Although such competition is significant and is likely to increase in the future, the Company believes it has a greater breadth of product and service offerings than any of its competitors.

  The magazine publishing business is highly competitive. The Company faces broad competition, not only from other technology publishers, but from other media companies as well, including business, news and general interest magazine publishers. Other principal computer and technology publishers in the United States include IDG, CMP Media Inc., The McGraw-Hill Companies and Imagine Publishing, each of which produces publications that directly compete with one or more of the Company's publications. The Company also competes with various computer and technology publishers in the international markets in which it conducts business. A publishing company's success depends upon a number of factors, such as editorial quality, product positioning and price. Competitive factors for advertising sales include quality of readership, circulation, reader response and advertising rates. The Company believes its publications effectively compete in the marketplace on the basis of each of these factors.

  The Company also faces competition in its trade show and conference business, primarily from several significant trade show management companies. These include Miller Freeman, Mecklermedia Corporation and IDG. The Company believes its trade shows compete in the marketplace on the basis of quality of conference content, organizational efficiency, and quality and number of exhibitors and attendees.

  The Internet media business is highly competitive. An increasing number of companies are developing online content and services for delivery on the World Wide Web in order to compete for audiences and the advertising dollars that are currently being directed to the Internet. ZDNet competes with other technology-related online content sites such as c|net, CMPnet, and IDGnet.

  The Company's market research division faces competition from numerous market research companies, including International Data Corporation, Gartner Group's Dataquest and IntelliQuest. Database providers such as Information Resource Group and Dun & Bradstreet provide additional competition.

  The Company's education division competes with a variety of education providers, including vendor-supplied training materials and traditional classroom-based computer training.

  ZDTV is expected to be the first 24-hour cable television channel and integrated Web site focused on computer technology and the Internet, and as such it is not expected to face direct competition in the near future. It will, however, face competition from a variety of general and special interest television programs. The market for television programming is highly competitive, with many programming producers competing both for channel carriage and for advertiser and audience market share.

TRADEMARKS

  The Company has developed strong brand awareness for its principal publications, trade shows and other products and services. Accordingly, the Company considers its trademarks, copyrights, trade secrets and similar intellectual property as critical to its success and relies on trademark, copyright and trade secrets laws, as well as licensing and confidentiality agreements, to protect its intellectual property rights. The Company generally registers its material trademarks in the United States and in certain other key countries in which these trademarks are used. Effective trademark, copyright and trade secret protection may not be available in every country in which the Company's publications and services are available.

  The Company may be subject to claims of alleged infringement by it or its licensees of trademarks and other intellectual property rights of third parties from time to time in the ordinary course of business. The Company does not believe there are any such legal proceedings or claims that are likely to have, individually or in the aggregate, a material adverse effect on the Company's business, financial condition or results of operations.

FACILITIES

  The Company's world headquarters are located in New York and the Company has over 50 editorial, production and sales offices and computer labs in many other cities in the United States and around the world. The Company's other principal offices are located in the Boston and San Francisco metropolitan areas. The Company does not own real property that is material to its business and leases all but one of its offices from third parties. The Company believes that its properties, taken as a whole, are in good operating condition and are suitable and adequate for the Company's current business operations, and that suitable additional or alternative space, including space available under lease options, will be available at commercially reasonable terms for future expansion.

EMPLOYEES

  As of December 31, 1997, the Company had a total of 3,698 employees. Of these employees, 1,160 were engaged in U.S. magazine publishing activities, 350 in international publishing activities, 728 in trade shows and conferences, 197 in Internet-related activities, 414 in education activities, 486 in market research and 363 in central administrative services. None of the Company's U.S. employees is represented by a labor union. The Company considers its relationships with its employees to be satisfactory.

LEGAL PROCEEDINGS

  The Company has been named as a defendant in an action, filed on April 17, 1998, in the Supreme Court of the State of New York, by minority shareholders of SOFTBANK Interactive Marketing Inc. ("SIM"), formerly an indirect subsidiary of Softbank. The complaint alleges, among other things, that SBH, SIM's majority shareholder, acting with the Company and two of its senior officers and directors who were directors of SIM (and who are also named as defendants), had conflicts of interest between SIM and other Softbank investments (including investments in the Company) and failed to act in the best interests of SIM and the minority shareholders by taking actions which benefitted the Company. The complaint states claims based on common law fraud, breach of fiduciary duty and aiding and abetting theories and seeks in excess of $200 million in damages. The investment in SIM was solely by SBH, which intends a vigorous defense on behalf of itself and the Company.

  There are no other legal proceedings to which the Company is a party, other than ordinary routine litigation incidental to the business of the Company which is not otherwise material to the business or financial condition of the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are set forth in the table below:

   NAME                               AGE POSITION
   ----                               --- --------
   Masayoshi Son....................   40 Director
   Yoshitaka Kitao..................   47 Director
   Ronald D. Fisher.................   50 Director
                                          Chairman, Chief Executive Officer,
   Eric Hippeau.....................   46 Director
   Jason E. Chudnofsky..............   54 President and Chief Executive
                                           Officer, ZDCF, Director
   Timothy C. O'Brien...............   49 Chief Financial Officer, Director
   Claude P. Sheer..................   47 President, ZD Publishing, Director
   Robert G. Brown..................   51 President, ZD Market Intelligence
   Terri S. Holbrooke...............   41 President, ZD Brand and Marketing
                                          Senior Vice President, General
   J. Malcolm Morris................   55 Counsel
                                          Senior Vice President, Development
   Daryl R. Otte....................   36 and Planning
   Daniel L. Rosensweig.............   36 President, ZD Internet Productions
   William A. Rosenthal.............   37 President, ZD Education
   Thomas L. Wright.................   38 Vice President, Treasurer
   Jonathan D. Lazarus..............   47 Director
   Jerry C.-Y. Yang.................   29 Director

  The Company will nominate for election one additional independent director as soon as practicable after consummation of the Offerings. See "--Board Composition."

 BIOGRAPHIES OF DIRECTORS AND EXECUTIVE OFFICERS

  Masayoshi Son. Masayoshi Son has been President and Chief Executive Officer of SOFTBANK Corp. since 1981. Mr. Son has been President and Chief Executive Officer of Mediabank Corporation since 1994 and GeoCities Japan Corporation since 1997 and was President and Chief Executive Officer of Japan Sky Broadcasting Co. Ltd. from 1996 to 1998 and SB Networks Corporation from 1997 to 1998. In addition, Mr. Son is currently a Director of each of PASONABANK Inc. and Yahoo! Japan Corporation and a Representative Director of each of MIC Inc., Son Kosan Ltd. and MAC.

  Yoshitaka Kitao. Yoshitaka Kitao has been Executive Vice President and Chief Financial Officer of SOFTBANK Corp. since 1995. Mr. Kitao has been President and Chief Executive Officer of SoftVenture Capital Inc. since 1996, SOFTBANK Ventures Inc. since 1996 and SOFTBANK Contents Partners Corporation since 1997. Since 1997 Mr. Kitao has been President of Cybercash K.K. and a Director of Trendmicro Inc. Previously, Mr. Kitao served as Director of Nomura Wasserstein Perella Co., Ltd. from 1992 to 1993, Managing Director of Wasserstein Perella & Co., Inc. from 1989 to 1992 and was the General Manager for The Nomura Securities Co., Ltd.'s Corporate Finance and Services Dept. 3 from 1992 to 1995.

  Ronald D. Fisher. Ronald D. Fisher has been the Vice Chairman of SOFTBANK Holdings Inc. since 1995. From 1990 to 1995, Mr. Fisher was the Chief Executive Officer of Phoenix Technologies Ltd, a leading developer and marketer of system software for personal computers. From 1984 through 1989, Mr. Fisher was the President of Interactive Systems Corporation. His prior experience includes senior management positions at VisiCorp, TRW and ICL
(USA). In addition to being a Board member of SOFTBANK Corp., Mr. Fisher serves on the Boards of Phoenix Technologies Ltd, Microtouch Systems Inc. and Segue Software Inc.

  Eric Hippeau. Eric Hippeau has been Chairman and Chief Executive Officer of ZDI since 1993. He joined ZDI in 1989 as Publisher of PC Magazine, was named Executive Vice President of ZDI in 1990, and President and Chief Operating Officer in February 1991. Prior to joining ZDI, Mr. Hippeau held a number of positions with IDG, including Vice President of computer publications in Latin America and Publisher of IDG's InfoWorld magazine. Mr. Hippeau is currently a Director of Yahoo! Inc.

  Jason E. Chudnofsky. Jason E. Chudnofsky has been President and Chief Executive Officer of ZDCF since October 1997. From 1988 to 1997, Mr. Chudnofsky was President of the Trade Show Division of The Interface Group which was renamed SOFTBANK COMDEX when that division was acquired by Softbank in 1995. In addition, Mr. Chudnofsky served as President and Chief Executive Officer of the Sands Expo and Convention Center Division from 1990 to 1995. Mr. Chudnofsky has over 15 years of experience in the exposition, trade show and conference industry.

  Timothy C. O'Brien. Timothy C. O'Brien has been Vice President and Chief Financial Officer of ZDI since 1995. From 1985 to 1994, Mr. O'Brien was Chief Financial Officer of Reed Elsevier Inc. and Reed Publishing USA. From 1992 to 1994, he was also Executive Vice President of Cahners Publishing Company which he joined in 1980. From 1970 to 1980, Mr. O'Brien was employed by Price Waterhouse LLP.

  Claude P. Sheer. Claude P. Sheer has been President of the ZD Publishing Division of ZDI since December 1997, having served in 1997 as President of U.S. Publications of ZDI and in 1996 as President of the Business Media Group. Since joining ZDI in 1980, Mr. Sheer has served in a number of positions including Publisher of PC Week and Group Vice President of Controlled Circulation Publications.

  Robert G. Brown. Robert G. Brown has been President of ZD Market Intelligence since 1993. He joined Ziff-Davis in 1992 as Vice President of Market Development. Prior to that time, from March 1988 to July 1992,
Mr. Brown was founder and President of R.G. Brown & Associates, a direct marketing and management consulting company working with computer hardware and software companies. Mr. Brown was previously President of Quadram, a unit of Intelligent Systems, L.P., which manufactured and sold peripheral products to PC users.

  Terri S. Holbrooke. Terri S. Holbrooke has been President of ZD Brand & Market Services since July 1997. From October 1996 to July 1997, Ms. Holbrooke was Senior Vice President of Marketing for ZDI. From January 1996 to October 1996, Ms. Holbrooke was Vice President of SOFTBANK Exposition and Conference Company. From 1986 to 1995, Ms. Holbrooke held several executive marketing positions at Novell Inc., including head of Worldwide Marketing Communications and Vice President of Strategic Planning.

  J. Malcolm Morris. J. Malcolm Morris has been Senior Vice President, General Counsel of ZDI since January 1998, having previously served as Vice President, General Counsel since 1990. Mr. Morris joined ZDI in 1980 as Assistant General Counsel. Prior to joining ZDI, Mr. Morris was engaged in the practice of law at the New York firm of Cleary, Gottlieb, Steen & Hamilton.

  Daryl R. Otte. Daryl R. Otte has been Senior Vice President of Development and Planning for ZDI since 1997. From 1995 to 1997, Mr. Otte was Vice President of Planning. From 1989 to 1995, Mr. Otte held various corporate finance and planning positions at Reed Elsevier Inc., and its predecessors, including Vice President of Planning, Cahners Publishing Company, and Assistant to the Chief Financial Officer of Reed Publishing USA.

  Daniel L. Rosensweig. Daniel L. Rosensweig has been President of ZD Internet Productions since 1997, having served in 1996 and 1997 as Executive Vice President of ZDI's Internet Publishing Group. From 1995 to 1996, Mr. Rosensweig was Vice President and Publisher of PC Magazine, and, from 1994 to 1995, was Publisher of PC Magazine. Since joining ZDI in 1983, Mr. Rosensweig held a number of positions, including Associate Publisher positions at PC Magazine, Computer Shopper and PC Sources.

  William A. Rosenthal. William A. Rosenthal has been President of ZD Education since 1997 having served as President of ZDI's Logical Operations division in 1996 and 1997. From 1993 to 1996, Mr. Rosenthal was the General Manager for ZDI's Logical Operations division and from 1987 to 1993 was Vice President of Sales and Marketing for that division.

  Thomas L. Wright. Thomas L. Wright has been Treasurer of ZDI since 1995 and has been Vice President and Treasurer of SOFTBANK Holdings Inc. since 1996. Prior to joining ZDI, Mr. Wright held various positions from 1986 to 1995 at Reliance Group Holdings, Inc., most recently as Vice President and Assistant Treasurer.

  Jonathan D. Lazarus. Jonathan D. Lazarus was with Microsoft Corporation from 1985 through 1996, serving most recently as Vice President, Strategic Relations. Mr. Lazarus serves on the Boards of ELEKOM Corp., Liquid Audio, NetGravity, Vision Solutions and National Association of Television Program Executives. Mr. Lazarus is also an advisor to Microsoft Corporation, the Universal Studios New Media Group and ZDTV.

  Jerry C.-Y. Yang. Jerry Yang co-founded Yahoo! Inc. in 1995 and has served as an officer and a member of the Board of Directors of Yahoo! Inc. since March 1995. Mr. Yang co-developed Yahoo! Inc. in 1994 while he was working towards his Ph.D. in electrical engineering at Stanford University.

BOARD COMPOSITION

  Following the Offering, the Board of Directors will consist of ten members, which will include the nine current members of the Board plus one additional "independent director" (within the meaning of the regulations of the New York Stock Exchange (the "NYSE")) nominated for election by the Board of Directors. It is expected that the new director will be elected by the Board within three months following the closing of the Offering. Directors of the Company are currently elected annually by its stockholders to serve during the ensuing year or until their respective successors are duly elected and qualified. Following the Offering, the Board of Directors will be divided into three classes each of whose members will serve for a staggered three-year term. Upon the expiration of the term of a class of directors, directors in such class will be elected for three-year terms at the annual meeting of stockholders in the year in which such term expires. See "Description of Capital Stock-- Certain Provisions of the Certificate of Incorporation and By-laws."

COMMITTEES OF THE BOARD OF DIRECTORS

  The Board of Directors currently has two committees: an Audit Committee and a Compensation Committee.

  The Audit Committee will be comprised of the independent directors. The Audit Committee reviews and recommends to the Board, as it deems necessary, the internal accounting and financial controls for the Company and the accounting principles and auditing practices and procedures to be employed in preparation and review of financial statements of the Company. The Audit Committee makes recommendations to the Board concerning the engagement of independent public accountants and the scope of the audit to be undertaken by such accountants. Price Waterhouse LLP presently serves as the independent accountants of the Company.

  The Compensation Committee is currently comprised of Mr. Fisher, who, following the Offering, will be joined by the two independent directors. The Committee reviews and, as it deems appropriate, recommends to the Board policies, practices and procedures relating to the compensation of the officers and other managerial employees and the establishment and administration of employee benefit plans. The Committee exercises all authority under any employee stock option plans of the Company as the Committee therein specifies (unless the Board resolution appoints any other committee to exercise such authority), and advises and consults with the officers of the Company as may be requested regarding managerial personnel policies. The Committee will have such additional powers and be granted additional authority as may be conferred upon it from time to time by the Board.

COMPENSATION OF DIRECTORS

  Directors who are not executive officers or employees of the Company or Softbank will receive an annual retainer of $25,000 for Board of Directors service and a fee of $2,000 for each meeting of the Board of Directors or any committee thereof attended.

  The Company has adopted the 1998 Non-Employee Directors Stock Option Plan (the "Non-Employee Directors Plan"). Directors of the Company who are not employees of the Company or any of its subsidiaries ("Non-Employee Directors") will automatically participate in the Non-Employee Directors Plan.

  Pursuant to the 1998 Non-Employee Directors Plan, each Non-Employee Director shall receive upon election as a member of the Board an initial grant of stock options to purchase 15,000 shares of Common Stock; provided, that each Non-Employee Director who is on the Board of Directors on the date of the Offering shall receive such initial grant of stock options on the date of the Offering. Each Non-Employee Director shall automatically receive on each annual meeting thereafter an annual grant of stock options to purchase 7,500 additional shares of Common Stock. The terms of each stock option granted to a Non-Employee Director shall provide that (i) the option price shall be equal to 100% of the fair market value (as defined in the 1998 Incentive Compensation
Plan) of the Common Stock on the date of grant, (ii) such option shall be exercisable for a period of ten years following the date of grant, and (iii) such option shall vest and become exercisable in five equal installments beginning on the first anniversary of the date of grant.

  Upon ceasing to be a Non-Employee Director, such option shall terminate except with respect to any portion of such option then exercisable, which portion shall remain exercisable for a period of (x) 90 days, if the termination as Director resulted from any reason other than death, disability or Cause (as defined in the 1998 Incentive Compensation Plan), or (y) one year, if the termination resulted from death or disability; provided, that in the event the termination resulted from a removal for Cause, such option shall immediately terminate and no longer be exercisable to any extent; provided, further, that in no event shall any such option remain exercisable past the remainder of its scheduled ten-year term.

  Upon a "change in control" of the Company (as defined in the Non-Employee Directors Plan), each outstanding option shall fully vest and become immediately exercisable in full. In addition, the Committee may provide in its sole discretion that upon a change in control of the Company, each Non-Employee Director shall be entitled to receive in cancellation of such Non-Employee Director's outstanding and unexercised stock options, a cash payment in an amount equal to the difference between the option price of such stock options and (i) in the event the change of control is the result of a tender offer or exchange offer for the Common Stock, the final offer price per share paid for the Common Stock, multiplied by the number of shares of Common Stock covered by such stock options, or (ii) in the event the change of control is the result of any other occurrence, the aggregate value of the Common Stock covered by such stock options, as determined by the Committee at such time.

COMPENSATION OF EXECUTIVE OFFICERS

  The table below sets forth the compensation paid to, deferred or accrued for the benefit of, the Company's Chief Executive Officer and each of the four other most highly compensated executive officers for services rendered in all capacities to the Company during the fiscal year ended December 31, 1997.

                        1997 SUMMARY COMPENSATION TABLE

                       ANNUAL COMPENSATION      LONG TERM COMPENSATION
                       --------------------    ------------------------
  NAME AND PRINCIPAL                           RETIREMENT     STOCK         ALL OTHER
       POSITION        SALARY($)  BONUS($)      PLAN($)   OPTIONS(#)(1) COMPENSATION($)(2)
  ------------------   ---------- ---------    ---------- ------------- ------------------
Eric Hippeau..........  1,350,000   14,063       16,000      31,000            1,566
  Chairman and Chief
   Executive Officer
Jason E. Chudnofsky...    800,000      -- (3)     7,385      10,000           20,884
  President and Chief
   Executive Officer,
   ZDCF
Claude P. Sheer.......    457,500  342,656       16,000       9,500            1,566
  President, ZD
   Publishing
Timothy C. O'Brien....    462,500  305,850       16,000       7,700           20,806
  Chief Financial
   Officer
Robert G. Brown.......    382,500  253,151       16,000       3,200            5,949
  President, ZD Market
   Intelligence

--------
(1) Represents options to purchase stock of SOFTBANK Corp.
(2) All Other Compensation does not include certain payments in 1997 for services rendered in 1994. See Note 9 to the ZDI and ZDCF Combined Financial Statements and "Certain Transactions."
(3) Does not include bonus of $300,000 paid in 1997 for 1996.

STOCK PLANS

 Incentive Compensation Plan

  General. The Company has adopted a 1998 Incentive Compensation Plan (the "Plan") to provide long-term incentives for its key employees and enhance shareholder value. The Plan will be administered by the Compensation Committee (for purposes herein, the "Committee"), which will (i) select the participants, determine the type of awards, and the number of shares or share units subject to awards, and (ii) interpret the Plan and make all other determinations necessary or advisable for its administration.

  All employees and consultants of the Company and its affiliates who have demonstrated significant management potential or the capacity for contributing substantially to the successful performance of the Company and its affiliates, are eligible to be participants in the Plan. Awards may consist of stock awards, stock options (either incentive stock options within the meaning of Section 422 of the Internal Revenue Code or nonstatutory stock options), stock appreciation rights, performance shares (which may be granted as performance share units) and restricted stock (which may be granted as restricted stock units).

  The Common Stock available for awards under the Plan shall not exceed 8,500,000 shares. In the event of any change in the outstanding shares by reason of any stock dividend or split, recapitalization, merger or other corporate change, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock or other securities issued pursuant to the Plan and to outstanding awards. Shares subject to an award that expires unexercised, is forfeited, or terminated, or settled in cash in lieu of Common Stock, and shares tendered to pay for the exercise of a stock option, shall thereafter again be available for grant under the Plan.

  Each award under the Plan shall be evidenced by an agreement setting forth the terms and conditions, as determined by the Committee, which apply to such award. In the sole discretion of the Committee, a participant may be permitted to defer the receipt of cash or Common Stock otherwise deliverable under any award.

  Stock Options. The Committee shall establish the option price at the time each stock option is granted, which price shall not be less than 100% of the fair market value of the Common Stock on the date of grant. Stock options shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee. The award agreements in respect of options that are intended to qualify as incentive stock options will contain any additional provisions necessary to comply with the requirements of Section 422 of the Internal Revenue Code. In no event may any employee receive in any calendar year grants of stock options with respect to more than 1,000,000 shares of Common Stock.

  The option price of each share as to which a stock option is exercised will be paid in full at the time of such exercise in cash, by tender of shares of Common Stock owned by the participant valued at fair market value, by a "sale to cover" broker transaction or other cashless exercise method permitted under Regulation T of the Federal Reserve Board, or by a combination of cash, shares of Common Stock and other consideration as the Committee deems appropriate.

  Stock Appreciation Rights. Stock appreciation rights ("SARs") may be granted in tandem with a stock option or unrelated to a stock option. SARs shall vest and become exercisable at a rate determined by the Committee, and shall remain exercisable for such period as specified by the Committee. A SAR entitles its holder to receive from the Company an amount equal to the excess of the fair market value of a share of Common Stock on the exercise of the SAR over the fair market value on the date of grant. The Committee may determine in its sole discretion whether a SAR will be settled in cash, Common Stock or a combination thereof. In no event may any employee receive in any calendar year grants of SARs with respect to more than 500,000 shares of Common Stock.

  Performance Shares. Performance shares may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The performance conditions and the length of the performance period will be determined by the Committee but in no event may a performance period be less than one year. The Committee may determine in its sole discretion whether performance shares granted in the form of share units shall be paid in cash, Common Stock, or a combination thereof.

  Unless the Committee determines otherwise, awards of performance shares to a Covered Employee will be subject to performance conditions based on the achievement by the Company of target levels of items such as consolidated net income, return on shareholders' equity, return on net assets or share price performance. For purposes of the 1998 Incentive Compensation Plan, a "Covered Employee" generally includes any employee that would be a covered employee within the meaning of Section 162(m) of the Internal Revenue Code, and any other employee of the Company or its subsidiaries designated by the Committee in its discretion. The maximum number of performance shares subject to any award to a Covered Employee is 500,000 for the first 12 months during the performance period and each 12-month period thereafter.

  Restricted Stock. Restricted stock may be granted in the form of actual shares of Common Stock or share units having a value equal to an identical number of shares of Common Stock. The employment conditions and the length of the period for vesting of restricted stock will be established by the Committee at time of grant, except that each restriction period shall not be less than twelve months. During the restricted period, shares of restricted stock may not be sold, assigned, transferred or otherwise disposed of, or pledged or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose as the Committee shall determine. The Committee may determine in its sole discretion whether restricted stock granted in the form of share units will be paid in cash, Common Stock or a combination thereof.

  Stock awards. In addition to awards of performance shares and restricted stock, awards of Common Stock may be granted under the Plan in the form of actual shares of Common Stock. Full ownership of such shares, whether issued in the form of a certificate or in book entry, including the right to vote and receive dividends, shall immediately vest in such participant.

  Change in Control. In the event of a Change in Control (as defined below):
(i) all stock options will be fully vested and exercisable in full (ii) all SARs which have not been granted in tandem with stock options will become exercisable in full (iii) the restrictions applicable to all shares of restricted stock will lapse and such shares will be deemed fully vested and all restricted stock granted in the form of share units will be paid in cash;
(iv) all performance shares will be deemed to be earned at target level; and
(v) all performance shares granted in the form of share units will be paid in cash.

  For purposes of the Plan, "Change in Control" is generally defined as (i) a change in the majority of the Board of Directors except upon consent of the previous Board of Directors; (ii) certain mergers, consolidations or similar corporate transactions in which the Company is not the surviving corporation or entity; or (iii) the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or a sale of all or substantially all of the Company's assets; provided, that a Change in Control will not be deemed to occur under clause (ii) if Softbank, directly or indirectly, is the beneficial owner of more than 25% of the Company's voting securities or of the voting securities of any surviving corporation, respectively.

  Amendment and Termination. The Board of Directors may amend, suspend or terminate the Plan or any portion thereof at any time, provided that (a) no amendment will be made without stockholder approval (including an increase in the number of shares reserved for issuance under the Plan) if such approval is necessary to comply with any applicable law, regulations or stock exchange rule, and (b) except as otherwise provided under the cashout provisions in the event of a Change in Control, no amendment will be made that would adversely affect the rights of a participant under any award previously granted, without such participant's written consent.

  Effective Date. The Plan will have a term of ten years from February 13, 1998, subject to earlier termination.

 Softbank Executive Stock Option Plans

  The SOFTBANK Group Executive Stock Option Plans (the "Softbank Plans") authorize the grant of options to those officers, directors and key employees of Softbank as selected by a committee appointed by the Board of Directors of SOFTBANK Holdings Inc. The Softbank Plans authorize the granting of options to purchase SOFTBANK Corp. common stock at not less than 100% of the closing market price on the date the option is granted. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  As of December 31, 1997, 966,986 options had been granted under the Softbank Plans. On January 19, 1998, the exercise price of all options was reset at 4,000 Japanese yen per share, the market price of SOFTBANK Corp.'s common stock on that date.

 Employee Stock Purchase Plan

  General. The Company has adopted an employee stock purchase plan (the "Stock Purchase Plan"). The Stock Purchase Plan is intended to meet the applicable requirements of Section 423 of the Internal Revenue Code and will be administered by the Committee.

  Option to Purchase. Under the Stock Purchase Plan, all full-time and certain part-time employees of the Company who meet certain minimum service requirements will be eligible to purchase shares of Common Stock by means of payroll deductions. Eligible employees may elect to participate in offering periods by authorizing after-tax payroll deductions of between 1% and 10% (in whole percentages) of their base pay for the purchase of shares of Common Stock. The aggregate maximum number of shares of Common Stock purchasable under the Stock Purchase Plan is 1,500,000, subject to adjustment by the Committee in its sole discretion in the event of any increase, reduction or change or exchange of shares of Common Stock for a different number or kind of shares or other securities of the Company by reason of any stock dividend or split, recapitalization, merger, consolidation, spin-off, combination or exchange of shares or other corporate change, or any distribution to common shareholders other than cash dividends. Upon the dissolution or liquidation of the Company, or upon a reorganization, merger or consolidation of the Company as a result of which the Company is not the surviving corporation, or upon a sale of substantially all of the Company's assets, or a sale or distribution of a subsidiary of the Company, any affected participant will thereafter be entitled to receive, for each share of Common Stock subject to such participant's option, the cash, securities and/or property which a holder of one share of Common Stock was entitled to receive upon and at the time of such transaction.

  The price at which shares of Common Stock will be purchased at the end of each purchase period will be the lesser of (i) 85% of the Fair Market Value of a share of Common Stock on the first business day of such purchase period or
(ii) 85% of the fair market value on the last business day of each purchase period. No participating employee will be entitled in any calendar year to purchase Common Stock having an aggregate fair market value as of the first business day in any Purchase Period in excess of $25,000.

  Amendment and Termination. The Board may at any time terminate or amend the Plan. No such termination shall adversely affect options previously granted and no amendment may make any change in any option theretofore granted which adversely affects the rights of any participant. No amendment shall be effective unless approved by the shareholders of the Company if such shareholder approval of such amendment is required to comply with any law, regulation or stock exchange rule.

EMPLOYMENT AGREEMENTS

  Eric Hippeau. The Company has entered into an employment agreement with Mr. Hippeau, dated as of April 1, 1998, pursuant to which Mr. Hippeau will serve as the Chairman and Chief Executive Officer of the Company through March 31, 2004. Pursuant to this agreement, Mr. Hippeau will receive an annual base salary of not less than $900,000 and an annual incentive bonus of not less than $600,000, as determined by the Compensation Committee assuming the achievement of performance targets. The Company has granted Mr. Hippeau options to acquire up to 860,000 shares of Common Stock pursuant to the Plan, of which 430,000 shares are based upon the achievement of certain performance targets.

  Upon certain terminations of employment, the Company will pay Mr. Hippeau his base salary plus his average incentive bonus for the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001. In the event that Mr. Hippeau's employment is terminated in connection with a "change of control" (as defined), the Company will pay Mr. Hippeau an amount which, on an after-tax basis, will equal any excise tax imposed by Section 4999 of the Code as a result of payments made under the agreement.

  Jason Chudnofsky. The Company has entered into an employment agreement with Mr. Chudnofsky, dated as of April 1, 1998, pursuant to which Mr. Chudnofsky will serve as the Chairman and Chief Executive Officer of ZDCF through March 31, 2001. Pursuant to this agreement, Mr. Chudnofsky will receive an annual base salary of not less than $800,000 and an annual incentive bonus of $300,000, subject to adjustment and assuming the achievement of earnings and other performance targets, as determined by the board of directors of ZDCF. The Company has granted Mr. Chudnofsky options to acquire up to 300,000 shares of Common Stock pursuant to the Plan.

  Upon certain terminations of employment, the Company will pay Mr. Chudnofsky his base salary plus his average incentive bonus for the year of termination and the preceding two years for a period ending on the later of the date that is two years after the date of termination or March 31, 2001.

                             CERTAIN TRANSACTIONS

ARRANGEMENTS BETWEEN THE PRINCIPAL STOCKHOLDERS AND THE COMPANY

  The Company and Softbank have entered into certain agreements governing ongoing business relationships between them, including: (i) a master license agreement for Softbank's producing and distributing Ziff-Davis publications in Japan; (ii) a license agreement for Softbank's operating ZDNet in Japan; and
(iii) a series of agreements, including a trademark license agreement, technical assistance agreement and accounting and administrative services agreement, pursuant to which the Company will manage all ZDCF trade shows and conferences conducted in Japan, but owned by Softbank. Total revenue earned by the Company from such trade show and conference agreements will approximate 50% of the pre-tax income generated by such trade shows and conferences.

  Softbank has given the Company an undertaking not to expand operations involving (x) publishing information on computing and Internet-related technology through the media of print, CD-Rom/DVD, Internet and television, or
(y) producing trade shows, conferences, exhibitions and similar events primarily related to computing and Internet-related technology outside Japan in competition with the Company without the prior approval of the Company's management directors after consulting with the Company's independent directors. This undertaking does not preclude investments by investment funds managed by Softbank. Softbank manages certain venture capital funds which invest in, among other things, computer and Internet-related companies. These funds may be able to co-invest with the Company or compete with the Company with respect to new investments. Softbank may develop new funds in the future, which funds may compete with the Company for investment opportunities. The Company has undertaken not to compete with Softbank in Japan without the prior approval of SOFTBANK Corp.'s Board of Directors and to afford Softbank the continuing right to license all of the Company's products and services in Japan. See "Risk Factors--Control by Principal Stockholders and Potential Conflicts of Interest."

  The Company and Softbank entered into a Registration Rights Agreement, dated as of April 1, 1998, in connection with the Offering. The Agreement entitles Softbank to require the Company to register any or all of the Common Stock held by it in a public offering pursuant to the Securities Act of 1933, as amended, as well as to "piggyback" or include its shares of Common Stock in any registration of Common Stock made by the Company.

CERTAIN RELATED PARTY TRANSACTIONS

  The Company is a member of a group of companies affiliated through common ownership under SOFTBANK Corp. and has various transactions and relationships with members of the group, including SOFTBANK Corp.'s wholly-owned U.S. subsidiary, SOFTBANK Holdings Inc. ("SBH"). Because of these relationships, it is possible that the terms of the various transactions are not those that would result from an arm's length dealing among unrelated parties.

  In December 1994, as part of the acquisition of ZD Expos, MAC purchased a portion of the trade show assets for $45 million and its parent company, Son Kosan Ltd., purchased an additional portion for $30 million. Concurrently with the purchase of assets, SB Forums and Son Kosan Inc. entered into a management agreement pursuant to which SB Forums agreed to provide management services with respect to certain Son Kosan operations in Japan, France and Germany. SB Forums earned approximately $808,000, $1,667,000 and $2,644,000 for such services for the years ended December 31, 1995, 1996 and 1997 respectively. Son Kosan's trade show assets were sold to SB Forums for $10 million in January 1997 and certain of MAC's trade show assets are being contributed to ZDCF as part of the Reorganization. See "The Reorganization."

  In February 1996, as part of the acquisition of ZD Pubco, MAC purchased certain publishing assets for $302 million in cash. Concurrently with the sale of assets, ZDI and MAC entered into a management agreement pursuant to which ZDI agreed to provide management services with respect to the purchased assets. The

Company earned approximately $2 million for such services for each of the years ended December 31, 1996 and 1997, respectively. Of these assets, a portion was transferred to ZDI for $100 million as of October 31, 1997 and the balance will be sold to ZDI for $270 million concurrently with the Offering. See "The Reorganization." The purchase price for the assets sold to ZDI was not more than fair market value as determined by an independent appraiser.

  ZDI and Softbank entered into a series of license and syndication agreements pursuant to which Softbank was granted the license to publish, or use certain materials from, PC Week, Computer Shopper, PC Computing, MacWeek, Computer Gaming World, PC Magazine and Internet Business Advantage. The Company earned approximately $963,948 and $1,817,986 in connection therewith for the years ended December 31, 1996 and 1997, respectively. Such agreements are being combined into the master license agreement described above.

  The Company has advanced funds for the account of MAC in managing the MAC Assets and ZDTV, bearing interest at the 30-day LIBOR rate plus .50%; subject to periodic reimbursement by MAC. Such advances totalled $8.1 million, $68.2 million and $70.9 million in 1995, 1996 and 1997, respectively. The remaining outstanding amount as of December 31, 1997 of $42.6 million will be reimbursed in connection with the Reorganization. See Note 9 to the Notes to the Combined Financial Statements of ZDI and ZDCF.

  During 1996 and 1997, the Company recorded revenues of approximately $.9 million and $2.7 million, respectively, from sales of advertising space and trade show services to Kingston, an 80%-owned Softbank partnership. These services were provided under terms consistent with those provided to unaffiliated customers. See Note 9 of the Notes to the Combined Financial Statements. Concurrently with the Offering the Company is entering into a sale-leaseback transaction with Kingston. See "The Reorganization."

  In 1997 the Company had an arrangement with SOFTBANK Interactive Marketing ("SIM"), a 65.3%-owned Softbank subsidiary, for providing interactive media sales. The Company paid SIM approximately $.6 million and $1.8 million in commissions for the years ended December 31, 1996 and 1997, respectively. Effective December 31, 1997, SIM was acquired by an unrelated third party and the Company terminated its representation agreement with SIM. See Note 9 of the Notes to the Combined Financial Statements of ZDI and ZDCF.

  During 1996 and 1997, the Company and Softbank were parties to a joint venture agreement pursuant to which the Company managed all ZDCF trade shows and conferences conducted in Japan. The Company earned approximately $1,727,000 and $1,413,000 for such services for the years ended December 31, 1996 and 1997, respectively.

  During 1996 and 1997, the Company incurred $2 million and approximately $1.6 million in advertising expenses with Yahoo! Inc., which is 29.4% owned by Softbank. Mr. Yang is a co-founder and Chief Yahoo and Mr. Hippeau is a director of Yahoo! Inc.

  During 1995 to 1997, the Company issued notes payable to Softbank in an aggregate principal amount of $2.5 billion as of December 31, 1997, principally for indebtedness incurred in the acquisition of ZD Expos, COMDEX and ZD Pubco. See Note 9 of the Notes to the Combined Financial Statements.

  As part of the acquisition of the Company by its former owner in 1994, the Company agreed to assume certain obligations to management arising out of prior employment arrangements with Ziff Communications Company. In 1995 and immediately after the end of the 1996 calendar year, the Company paid under such arrangements $29,702,469 to Mr. Hippeau, the Company's Chairman and CEO and a Director of the Company, and $1,014,565 to Mr. Sheer, the President of ZD Publishing and a Director of the Company. See Note 9 to the Notes to the Combined Financial Statements of ZDI and ZDCF.

  The Company has participated in the U.S. Softbank cash management program, periodically transferring excess cash to SBH and in turn receiving cash advances from SBH to fund the Company's short-term working capital requirements. Under the program, interest is accrued based on the net balance outstanding at the end of each month. Interest income is earned at the 30-day LIBOR rate. Interest expense is incurred at such rate plus .50%. As of December 31, 1996 and 1997, such net cash transfers from the Company to SBH amounted to $41.3 million and $76.5 million, respectively. See Note 9 of the Notes to the Combined Financial Statements of ZDI and ZDCF.

  During 1997, the Company was a guarantor under SBH's $150 million loan agreement with The Bank of New York, under which $102.5 million was outstanding as of December 31, 1997, bearing interest at a weighted average rate of 6.51% per annum. In March, 1998 this agreement was amended and restated to increase the loan amount to $450 million. Under the amended agreement, the Company is a guarantor under SBH's $450 million credit facility with The Bank of New York, as agent, The Bank of New York and Morgan Stanley Senior Funding, Inc., as lenders, and certain affiliate guarantors. The agreement governing the credit facility contains certain restrictive covenants and other provisions which bind the Company, but it does not prevent the Company from consummating the Offering. Concurrently with the Reorganization, the Company will repay obligations due to SBH; and it is expected that SBH will use a portion of such proceeds to prepay the loans under the credit facility and terminate the commitments thereunder.

  SBH and its subsidiary SBH Delaware have agreed to act as guarantors for payments under the Company's lease for its new headquarters located at 28 East 28th Street, New York, New York. In addition, the various intercompany loans from SBH Delaware to the Company were subordinated to the lease agreement. In accordance with the terms of these agreements, these arrangements will terminate when the Company and SBH meet minimum net worth levels of $850 million and $715 million, respectively, upon completion of the Offerings, at which time the Company will become the sole guarantor under the lease.

  During 1997, the Company entered into an operating lease with GE Capital Corp. for certain television production equipment that the Company subleased to ZDTV on similar terms. This arrangement is expected to continue upon completion of the Offering. The total amount of leased equipment will not exceed $10 million.

  During 1997, the Company participated in a global insurance program implemented by SBH. Upon completion of the Offering, it is expected that the Company will remain a part of this program. The total amount of insurance expenses allocated to the Company for the period from August 1, 1997 to July 30, 1998 does not exceed $1.35 million.

                             PRINCIPAL STOCKHOLDERS

  The Company is a newly organized Delaware corporation, incorporated on February 4, 1998, with no stock issued prior to the Reorganization. SBH is a wholly-owned subsidiary of SOFTBANK Corp. which, as of December 31, 1997, was 50.2% owned by Mr. Masayoshi Son, its President, including 43.4% directly held by his 99% owned holding company, MAC. Upon completion of the Reorganization, Softbank will own approximately 74.2% of the outstanding shares of Common Stock and approximately 25.8% of the outstanding shares of Common Stock will be owned by the public.

  The following table sets forth, as of April 1, 1998, certain information, after giving effect to the Reorganization, with respect to the beneficial ownership of the Common Stock (i) by each person or entity which beneficially owns in excess of five percent of the Common Stock and (ii) all executive officers and directors of the Company as a group.

                                                    NUMBER OF SHARES OF PERCENT
BENEFICIAL OWNER                                      COMMON STOCK(1)   OF CLASS
----------------                                    ------------------- --------
SOFTBANK Holdings Inc.(2) .........................     74,200,000        74.2%
SOFTBANK Corp.(3) .................................     74,200,000        74.2
MAC Inc.(4)........................................     74,200,000        74.2
Masayoshi Son(5)...................................     74,200,000        74.2
Officers and directors as a group..................     74,200,000        74.2

--------
(1) Assumes no exercise of the U.S. Underwriters' over-allotment option and does not include 10 million shares of Common Stock reserved for issuance under the Company's Incentive Compensation, Non-Employee Directors Option and Employee Stock Purchase Plans. See "Management--Stock Plans."
(2) Includes      shares of Common Stock owned by Kingston which may be deemed to be beneficially owned by SBH. Such entity's address is 10 Langley Road, Suite 403, Newton Center, MA 02159.
(3) Reflecting shares of Common Stock owned by SBH, a wholly-owned subsidiary of SOFTBANK Corp. Such entity's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.
(4) Reflecting shares of Common Stock owned by SBH and indirectly by SOFTBANK Corp., which is 43.4% owned by MAC. Such entity's address is 1-4-2 Azabudai, Minato-ku, Tokyo (106-0041).
(5) Reflecting shares of Common Stock owned by SBH and indirectly by SOFTBANK Corp. and MAC, which is 99% directly and indirectly owned by Mr. Son, SOFTBANK Corp.'s President. Such person's address is c/o SOFTBANK Corp., 24-1 Nihonbashi-Hakozakicho, Chuo-ku, Tokyo 103, Japan.

  After giving effect to the Reorganization, Kingston will own      shares of
Common Stock, or less than 1% of the class of Common Stock. Concurrently with the Offering SOFTBANK Kingston Inc., an affiliate of the Company and a wholly-owned subsidiary of SBH, intends to sell a portion of the shares of Common Stock of the Company issued to Kingston pursuant to the Registration Statement of which this Prospectus forms a part. See "The Reorganization" and "Underwriters."

  As a result of its beneficial ownership of Common Stock, Softbank will be able to influence significantly matters affecting the Company and will be in a position to direct the election of all members of the Board of Directors and to control even those actions that require the approval of two-thirds or more of the voting share capital of the Company, including amendments to the Company's Certificate of Incorporation and any business combinations. See "Risk Factors-- Control by Principal Stockholders and Potential Conflicts of Interest" and "Description of Capital Stock--Certain Provisions of the Certificate of Incorporation and By-laws."

                         DESCRIPTION OF CAPITAL STOCK

  The following summary of certain provisions of the Company's capital stock describes all material provisions of, but does not purport to be complete and is subject to, and qualified in its entirety by, the Company's Certificate of Incorporation and By-laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law. See "Additional Information."

  At the time of the Offering, the total amount of authorized capital stock of the Company will be 130 million shares, consisting of 120 million shares of Common Stock, par value $.01 per share, and 10 million shares of Preferred Stock, par value $.01 per share (the "Preferred Stock"). Upon completion of the Offering, 100 million shares of Common Stock and no shares of Preferred Stock will be issued and outstanding. As of April 1, 1998, there were no shares of Common Stock outstanding. The discussion herein describes the Company's Amended and Restated Certificate of Incorporation (the "Certificate of Incorporation") and By-laws, as anticipated to be in effect upon consummation of the Offering, and their effect on the Common Stock.

  Prior to the Offering, there has been no public market for the Common Stock. See "Risk Factors--No Prior Public Market; Possible Volatility of Stock Price."

COMMON STOCK

  The shares of Common Stock to be issued in the Reorganization will be, and the shares of Common Stock being offered by the Company will be upon payment therefor, validly issued, fully paid and nonassessable. The holders of outstanding shares of Common Stock are entitled to receive dividends out of assets legally available therefor at such time and in such amounts as the Board of Directors may from time to time determine. See "Dividend Policy." The shares of Common Stock are not convertible and the holders thereof have no preemptive or subscription rights to purchase any securities of the Company. Upon liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to receive pro rata the assets of the Company which are legally available for distribution, after payment of all debts and other liabilities. Each outstanding share of Common Stock is entitled to one vote on all matters submitted to a vote of the stockholders, including election of directors. There is no cumulative voting. Except as otherwise required by law or the Certificate of Incorporation, the Common Stock will vote on all matters submitted to a vote of the stockholders, including election of directors.

PREFERRED STOCK

  The Certificate of Incorporation provides that shares of Preferred Stock may be issued in one or more series from time to time by the Board of Directors, and the Board is expressly authorized to fix by resolution or resolutions the designations and the powers, preferences and rights, and the qualifications, limitations and restrictions thereof, of the shares of each series of Preferred Stock, including without limitation the following: (a) the distinctive serial designation of such series which shall distinguish it from other series; (b) the number of shares included in such series; (c) the dividend rate (or method of determining such rate) payable to the holders of the shares of such series, any conditions upon which such dividends shall be paid and the date or dates upon which such dividends shall be payable; (d) whether dividends on the shares of such series shall be cumulative and, in the case of shares of any series having cumulative dividend rights, the date or dates or method of determining the date or dates from which dividends on the shares of such series shall be cumulative; (e) the amount or amounts which shall be payable out of the assets of the Company to the holders of the shares of such series upon voluntary or involuntary liquidation, dissolution or winding up the Company, and the relative rights of priority, if any, of payment of the shares of such series; (f) the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series may be redeemed, in whole or in part, at the option of the Company or at the option of the holder or holders thereof or upon the happening of a specified event or events; (g) the obligation, if any, of the Company to purchase or redeem shares of such series pursuant to a sinking fund or otherwise and the price or prices at which, the period or periods within which and the terms and conditions upon which the shares of such series shall be redeemed or purchased, in whole or in part, pursuant to such obligation; (h) whether or not the shares of such series shall be convertible or exchangeable, at any time or times at the option of the holder or holders thereof or at the option of the Company or upon the happening of a specified event or events, into shares of any other class or classes or any other series of the same or any other class or classes of stock of the Company, and the price or prices or rate or rates of exchange or conversion and any adjustments applicable thereto; and (i) whether or not the holders of the shares of such series shall have voting rights, in addition to the voting rights provided by law, and if so the terms of such voting rights. Subject to the rights of the holders of any series of Preferred Stock, the number of authorized shares of any class or series of Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the outstanding shares entitled to vote, irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of Delaware (the "DGCL") or any corresponding provision hereafter enacted.

CERTAIN PROVISIONS OF THE CERTIFICATE OF INCORPORATION AND BY-LAWS

 Staggered Board of Directors

  Following the Offering, the Board of Directors will consist of ten members. The Certificate of Incorporation provides that the directors of the Company will be divided into three classes, as nearly equal in number as reasonably possible, as determined by the Board. The initial term of office of Class I directors will expire at the first annual meeting of stockholders, the initial term of office of Class II directors will expire at the second annual meeting of stockholders and the initial term of office of Class III directors will expire at the third annual meeting of stockholders, with each class of directors to hold office until their successors have been duly elected and qualified. At each annual meeting of stockholders, directors elected to succeed the directors whose terms expire at such annual meeting shall be elected to hold office for a term expiring at the annual meeting of stockholders in the third year following the year of their election and until their successors have been duly elected and qualified. The classification of the Board will have the effect of making it more difficult for stockholders to change the composition of the Board, because only a minority of the directors are up for election at each annual meeting, and the Board may not be replaced by vote of the stockholders at any one time.

 Number of Directors; Removal; Filling Vacancies

  The Certificate of Incorporation provides that the number of members of the Board of Directors will be fixed from time to time pursuant to the By-laws. The By-laws provide that the Board will consist of one or more members, the number of which will be determined from time to time by the Board. The Certificate of Incorporation and By-laws provide that in the event of any increase or decrease in the authorized number of directors, (a) each director then serving as such shall nevertheless continue as a director of the class of which he is a member until the expiration of his current term, or his earlier death, retirement, resignation, or removal, and (b) the newly created or eliminated directorships resulting from such increase or decrease shall be apportioned by the Board among the three classes of directors so as to maintain such classes as nearly equal in number as reasonably possible. The Certificate of Incorporation and By-laws provide that directors may be removed only for cause except that a director who is also an officer may be removed upon ceasing to be an officer. The By-laws provide that vacancies, whether arising through death, retirement, resignation or removal of a director or through an increase in the authorized number of directors of any class, may only be filled by a majority vote of the remaining directors of the class in which such vacancy occurs, or by the sole remaining director of that class if one such director remains, or by the majority vote of the directors of the remaining classes if no such director remains, or by stockholders at an annual meeting of stockholders of the Company. A director elected to fill a vacancy shall serve for the remainder of the then present term of office of the class to which he is elected. These provisions would prevent any stockholder from enlarging the Board and then filling the new directorships with such stockholder's own nominees.

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

 No Stockholder Action by Written Consent; Special Meetings

  The Certificate of Incorporation and By-laws provide that any action required or permitted to be taken by the stockholders of the Company must be duly effected at a duly called annual or special meeting of such holders and may not be taken by any consent in writing by such holders. The Certificate of Incorporation and By-laws provide that special meetings of stockholders of the Company may be called only by the Chairman of the Board or the Board pursuant to a resolution stating the purpose or purposes thereof, and any power of stockholders to call a special meeting is specifically denied. No business other than that stated in the notice shall be transacted at any special meeting. These provisions will have the effect of delaying consideration of a stockholder proposal until the next annual meeting unless a special meeting is called by the Chairman, Vice Chairman, President or the Board for consideration of such proposal.

 Advance Notice for Stockholder Nominations and Proposals of New Business

  The By-laws require notice of any proposal to be presented by any stockholder or of the name of any person to be nominated by any stockholder for election as a director of the Company at a meeting of stockholders to be delivered to the Secretary of the Company not less than 60 nor more than 90 days prior to the date of the meeting. Accordingly, failure by a stockholder to act in compliance with the notice provisions will mean that the stockholder will not be able to nominate directors or propose new business.

 Amendments

  The Certificate of Incorporation provides that the affirmative vote of the holders of at least 80% of the stock entitled to vote generally in the election of directors, voting together as a single class, or a majority of the Board of Directors is required to amend provisions of the By-laws relating to stockholder action without a meeting; the calling of special meetings; the number (or manner of determining the number), election and term of the Company's directors; the filling of vacancies; and the removal of directors.

CERTAIN PROVISIONS OF DELAWARE LAW

  Following the consummation of the Offering, the Company will be subject to the "Business Combination" provisions of Section 203 of the DGCL. In general, such provisions prohibit a publicly held Delaware corporation from engaging in various "business combination" transactions with any "interested stockholder" for a period of three years after the date of the transaction in which the person became an "interested stockholder," unless: (i) the transaction is approved by the Board of Directors prior to the date the "interested stockholder" obtained such status; (ii) upon consummation of the transaction which resulted in the stockholder becoming an "interested stockholder," the "interested stockholder" owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the number of shares outstanding those shares owned by
(a) persons who are directors and also officers and (b) employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or (iii) on or subsequent to such date the "business combination" is approved by the Board of Directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the "interested stockholder." A "business combination" is defined to include mergers, asset sales and other transactions resulting in financial benefit to a stockholder. In general, an "interested stockholder" is a Person who, together with affiliates and associates, owns (or within three years, did own) 15% or more of a corporation's voting stock. The statute could prohibit or delay mergers or other takeover or change in control attempts with respect to the Company and, accordingly, may discourage attempts to acquire the Company.

  Section 203 and the provision of the Company's Certificate of Incorporation and By-laws described above may make it more difficult for a third party to acquire, or discourage bids for, the Company. Section 203 and these provisions could have the effect of inhibiting attempts to change the membership of the Company's Board of Directors.

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

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

  Section 102 of the DGCL authorizes a Delaware corporation to include a provision in its certificate of incorporation limiting or eliminating the personal liability of its directors to the corporation and its stockholders for monetary damages for breach of the directors' fiduciary duty of care. The duty of care requires that, when acting on behalf of the corporation, directors exercise an informed business judgment based on all material information reasonably available to them. Absent the limitations authorized by such provision, directors are accountable to corporations and their stockholders for monetary damages for conduct constituting gross negligence in the exercise of their duty of care. Although Section 102 of the DGCL does not change a director's duty of care, it enables corporations to limit available relief to equitable remedies such as injunction or rescission. The Company's Certificate of Incorporation and By-laws include provisions which limit or eliminate the personal liability of its directors to the fullest extent permitted by Section 102 of the DGCL. Consequently, a director or officer will not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for (i) any breach of the director's duty of loyalty to the Company or its stockholders, (ii) acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases, redemptions or other distributions and (iv) any transaction from which the director derived an improper personal benefit.

  The Certificate of Incorporation and By-laws provide that the Company will indemnify to the full extent permitted by law any person made or threatened to be made a party to any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such person or such person's testator or intestate is or was a director, officer or employee of the Company or serves or served at the request of the Company as a director, officer or employee. The Certificate of Incorporation and By-laws provide that expenses, including attorneys' fees, incurred by any such person in defending any such action, suit or proceeding will be paid or reimbursed by the Company promptly upon receipt by it of an undertaking of such person to repay such expenses if it shall ultimately be determined that such person is not entitled to be indemnified by the Company.
The inclusion of these indemnification provisions in the Company's Certificate of Incorporation and By-laws is intended to enable the Company to attract qualified persons to serve as directors and officers who might otherwise be reluctant to do so.

  The directors and officers of the Company are insured under policies of insurance maintained by the Company, subject to the limits of the policies, against certain losses arising from any claim made against them by reason of being or having been such officers or directors. In addition, the limited liability provisions in the Certificate of Incorporation and the indemnification provisions in the Certificate of Incorporation and By-laws may discourage stockholders from bringing a lawsuit against directors for breach of their fiduciary duty (including breaches resulting from grossly negligent conduct) and may have the effect of reducing the likelihood of derivative litigation against directors and officers, even though such an action, if successful, might otherwise have benefitted the Company and it stockholders. Furthermore, a stockholder's investment in the Company may be adversely affected to the extent the Company pays the costs of settlement and damage awards against directors and officers of the Company pursuant to the indemnification provisions in the Company's By-laws. The limited liability provisions in the Certificate of Incorporation will not limit the liability of directors under federal securities laws.

LISTING

  The Common Stock has been approved for listing on the NYSE under the symbol "ZD," subject to official notice of issuance.

TRANSFER AGENT AND REGISTRAR

  The Transfer Agent and Registrar for the Common Stock is The Bank of New
York.

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

                        SHARES ELIGIBLE FOR FUTURE SALE

  Prior to the Offering, there has been no market for the Common Stock of the Company. The Company can make no predictions as to the effect, if any, that sales of shares or the availability of shares for sale will have on the market price prevailing from the time. Nevertheless, sales of significant amounts of Common Stock in the public market, or the perception that such sales may occur, could adversely affect the prevailing market prices. See "Risk Factors--Shares Eligible for Future Sale."

  Upon completion of the Offering, the Company expects to have 100,000,000 shares of Common Stock outstanding. Of the shares outstanding after the Offering, the 25,800,000 shares of Common Stock (29,670,000 shares if the U.S. Underwriters' over-allotment is exercised in full) sold in the Offering and that portion of 100,000 shares which SOFTBANK Kingston, Inc. intends to sell concurrently with the Offering pursuant to the Registration Statement of which this Prospectus forms a part will be freely tradeable without restriction under the Securities Act, except for any such shares which may be acquired by an "affiliate" of the Company (an "Affiliate"), which shares will be subject to the volume limitations of Rule 144. As defined in Rule 144, an Affiliate of an issuer is a person that, directly or indirectly, through one or more intermediaries, controls or is controlled by, or is under common control with, such issuer.

  An aggregate of 74,100,000 shares of Common Stock held by existing stockholders upon completion of the Offering will be "restricted securities" (as that phrase is defined in Rule 144) and may not be resold in the absence of registration under the Securities Act or pursuant to exemptions from such registration, including among others, the exemption provided by Rule 144 under the Securities Act. One year after the date of this Prospectus, such shares of Common Stock will be eligible for sale in the public market pursuant to Rule 144, subject to the volume limitations and other restrictions described below.

  In general, under Rule 144 as currently in effect, beginning 90 days after the date of this Prospectus, if a period of at least one year has elapsed since the later of the date the "restricted securities" were acquired from the Company and the date they were acquired from an Affiliate, then the holder of such restricted securities (including an Affiliate) is entitled to sell a number of shares within any three-month period that does not exceed the greater of 1% of the then outstanding shares of the Common Stock (approximately 1,000,000 shares immediately after the Offering) or the average weekly reported volume of trading of the Common Stock on the NYSE during the four calendar weeks preceding such sale. The holder may only sell such shares through unsolicited brokers' transactions. Sales under Rule 144 are also subject to certain requirements pertaining to the manner of such sales, notices of such sales and the availability of current public information concerning the Company. Affiliates may sell shares not constituting restricted shares in accordance with the foregoing volume limitations and other requirements without regard to any holding period. Under Rule 144 (k), if a period of at least two years has elapsed between the later of the date restricted securities were acquired from the Company and the date they were acquired from an Affiliate, as applicable, a holder of such restricted securities who is not an Affiliate at the time of the sale and has not been an Affiliate for at least three months prior to the sale would be entitled to sell the shares immediately without regard to the volume limitations and other restrictions described above.

  Any employee of the Company who purchased his or her shares of Common Stock or received an option to purchase Common Stock pursuant to a written compensation plan or contract while the Company was not subject to the reporting requirements of the U.S. Securities Exchange Act of 1934, as amended (the "Exchange Act") may be entitled to rely on the resale provisions of Rule 701 under the Securities Act, which permits nonaffiliates to sell their Rule 701 shares without having to comply with the current public information, holding period, volume limitation or notice provisions of Rule 144 and permits Affiliates to sell their Rule 701 shares without having to comply with the holding period provision of Rule 144, in each case beginning 90 days after the Company became subject to the reporting requirements of the Exchange Act.

  The Company and Softbank entered into a Registration Rights Agreement, dated as of April 1, 1998 (the "Registration Rights Agreement"), in connection with the Offering. The Registration Rights Agreement provides Softbank with the right to require the Company to register any or all of the Common Stock held by it in a public offering pursuant to the Securities Act of 1933, as amended. Pursuant to the Registration Rights

Agreement, Softbank also has the right to "piggyback" or include its Common Stock in any registration of Common Stock made by the Company.

  Notwithstanding the foregoing, in connection with the Offering, each of the Company and SBH, which owns in aggregate 74.2 million shares of Common Stock, has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, during the period ending 180 days after the date of the Prospectus, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause
(i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement, (b) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (c) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the shares, (d) the issuance of shares of Common Stock in connection with the Reorganization, or (e) the sale of up to 65,000 shares of Common Stock issued in exchange for the Kingston assets. In addition, SBH has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

                      DESCRIPTION OF CERTAIN INDEBTEDNESS

  The following summaries of certain material provisions of the Company's Notes and Credit Facility do not purport to be complete and are subject to, and qualified in their entirety by, the Company's Indenture (as defined below) and Credit Facility, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus forms a part and by the provisions of applicable law. See "Additional Information."

NOTES

 General

  The Notes are to be issued under an Indenture, to be dated as of      , 1998
(the "Indenture"), between the Company and The Bank of New York, as trustee (the "Trustee"). The Notes are general unsecured senior subordinated obligations of the Company, and will rank on a parity with all other unsecured and subordinated indebtedness of the Company. The Notes will be subordinated in right of payment to all senior indebtedness of the Company (including indebtedness under the Credit Agreement) as well as all other Senior Indebtedness (as defined in the Indenture).

  The Notes will be limited to $250,000,000 aggregate principal amount and
will mature on      , 2008. Interest on the Notes will be payable on      and
      of each year, commencing      , 1998 at the rate of  % per annum. The
Notes will be redeemable, at the Company's option, in whole or in part, at any
time after      , 2003, at redemption prices starting at   % of their
principal amount and declining to 100% of their principal amount on or after
     , 2006 plus accrued and unpaid interest. In addition, upon a change of control of the Company, each holder of Notes will have the right to require the Company to purchase such holder's Notes. The Company will be permitted to redeem a portion of the Notes following one or more public equity offerings
consummated prior to      , 2001.

 Covenants

  The Indenture contains certain restrictive covenants, including, among others, the following: (i) a limitation on the ability of the Company and its Restricted Subsidiaries (as defined in the Indenture) to incur any indebtedness other than Permitted Indebtedness (as defined in the Indenture) or to incur senior subordinated indebtedness or certain indebtedness secured by liens; (ii) a limitation on the ability of the Company and its Restricted Subsidiaries to, directly or indirectly, make any Restricted Payment (as defined in the Indenture), including payment of dividends, prepayment of subordinated indebtedness and the repurchase of capital stock; (iii) a limitation on the ability of the Company to suffer to exist certain dividend and other payment restrictions affecting its Restricted Subsidiaries; (iv) a limitation on the ability of the Company to sell or to permit any Restricted Subsidiary to issue or sell capital stock of a Restricted Subsidiary; (v) a limitation on the ability of the Company and its Restricted Subsidiaries to consummate certain Asset Sales (as defined in the Indenture) unless certain conditions are fulfilled; and (vi) limitations on any transaction with affiliates. Certain of these covenants will terminate if and when the Notes receive an investment grade rating.

  In addition, the Indenture limits the ability of the Company to merge with or to transfer all or substantially all of its assets to another person. Except as set forth above, the Indenture does not contain any material quantitative financial requirements. The Notes provide for acceleration upon customary events of default.

CREDIT FACILITY

  The Company has obtained a commitment letter from The Bank of New York, Morgan Stanley Senior Funding, DLJ Capital Funding and The Chase Manhattan Bank to provide a $1.35 billion term Credit Facility. In connection with the Reorganization, the Company will enter into the Credit Facility and borrow $1.25 billion thereunder. The Credit Facility will consist of a seven year $500 million reducing revolving credit facility (with $400 million drawn at consummation of the Offerings), a seven year $450 million term loan and an eight year

$400 million term loan. The revolving credit commitments will be reduced and the $450 million term loan will be amortized, beginning in September 2000, by
(x) 10% in 2000, in two equal quarterly installments, (y) 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and (z) 10% at final maturity in March 2005. The $400 million term loan will be amortized, beginning in September 2000, by (x) $2 million in 2000, in two equal quarterly installments, (y) $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and (z) $378 million at final maturity in March 2006. The Credit Facility will be secured, in part, by a first priority security interest in capital stock of certain subsidiaries of the Company and will be guaranteed by certain wholly-owned domestic subsidiaries of the Company (in each case, including ZDI and ZDCF).

  The Credit Facility will contain certain customary affirmative and negative covenants, including covenants (subject to certain exceptions) with respect to, among other things, the delivery of financial statements and other information, limitations on dispositions of assets, changes of business and ownership, mergers or acquisitions, restricted payments, indebtedness, loans and investments, and transactions with affiliates, negative pledge of assets, maintenance of adequate and customary insurance coverage, compliance with all applicable laws and regulations, and restriction on modifications of certain agreements, charter documents or other material documents without the consent of the lenders. The Credit Facility will also contain certain financial covenants.

  The failure to satisfy any of the covenants would constitute an Event of Default under the Credit Facility. The Credit Facility will also include other customary events of default, including, without limitation, nonpayment, misrepresentation in a material respect, cross-default to other indebtedness, bankruptcy, ERISA, judgments and change of control.

  The Credit Facility is subject to certain terms and conditions, including without limitation negotiation, execution and delivery of definitive financing agreements, in each case containing terms and conditions, representations and warranties, covenants, indemnifications, events of default and conditions to lending. There can be no assurance as to when or whether the Credit Facility will be entered into or as to whether the Credit Facility will contain the terms and conditions described above, and such may contain terms and conditions more favorable or less favorable to the Company than set forth above.

                    CERTAIN UNITED STATES TAX CONSEQUENCES
                      TO NON-U.S. HOLDERS OF COMMON STOCK

  The following is a general discussion of the material United States federal income and estate tax consequences of the ownership and disposition of Common Stock by a person that, for United States federal income tax purposes, is a non-resident alien individual, a foreign corporation, a foreign partnership or an estate or trust, in each case not subject to United States federal income tax on a net income basis in respect of income or gain from Common Stock (a "non-U.S. holder"). This discussion does not consider the specific facts and circumstances that may be relevant to particular holders in light of their personal circumstances and does not address the treatment of non-U.S. holders of Common Stock under the laws of any state, local or foreign taxing jurisdiction. Further, the discussion is based on provisions of the United States Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect on the date hereof and all of which are subject to change on a possibly retroactive basis. Each prospective holder is urged to consult a tax advisor with respect to the United States federal tax consequences of acquiring, holding and disposing of Common Stock, as well as any tax consequences that may arise under the laws of any state, local or foreign taxing jurisdiction.

DIVIDENDS

  Dividends paid to a non-U.S. holder of Common Stock will be subject to withholding of United States federal income tax at a 30% rate or such lower rate as may be specified by an applicable income tax treaty, unless the dividends are effectively connected with the conduct of a trade or business within the United States (and are attributable to a United States permanent establishment of such holder, if an applicable income tax treaty so requires as a condition for the non-U.S. holder to be subject to United States income tax on a net income basis in respect of such dividends). Such "effectively connected" dividends are subject to tax at rates applicable to United States citizens, resident aliens and domestic United States corporations, and are not generally subject to withholding. Any such effectively connected dividends received by a non-United States corporation may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  Under currently effective United States Treasury regulations, dividends paid to an address in a foreign country are presumed to be paid to a resident of that country (unless the payor has knowledge to the contrary) for purposes of the withholding discussed above and, under the current interpretation of United States Treasury regulations, for purposes of determining the applicability of a tax treaty rate. Under recently finalized United States Treasury regulations that will generally be effective for distributions after December 31, 1999 (the "Final Withholding Regulations"), however, a non-U.S. holder of Common Stock who wishes to claim the benefit of an applicable treaty rate would be required to satisfy applicable certification requirements. In addition, under the Final Withholding Regulations, in the case of Common Stock held by a foreign partnership, (x) the certification requirement would generally be applied to the partners of the partnership and (y) the partnership would be required to provide certain information, including a United States taxpayer identification number. The Final Withholding Regulations also provide look-through rules for tiered partnerships.

  A non-U.S. holder of Common Stock that is eligible for a reduced rate of United States withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the United States Internal Revenue Service.

GAIN ON DISPOSITION OF COMMON STOCK

  A non-U.S. holder generally will not be subject to United States federal income tax in respect of gain recognized on a disposition of Common Stock except in the following circumstances: (i) the gain is effectively connected with a trade or business conducted by the non-U.S. holder in the United States (and is attributable to a permanent establishment maintained in the United States by such non-U.S. holder if an applicable income tax treaty so requires as a condition for such non-U.S. holder to be subject to United States taxation on a net income basis in respect of gain from the sale or other disposition of the Common Stock); (ii) in the case of a non-U.S. holder who is an individual and holds the Common Stock as a capital asset, such holder is present in the United States for 183 or more days in the taxable year of the sale and certain other conditions exist; (iii) the Company is or has been a "United States real property holding corporation" for federal income tax purposes and, in the event that the Common Stock is considered "regularly traded on an established securities market," the non-U.S. holder held, directly or indirectly at any time during the five-year period ending on the date of disposition, more than 5% of the Common Stock (and is not eligible for any treaty exemption); or (iv) the non-U.S. holder is subject to tax pursuant to certain provisions of the Code applicable to U.S. expatriates. Effectively connected gains realized by a corporate non-U.S. Holder may also, under certain circumstances, be subject to an additional "branch profits tax" at a 30% rate or such lower rate as may be specified by an applicable income tax treaty.

  The Company believes it is not currently, and does not anticipate becoming, a "United States real property holding corporation" for federal income tax purposes.

FEDERAL ESTATE TAXES

  Common Stock held by a non-U.S. holder at the time of death will be included in such holder's gross estate for United States federal estate tax purposes, unless an applicable estate tax treaty provides otherwise.

INFORMATION REPORTING AND BACKUP WITHHOLDING

  Under current law, United States information reporting requirements (other than reporting of dividend payments for purposes of the withholding tax noted above) and backup withholding tax generally will not apply to dividends paid to non-U.S. holders that are either subject to the 30% withholding discussed above or that are not so subject because an applicable tax treaty reduces such withholding. Otherwise, backup withholding of United States federal income tax at a rate of 31% may apply to dividends paid with respect to Common Stock to holders that are not "exempt recipients" and that fail to provide certain information (including the holder's United States taxpayer identification number). Generally, unless the payor of dividends has definite knowledge that the payee is a United States person, the payor may treat dividend payments to a payee with a foreign address as exempt from information reporting and backup withholding. However, under the Final Withholding Regulations, dividend payments generally will be subject to information reporting and backup withholding unless applicable certification requirements are satisfied. See the discussion above with respect to the rules applicable to foreign partnerships under the Final Withholding Regulations.

  In general, United States information reporting and backup withholding requirements also will not apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a non-United States broker. However, United States information reporting (but not backup withholding) requirements will apply to a payment made outside the United States of the proceeds of a sale of Common Stock through an office outside the United States of a broker (i) that is a United States person, (ii) that derives 50% or more of its gross income for certain periods from the conduct of a trade or business in the United States, (iii) that is a "controlled foreign corporation" as to the United States, or (iv) (effective beginning January 1, 2000) a foreign partnership, if at any time during its tax year, one or more of its partners are U.S. persons (as defined in U.S. Treasury regulations) who in the aggregate hold more than 50% of the income or capital interest in the partnership or if, at any time during its tax year, such foreign partnership is engaged in a United States trade or business, unless the broker has documentary evidence in its records that the holder or beneficial owner is a non-United States person or the holder or beneficial owner otherwise establishes an exemption. Payment of the proceeds of the sale of Common Stock to or through a United States office of a broker is currently subject to both United States backup withholding and information reporting unless the holder certifies its non-United States status under penalties of perjury or otherwise establishes an exemption.

  A non-United States holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.

                                 UNDERWRITERS

  Under the terms and subject to the conditions contained in the Underwriting Agreement dated the date hereof (the "Underwriting Agreement"), the U.S. Underwriters named below, for whom Morgan Stanley & Co. Incorporated ("Morgan Stanley"), Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), Goldman, Sachs & Co. and Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") are acting as U.S. Representatives, and the International Underwriters named below for whom Morgan Stanley & Co. International Limited, Merrill Lynch International, Goldman Sachs International and Donaldson, Lufkin & Jenrette International are acting as International Representatives, have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:

                                                                      NUMBER OF
                                NAME                                    SHARES
                                ----                                  ----------
U.S. Underwriters:
  Morgan Stanley & Co. Incorporated.................................
  Merrill Lynch, Pierce, Fenner & Smith
       Incorporated.................................................
  Goldman, Sachs & Co. .............................................
  Donaldson, Lufkin & Jenrette Securities Corporation...............
                                                                      ----------
    Subtotal........................................................  20,640,000
                                                                      ----------
International Underwriters:
  Morgan Stanley & Co. International Limited........................
  Merrill Lynch International.......................................
  Goldman Sachs International.......................................
  Donaldson, Lufkin & Jenrette International........................
                                                                      ----------
    Subtotal........................................................   5,160,000
                                                                      ----------
    Total...........................................................  25,800,000
                                                                      ==========

  The U.S. Underwriters and the International Underwriters, and the U.S. Representatives and the International Representatives, are collectively referred to as the "Underwriters" and the "Representatives," respectively. The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions. The Underwriters are obligated to take and pay for all of the shares of Common Stock offered hereby (other than those covered by the U.S. Underwriters' over-allotment option described below) if any such shares are taken.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares (as defined herein) for the account of anyone other than a United States or Canadian Person (as defined herein) and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares outside the United States or Canada or to anyone other than a United States or Canadian Person. Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that, with certain exceptions: (i) it is not purchasing any Shares for the account of any United States or Canadian Person and (ii) it has not offered or sold, and will not offer or sell, directly or indirectly, any Shares or distribute any prospectus relating to the Shares in the United States or Canada or to any United States or Canadian Person. With respect to any Underwriter that is a U.S. Underwriter and an International Underwriter, the foregoing representations and agreements
(i) made by it in its capacity as a U.S. Underwriter apply only to it in its capacity as a U.S. Underwriter and (ii) made by it in its capacity as an

International Underwriter apply only to it in its capacity as an International Underwriter. The foregoing limitations do not apply to stabilization transactions or to certain other transactions specified in the Agreement between U.S. and International Underwriters. As used herein, "United States or Canadian Person" means any national or resident of the United States or Canada, or any corporation, pension, profit-sharing or other trust or other entity organized under the laws of the United States or Canada or of any political subdivision thereof (other than a branch located outside the United States and Canada of any United States or Canadian Person), and includes any United States or Canadian branch of a person who is otherwise not a United States or Canadian Person. All shares of Common Stock to be purchased by the Underwriters under the Underwriting Agreement are referred to herein as the "Shares."

  Pursuant to the Agreement between U.S. and International Underwriters, sales may be made between the U.S. Underwriters and International Underwriters of any number of Shares as may be mutually agreed. The per share price of any Shares sold shall be the public offering price set forth on the cover page hereof, in United States dollars, less an amount not greater than the per share amount of the concession to dealers set forth below.

  Pursuant to the Agreement between U.S. and International Underwriters, each U.S. Underwriter has represented that it has not offered or sold, and has agreed not to offer or sell, any Shares, directly or indirectly, in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and has represented that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made. Each U.S. Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, directly or indirectly, any of such Shares in any province or territory of Canada or to, or for the benefit of, any resident of any province or territory of Canada in contravention of the securities laws thereof and that any offer or sale of Shares in Canada will be made only pursuant to an exemption from the requirement to file a prospectus in the province or territory of Canada in which such offer or sale is made, and that such dealer will deliver to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as contained in this sentence.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has represented and agreed that (i) it has not offered or sold and, prior to the date six months after the closing date for the sale of the Shares to the International Underwriters, will not offer or sell, any Shares to persons in the United Kingdom except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments (as principal or agent) for the purposes of their businesses or otherwise in circumstances which have not resulted and will not result in an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995; (ii) it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the Shares in, from or otherwise involving the United Kingdom; and (iii) it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the offering of the Shares to a person who is of a kind described in Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 or is a person to whom such document may otherwise lawfully be issued or passed on.

  Pursuant to the Agreement between U.S. and International Underwriters, each International Underwriter has further represented that it has not offered or sold, and has agreed not to offer or sell, directly or indirectly, in Japan or to or for the account of any resident thereof, any of the Shares acquired in connection with the distribution contemplated hereby, except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law. Each International Underwriter has further agreed to send to any dealer who purchases from it any of the Shares a notice stating in substance that, by purchasing such Shares, such dealer represents and agrees that it has not offered or sold, and will not offer or sell, any of such Shares, directly or indirectly, in Japan or to or for the account of any resident thereof except for offers or sales to Japanese International Underwriters or dealers and except pursuant to any exemption from the registration requirements of the Securities and Exchange Law and otherwise in compliance with applicable provisions of Japanese law, and that such dealer will send to any other dealer to whom it sells any of such Shares a notice containing substantially the same statement as contained in this sentence.

  The Underwriters initially propose to offer part of the shares of Common Stock directly to the public at the public offering price set forth on the cover page hereof and part to certain dealers at a price that represents a
concession not in excess of $          a share under the public offering
price. Any Underwriter may allow, and such dealers may reallow, a concession
not in excess of $               a share to other Underwriters or to certain
other dealers. After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.

  The Company has granted to the U.S. Underwriters an option, exercisable for 30 days from the date of this Prospectus, to purchase up to an aggregate of 3,870,000 additional shares of Common Stock at the public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The U.S. Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each U.S. Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such U.S. Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all U.S. Underwriters in the preceding table.

  The Common Stock has been approved for listing on the New York Stock Exchange under the symbol "ZD," subject to official notice of issuance. In order to meet the requirements for listing the Common Stock on the New York Stock Exchange, the Underwriters have undertaken to meet the New York Stock Exchange's minimum distribution, issuance and aggregate market value requirements.

  At the request of the Company, the Underwriters have reserved shares of Common Stock offered hereby for sale, at the initial public offering price, up to 1,550,000 shares to be issued by the Company and offered hereby for directors, officers, employees, business associates and related persons of the Company. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such individuals purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the general public on the same basis as the other shares offered hereby.

  Each of the Company and SBH has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, during the period ending 180 days after the date of the Prospectus, they will not, directly or indirectly, (i) offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by such person or are thereafter acquired directly from the Company) or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or such other securities, in cash or otherwise. The restrictions described in this paragraph do not apply to (a) the sale to the Underwriters of the shares of Common Stock under the Underwriting Agreement,
(b) the issuance by the Company of shares of Common Stock upon the exercise of an option or a warrant or the conversion of a security outstanding on the date of this Prospectus of which the Underwriters have been advised in writing, (c) transactions by any person other than the Company relating to shares of Common Stock or other securities acquired in open market transactions after the completion of the offering of the Shares, (d) the issuance of shares of Common Stock in connection with the Reorganization or (e) the sale of up to 65,000 shares of Common Stock issued in exchange for the Kingston assets. In addition, SBH has agreed that, without the prior written consent of Morgan Stanley & Co. Incorporated on behalf of the Underwriters, neither it nor any of its affiliates will, during the period ending 180 days after the date of the Prospectus, make any demand for, or exercise any right with respect to, the registration of any shares of Common Stock or any security convertible into or exercisable or exchangeable for Common Stock.

  The Underwriters have informed the Company that they do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

  In order to facilitate the offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering if the syndicate repurchases previously distributed shares of Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

  The Company and the Underwriters have agreed to indemnify each other against certain liabilities, including liabilities under the Securities Act.

  The Underwriters have agreed to reimburse the Company for a portion of the Company's expenses in connection with the Offering.

  Concurrently with the Offering, SOFTBANK Kingston Inc., an affiliate of the Company and a wholly-owned subsidiary of SBH, intends to sell a portion of the 100,000 shares of Common Stock of the Company issued to Kingston in exchange for certain assets transferred to the Company which shares are included in the Registration Statement of which this Prospectus forms a part. SOFTBANK Kingston Inc. may sell such shares directly to purchasers or to or through underwriters, brokers/dealers or agents. See "The Reorganization" and "Principal Stockholders."

  Certain of the Underwriters from time to time perform various investment banking services for the Company and Softbank, for which such Underwriters receive compensation. Morgan Stanley, Merrill Lynch and DLJ are also acting as underwriters in connection with the Notes Offering and will receive customary discounts and commissions in connection therewith. Morgan Stanley Senior Funding, an affiliate of Morgan Stanley, and DLJ Capital Funding, an affiliate of DLJ, will each act as an agent and a lender under the Credit Facility and will receive fees pursuant to the Credit Facility customary to performing such services. In addition, Morgan Stanley Senior Funding is currently a lender to SBH under a $450 million revolving credit facility and will receive fees pursuant to such financing arrangement customary to performing such services.

PRICING OF OFFERING

  Prior to the Offering, there has been no public market for the Common Stock. Consequently, the initial public offering price for the Common Stock will be determined by negotiations between the Company and the Representatives. Among the factors to be considered in determining the initial public offering price will be the Company's record of operations, the Company's current financial position and future prospects, the experience of its management, the economics of the industry in general, the general condition of the equity securities markets, sales, earnings and certain other financial operation information of the Company in recent periods, the price-earnings ratios, price-sales ratios, market prices of securities and certain financial and operating information of companies engaged in activities similar to those of the Company. The estimated initial public offering price range set forth on the cover page of this Preliminary Prospectus is subject to change as a result of market conditions and other factors.

                                 LEGAL MATTERS

  The validity of the Common Stock offered hereby will be passed upon for the Company by Sullivan & Cromwell, New York, New York, U.S. counsel to the Company. Stephen A. Grant, a partner of Sullivan & Cromwell, owns 5,350 shares of common stock of SOFTBANK Corp., which are held in a retirement account. Certain legal matters will be passed upon for the Underwriters by Davis Polk & Wardwell, New York, New York.

                                    EXPERTS

  The Balance Sheet of ZD Inc. as of March 27, 1998 and the Combined Financial Statements of Ziff-Davis Inc. and ZD COMDEX and Forums Inc. as of December 31, 1996 and 1997 and for the three years in the period ended December 31, 1997 and the Consolidated Financial Statements of Ziff-Davis Inc. at December 31, 1995 and February 28, 1996 and for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, included in this Prospectus have been so included in reliance upon the reports of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-1 (together with all amendments and exhibits, the "Registration Statement") under the Securities Act, and the rules and regulations promulgated thereunder, with respect to the Common Stock offered hereby. This Prospectus, which constitutes part of the Registration Statement, does not contain all of the information set forth in the Registration Statement, certain parts of which are omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is hereby made to the Registration Statement and to the schedules and exhibits thereto. The Registration Statement, including the exhibits and schedules thereto, may be inspected, without charge, and copies may be obtained, at prescribed rates, at the public reference facilities of the Commission maintained at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549. Copies of the Registration Statement may also be inspected, without charge, at the Commission's regional office at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Chicago, Illinois 60661. In addition, copies of the Registration Statement may be obtained by mail at prescribed rates, from the Commission's Public Reference Section at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains a Web site (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  Statements contained in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to each such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the document or matter involved, and each such statement shall be deemed qualified in its entirety by such reference.

  Upon completion of the Offering, the Company will become subject to the information and periodic reporting requirements of the Exchange Act, and, in accordance therewith, will file periodic reports, proxy statements and other information with the Commission. Such periodic reports, proxy statements and other information will be available for inspection and copying at the public reference facilities, regional offices and Web site referred to above.

                         INDEX TO FINANCIAL STATEMENTS

                                                                           PAGE
                                                                           ----
ZD INC.
 Report of independent accountants........................................  F-2
 Balance sheet as of March 27, 1998.......................................  F-3
 Notes to balance sheet...................................................  F-4
ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
 Report of independent accountants........................................  F-5
 Combined balance sheets as of December 31, 1996 and 1997.................  F-6
 Combined statements of operations for the years ended December 31, 1995,
  1996 and 1997...........................................................  F-7
 Combined statements of cash flows for the years ended December 31, 1995,
  1996 and 1997...........................................................  F-8
 Combined statements of changes in stockholder's equity for the years ended December 31, 1995, 1996 and 1997..................................  F-9
 Notes to combined financial statements................................... F-10
ZDI (ZIFF-DAVIS INC.)
 Report of independent accountants........................................ F-28
 Consolidated balance sheets as of December 31, 1995 and February 28,
  1996.................................................................... F-29
 Consolidated statements of operations for the year ended December 31,
  1995 and for the period from January 1, 1996 to February 28, 1996....... F-30
 Consolidated statements of cash flows for the year ended December 31,
  1995 and for the period from January 1, 1996 to February 28, 1996....... F-31
 Consolidated statements of changes in stockholder's equity for the year ended December 31, 1995 and for the period from January 1, 1996 to
  February 28, 1996....................................................... F-32
 Notes to consolidated financial statements............................... F-33

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors of
ZD Inc.

In our opinion, the accompanying balance sheet presents fairly, in all material respects, the financial position of ZD Inc. at March 27, 1998 in conformity with generally accepted accounting principles. This balance sheet is the responsibility of the Company's management; our responsibility is to express an opinion on this balance sheet based on our audit. We conducted our audit in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the balance sheet is free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the balance sheet, assessing the accounting principles used and significant estimates made by management, and evaluating the overall balance sheet presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
New York, NY
March 27, 1998

                                    ZD INC.

                                 BALANCE SHEET

                                ASSETS
                                                                       MARCH 27,
                                                                         1998
                                                                       ---------
Cash..................................................................   $ --
                                                                         -----
Total assets..........................................................   $ --
                                                                         =====
                 LIABILITIES AND STOCKHOLDERS' EQUITY
Commitments and contingencies (Notes 1 and 2).........................
Stockholders' equity..................................................   $ --
                                                                         -----
Total liabilities and stockholders' equity............................   $ --
                                                                         =====



   The accompanying notes are an integral part of these financial statements.

                                    ZD INC.

                            NOTES TO BALANCE SHEET

1. ORGANIZATION

  ZD Inc. (the "Company") is a newly formed nonstock corporation incorporated in the State of Delaware on February 4, 1998. Upon completion of the reorganization discussed below, the Company will be a majority-owned indirect subsidiary of SOFTBANK Corp. and affiliates ("Softbank"). The Company's capital structure after the reorganization will consist of 10,000,000 authorized shares of $.01 par value preferred stock with no shares issued and outstanding and 120,000,000 authorized shares of $.01 shares of common stock with 74,200,000 shares issued and outstanding.

  The Company was formed to effect the reorganization of ZDI (Ziff-Davis Inc.) and ZDCF (ZD COMDEX and Forums Inc.), both indirect wholly-owned subsidiaries of Softbank. The reorganization is expected to be completed in the second quarter of 1998 and will be accounted for in a manner similar to a pooling of interests as the Company, ZDI and ZDCF will be companies under common control.

  There have been no operations of ZD Inc. as of March 27, 1998, and, accordingly, statements of ZD Inc.'s operations and cash flows have not been included herein.

2. FINANCING ARRANGEMENTS

  The Company expects to raise approximately $400,000,000 from the initial public offering of its Common Stock, approximately $250,000,000 in notes, and approximately $1,250,000,000 of senior bank debt. There can be no assurances that the expected levels of financing from the Common Stock and Notes Offerings will be obtained.

  The Company has obtained a commitment from a group of banks to enter into a $1.35 billion Credit Facility. The Credit Facility will consist of a seven-year $500 million reducing revolving credit facility (with $400 million drawn at closing), a seven-year $450 million term loan and an eight-year $400 million term loan. The revolving credit will be available for loans, letters of credit, and swing-line loans, subject to a certain maximum level of borrowing. The revolving credit commitments will be reduced and the $450 term loan will be amortized, beginning in September 2000, by (x) 10% in 2000, in two equal quarterly installments, (y) 20% in each of 2001, 2002, 2003 and 2004 in four equal quarterly installments and (z) 10% at final maturity in March 2005. The $400 million term loan will be amortized, beginning in September 2000, by (x) $2 million in 2000 in two equal quarterly installments, (y) $4 million in each of 2001, 2002, 2003, 2004 and 2005 in four equal quarterly installments and (z) $378 million at final maturity n March 2006. The Credit Agreement will also provide the Company the ability to increase the revolving credit portion by $300 million to $800 million at any time prior to June, 2000 if the banks agree to increase their commitments.

  Loans under both the revolving credit and term loan portions of the Credit Facility will bear interest at either LIBOR plus an applicable margin or the Alternate Base Rate plus an applicable margin. The applicable margin will be based on a pricing grid to be determined by the Company's ratio of total debt to EBITDA. The Company will also pay a commitment fee on the unused portion of the revolving credit.

  The funds raised will be used to retire substantially all of the existing notes payable to Softbank and its affiliates of ZDI and ZDCF, and for the purchase of certain assets from affiliated companies.

3. EMPLOYEE BENEFIT PLANS

 1998 Incentive Compensation Plan

  The Company adopted the 1998 Incentive Compensation Plan (the "Plan") to provide long-term incentives for its key employees and enhance shareholder value. The Plan provides for the issuance of up to 8,500,000 options, stock appreciation rights, stock awards and other interests in the Company's Common Stock. On February 13, 1998, the Company granted 5,254,700 options with an exercise price of $16.00 per share representing the fair value of such options at that date. Such options vest ratably over five years.

 1998 Employee Stock Purchase Plan

  The Company adopted the Employee Stock Purchase Plan (the "Stock Purchase Plan") whereby eligible employees may purchase the Company's Common Stock with after tax payroll deductions of 1% to 10% of their base pay. The price at which shares of Common Stock will be purchased is the lesser of 85% of the fair market value of a share of Common Stock on (i) the first business day of a purchase period or (ii) the last business day of a purchase period. The Company has reserved 1,500,000 shares of Common Stock for issuance under the Stock Purchase Plan.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ziff-Davis Inc. and ZD COMDEX and Forums Inc.

In our opinion, the accompanying combined balance sheets and the related combined statements of operations, cash flows and changes in stockholder's equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and ZD COMDEX and Forums Inc. and their subsidiaries (the "Companies") at December 31, 1997 and 1996, and the results of Ziff-Davis Inc.'s operations and cash flows for the period from February 29, 1996 to December 31, 1996 and for the year ended December 31, 1997 and the results of ZD COMDEX and Forums Inc.'s operations and cash flows for each of the three years in the period ended December 31, 1997, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Companies' management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

PRICE WATERHOUSE LLP
New York, NY
February 17, 1998

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
             (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

                            COMBINED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                            DECEMBER 31,
                                                        ----------------------
                                                           1996        1997
                                                        ----------  ----------
                        ASSETS
Current assets:
  Cash and cash equivalents............................ $   29,915  $   30,301
  Accounts receivable, net.............................    203,863     221,310
  Inventories..........................................     16,804      17,853
  Prepaid expenses and other current assets............     35,190      37,900
  Due from affiliates..................................     77,208     131,290
  Deferred taxes.......................................      8,674       8,794
                                                        ----------  ----------
Total current assets...................................    371,654     447,448
Property and equipment, net............................     53,561      53,536
Intangible assets, net.................................  3,148,333   3,030,333
Other assets...........................................     10,625      15,329
                                                        ----------  ----------
Total assets........................................... $3,584,173  $3,546,646
                                                        ==========  ==========
         LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable..................................... $   57,105  $   55,468
  Accrued expenses.....................................     79,921      80,094
  Unearned income, net.................................    174,876     154,682
  Due to affiliates and management.....................     69,416     398,332
  Current portion of notes payable to affiliates.......     33,198     125,790
  Other current liabilities............................      3,890       4,222
                                                        ----------  ----------
Total current liabilities..............................    418,406     818,588
Notes payable to affiliates............................  2,522,252   2,408,240
Deferred taxes.........................................    181,309     180,117
Other liabilities......................................     14,450      13,571
                                                        ----------  ----------
Total liabilities......................................  3,136,417   3,420,516
                                                        ----------  ----------
Commitments and contingencies (Notes 15, 16 and 18)
Stockholder's equity:
  Common stock, $.01 par value; 1,000 shares
   authorized;
   200 shares issued and outstanding...................        --          --
  Additional paid-in capital...........................    498,818     248,330
  Accumulated deficit..................................    (48,250)   (119,429)
  Deferred compensation................................     (2,448)       (996)
  Cumulative translation adjustment....................       (364)     (1,775)
                                                        ----------  ----------
Total stockholder's equity.............................    447,756     126,130
                                                        ----------  ----------
Total liabilities and stockholder's equity............. $3,584,173  $3,546,646
                                                        ==========  ==========

     The accompanying notes are an integral part of the combined financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
             (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

                       COMBINED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                        YEARS ENDED
                                                        DECEMBER 31,
                                                ------------------------------
                                                  1995      1996       1997
                                                --------  --------  ----------
Revenue, net:
  Publishing................................... $    --   $690,255  $  866,233
  Trade shows and conferences..................  202,729   264,884     287,528
                                                --------  --------  ----------
                                                 202,729   955,139   1,153,761
                                                --------  --------  ----------
Cost of production:
  Publishing...................................      --    184,159     225,712
  Trade shows and conferences..................   68,810    87,373      99,533
                                                --------  --------  ----------
                                                  68,810   271,532     325,245
Selling, general and administrative expenses...   46,939   456,690     564,344
Depreciation and amortization of property and
 equipment.....................................    1,412    32,303      30,379
Amortization of intangible assets..............   22,893   107,433     124,561
                                                --------  --------  ----------
Income from operations.........................   62,675    87,181     109,232
Related party interest expense, net............  (44,005) (120,646)   (190,445)
Other non-operating income, net................    4,199     6,341       8,722
                                                --------  --------  ----------
Income (loss) before income taxes..............   22,869   (27,124)    (72,491)
Provision (benefit) for income taxes...........   11,924    24,957      (1,312)
                                                --------  --------  ----------
Net income (loss).............................. $ 10,945  $(52,081) $  (71,179)
                                                ========  ========  ==========


     The accompanying notes are an integral part of the combined financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
             (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

                       COMBINED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                      YEARS ENDED
                                                      DECEMBER 31,
                                             --------------------------------
                                               1995        1996        1997
                                             ---------  -----------  --------
Cash flows from operating activities:
Net income (loss)........................... $  10,945  $   (52,081) $(71,179)
Adjustments to reconcile net income (loss)
 to net cash provided (used) by operating
 activities:
  Depreciation and amortization.............    24,305      139,736   154,940
  Income from equity investments............       --          (115)   (2,030)
  Deferred tax provision (benefit)..........    11,924       24,957    (1,312)
  Provision for bad debts, returns and can-
   cellations...............................       662       14,475    13,616
  Compensation earned on restricted stock...       --         1,080     3,916
  Changes in operating assets and liabili-
   ties:
    Accounts receivable.....................   (26,041)     (52,561)  (32,515)
    Inventories.............................       --         7,788      (853)
    Accounts payable and accrued expenses...     9,516       12,850    (7,376)
    Unearned income.........................    (3,153)       1,392   (20,194)
    Due to affiliates and management........    (7,460)     (29,303)  (38,543)
    Other, net..............................     5,470       (6,675)   (1,834)
                                             ---------  -----------  --------
Net cash provided (used) by operating
 activities.................................    26,168       61,543    (3,364)
                                             ---------  -----------  --------
Cash flows from investing activities:
Capital expenditures........................    (3,367)     (22,365)  (30,196)
Acquisitions, net of cash acquired..........  (814,520)  (2,124,823)  (14,000)
                                             ---------  -----------  --------
Net cash used by investing activities.......  (817,887)  (2,147,188)  (44,196)
                                             ---------  -----------  --------
Cash flows from financing activities:
Proceeds from notes payable to affiliates...   575,450    1,080,000    10,000
Principal payments on notes payable to af-
 filiates...................................   (77,450)         --    (31,420)
Contributed capital.........................   317,408    1,015,652    69,366
Payment of dividends........................       --        (8,000)      --
                                             ---------  -----------  --------
Net cash provided by financing activities...   815,408    2,087,652    47,946
                                             ---------  -----------  --------
Net increase in cash and cash equivalents...    23,689        2,007       386
Cash and cash equivalents at beginning of
 year.......................................     4,219       27,908    29,915
                                             ---------  -----------  --------
Cash and cash equivalents at end of year.... $  27,908  $    29,915  $ 30,301
                                             =========  ===========  ========

     The accompanying notes are an integral part of the combined financial statements.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
             (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

             COMBINED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               ZDI          ZDCF      ADDITIONAL  RETAINED                CUMULATIVE      TOTAL
                          ------------- -------------  PAID-IN    EARNINGS     DEFERRED   TRANSLATION STOCKHOLDER'S
                          SHARES AMOUNT SHARES AMOUNT  CAPITAL    (DEFICIT)  COMPENSATION ADJUSTMENT     EQUITY
                          ------ ------ ------ ------ ----------  ---------  ------------ ----------- -------------
Balance at January 1,
 1995...................   --    $  --   100   $  --  $   62,178  $     886     $  --       $   --     $   63,064
Capital contribution
 from Softbank..........                                 317,408                                          317,408
Net income..............                                             10,945                                10,945
Foreign currency
 translation adjustment.                                                                        111           111
                           ---   ------  ---   ------ ----------  ---------     ------      -------    ----------
Balance at December 31,
 1995...................   --       --   100      --     379,586     11,831        --           111       391,528
Acquisition of Ziff-
 Davis Inc..............   100                         1,014,178                                        1,014,178
Return of capital ......                                (899,948)                                        (899,948)
Capital contribution....                                   1,474                                            1,474
Dividend paid ..........                                             (8,000)                               (8,000)
Shares contributed to
 restricted stock plan..                                   3,528                (3,528)                       --
Compensation earned on
 restricted stock.......                                                         1,080                      1,080
Net loss................                                            (52,081)                              (52,081)
Foreign currency
 translation adjustment.                                                                       (475)         (475)
                           ---   ------  ---   ------ ----------  ---------     ------      -------    ----------
Balance at December 31,
 1996...................   100      --   100      --     498,818    (48,250)    (2,448)        (364)      447,756
Return of capital ......                                (381,434)                                        (381,434)
Capital contribution ...                                 128,482                                          128,482
Shares contributed to
 restricted stock plan..                                   2,464                (2,464)                       --
Compensation earned on
 restricted stock.......                                                         3,916                      3,916
Net loss................                                            (71,179)                              (71,179)
Foreign currency
 translation adjustment.                                                                     (1,411)       (1,411)
                           ---   ------  ---   ------ ----------  ---------     ------      -------    ----------
Balance at December 31,
 1997...................   100   $  --   100   $  --  $  248,330  $(119,429)    $ (996)     $(1,775)   $  126,130
                           ===   ======  ===   ====== ==========  =========     ======      =======    ==========

     The accompanying notes are an integral part of the combined financial statements.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

                    NOTES TO COMBINED FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

1. THE COMPANIES AND BASIS OF PRESENTATION

  The combined financial statements include the accounts of ZDI (Ziff-Davis Inc.) and ZDCF (ZD COMDEX and Forums, Inc.) and their subsidiaries and predecessor companies (collectively the "Companies"). The Companies are wholly-owned indirect subsidiaries of SOFTBANK Corp. ("Softbank"), a Japanese corporation which, as of December 31, 1997, was 50.2% owned by Mr. Son, its President, including 43.4% directly owned by his wholly-owned holding company, MAC Inc. ( "MAC"), also a Japanese corporation.

  As further described below, the combined financial statements include the accounts of COMDEX (formerly Softbank COMDEX, Inc.) and ZDI as of their respective acquisition dates and Forums (formerly Softbank Forums Inc.) for all periods presented. Effective December 31, 1997, COMDEX and Forums merged and the surviving company was renamed ZD COMDEX and Forums Inc.

  The Companies operate in two business segments: (i) publishing and (ii) trade shows and conferences.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Trade shows and conferences

  The trade shows and conferences segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The trade shows and conferences segment's principal operations are in the United States and to a lesser extent in Europe and Asia.

 Acquisition of ZDI (formerly Ziff-Davis Publishing Company and Ziff-Davis Holdings Corp.)

  In February 1996, Softbank acquired the stock of Ziff-Davis Holdings Corp. ("Holdings") for an aggregate purchase price of approximately $1,800,000, plus transaction costs. Concurrent with the acquisition, in a separate agreement, MAC Inc., directly or through wholly-owned affiliates, acquired certain of the assets and assumed certain of the liabilities of ZDI (the "MAC Assets") for an aggregate purchase price of approximately $302,000.

  The acquisitions of ZDI by the Companies and the MAC Assets by MAC Inc. have been accounted for as of February 29, 1996 using the purchase method of accounting. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $1,922,000 and $285,000, respectively.

  Subsequent to the acquisition, Holdings and ZDI were merged with ZDI being the surviving corporation.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

 Unaudited summarized pro forma financial information

  The following unaudited summarized pro forma financial information presents the results of operations of the Companies as if the acquisition of ZDI had taken place on January 1, 1995:

                                                               YEARS ENDED
                                                              DECEMBER 31,
                                                           --------------------
                                                             1995       1996
                                                           --------  ----------
   Revenue, net........................................... $971,724  $1,080,604
                                                           ========  ==========
   Income from operations................................. $ 80,113  $   88,065
                                                           ========  ==========
   Net loss............................................... $(61,816) $  (67,011)
                                                           ========  ==========

  The pro forma results include amortization of intangible assets and interest expense on debt assumed issued to finance the purchase. The pro forma results are not necessarily indicative of what actually would have occurred if the acquisition had been completed as of the beginning of the year, nor are they necessarily indicative of future combined results.

 Purchase of MAC Assets

  In 1997, ZDI agreed to purchase certain of the MAC Assets for $370,000. The acquisition will be effected in two tranches; the first of which closed on October 31, 1997 and the second, which is subject to the successful completion of an initial public offering of ZD Inc.'s Common Stock (refer to Note 18) or upon a similar significant external financing. At December 31, 1997, ZDI has accrued the $370,000 purchase price which has been recorded as a return of capital.

  The acquisitions from MAC described above have been accounted for in a manner similar to a pooling of interests as all entities involved are under common control. Accordingly, the accompanying combined financial statements include the results of operations of the MAC Assets from February 29, 1996. Throughout these financial statements any reference to ZDI and ZDCF or the Companies includes ZDI, ZDCF and the MAC Assets from February 29, 1996.

 Acquisition of Sendai

  On May 8, 1996, ZDI acquired substantially all of the assets and liabilities of Sendai Publishing Group, Inc., a publisher and distributor of magazines, books, products and computer services related to the electronic gaming industry, for approximately $27,500, plus transaction costs. The acquisition was accounted for as a purchase and accordingly, Sendai's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over assets acquired approximated $33,378. The operations of Sendai did not have a material effect on the combined results of operations for the year ended December 31, 1996.

 Acquisition of COMDEX

  Effective April 1, 1995, Softbank acquired the assets of the COMDEX trade show business, now part of ZDCF, for approximately $803,000, plus transaction costs. The acquisition has been accounted for as of April 1, 1995 using the purchase method of accounting and accordingly COMDEX's results are included in the combined financial statements since the date of acquisition. The excess of the purchase price over the fair value of the assets acquired and liabilities assumed was $849,000.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Combination

  The combined financial statements include the accounts of ZDI and ZDCF including, as discussed above, the MAC Assets. All significant transactions between these entities have been eliminated in combination.

  Investments in companies in which ownership interests range from 20 to 50 percent and the Companies have the ability to exercise significant influence over the operating and financial policies of such companies are accounted for under the equity method.

 Parent Company Financing

  As described in Note 18, Softbank announced a Reorganization and a financing plan which includes a recapitalization of the Companies' debt and equity structures. Prior to the consummation of the recapitalization transactions, the Companies are dependent on funding from Softbank. At December 31, 1997, the Companies had current liabilities which exceeded current assets by $371,140. To the extent that the Companies are unable to fund their current obligations as they become due from their operating cash flows, Softbank has committed to provide additional financing or to restructure existing loan arrangements at least through February 1999.

 Cash and cash equivalents

  The Companies consider all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  The Companies place its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. The Companies have not experienced losses in such accounts.

  The Companies' advertisers and exhibitors include principally customers who represent a variety of technology companies in the United States and other countries. The Companies extend credit to their customers and distributors and historically have not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at cost or their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the assets which range from three to thirty years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

 Inventories

  Inventories, which consist principally of paper, are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Intangible assets

  Intangible assets consist principally of advertising lists, exhibitor relationships, trademarks and trade names, and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

intangible assets are amortized over a period of 2 to 40 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over a period of 5 to 40 years (refer to Note 5). The Companies assess the recoverability of their intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment is recognized to reduce the carrying value of the intangibles to estimated recoverable values. The Companies have not experienced any impairment of its intangible assets.

 Revenue recognition

  Advertising revenue for the Companies' publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or become available for sale at newsstands.

  Circulation revenue consists of both subscription revenue and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Payments received in advance of trade shows, conferences and seminars are initially reported on the balance sheet as deferred revenue and are recognized as income when the events take place.

  Revenue generated by market research is recognized when the service is provided.

  On-line revenue, predominantly advertising, is recognized evenly over the period of the related advertising contract which corresponds to the period of time the advertising is displayed.

 Operating costs and expenses

  Cost of production includes the direct costs of producing magazines, newsletters and training materials, primarily paper, printing and distribution, and the direct costs associated with organizing, producing and managing trade shows, seminars, conferences and expositions. Selling, general and administrative costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  The effect of translating foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholder's equity. Gains and losses on foreign currency transactions, which are not significant to operations, have been included in selling, general and administrative expenses. The Companies have not historically entered into forward currency contracts.

 Other non-operating income

  Other non-operating income includes management fee income and the Companies' equity share of income or loss from joint ventures.

 Income taxes

  The Companies use the asset and liability approach for financial accounting and reporting of deferred taxes.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of the Companies' long-term debt payable to affiliates also approximate fair value based upon the current rates available to the Companies for debt with similar remaining maturities.

 Stock-based compensation

  The Companies have elected to follow Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employees," to account for stock options. Effective January 1, 1996, the Companies adopted the disclosure-only provisions of Statement of Financial Accounting Standard ("SFAS") No. 123, "Accounting for Stock-Based Compensation."

 Earnings per share

  Historical earnings per share data have been omitted on the basis that they are not meaningful due to the insignificant number of shares outstanding.

 New Accounting Pronouncements

  SFAS No. 130, "Reporting Comprehensive Income," issued in June 1997, will require the Companies to disclose, in financial statement format, all non-owner changes in equity. Such changes include, for example, cumulative foreign currency translation adjustments and unrealized gains and losses on securities available for sale. This statement is effective for fiscal years beginning after December 15, 1997 and requires presentation of prior period financial statements for comparability purposes.

  SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," issued in June 1997, establishes standards for reporting information about operating segments in annual financial statements and interim financial reports. It also establishes standards for related disclosures about products and services, geographic areas and major customers. Generally, financial information will be required to be reported on the basis that is used internally for evaluating segment performance and deciding how to allocate resources to segments.

  SFAS No. 132, "Employer's Disclosure about Pensions and Other Post-Retirement Benefits," is effective for the year ended December 31, 1998. This standard revises the disclosure requirements for employers' pension and other retiree benefits.

  The Companies expect to adopt the above statements beginning with their 1998 financial statements.

3. ACCOUNTS RECEIVABLE, NET

  Accounts receivable, net consist of the following:

                                                              DECEMBER 31,
                                                            ------------------
                                                              1996      1997
                                                            --------  --------
   Accounts receivable..................................... $284,829  $309,565
   Allowance for doubtful accounts, returns and
    cancellations..........................................  (80,966)  (88,255)
                                                            --------  --------
                                                            $203,863  $221,310
                                                            ========  ========

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


4. PROPERTY AND EQUIPMENT, NET

  Property and equipment, net, consist of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Computers and equipment.................................. $ 30,513  $ 50,170
   Leasehold improvements...................................   38,439    40,033
   Furniture and fixtures...................................   18,402    17,619
                                                             --------  --------
                                                               87,354   107,822
   Accumulated depreciation and amortization................  (33,793)  (54,286)
                                                             --------  --------
                                                             $ 53,561  $ 53,536
                                                             ========  ========

5. INTANGIBLE ASSETS, NET

  Intangible assets, net, consist of the following:

                                              RANGE OF       DECEMBER 31,
                                            USEFUL LIVES ----------------------
                                              (YEARS)       1996        1997
                                            ------------ ----------  ----------
   Advertising lists.......................     7-34     $  888,100  $  888,100
   Exhibitor relationships ................     4-27        154,070     154,070
   Trademarks/trade names..................    30-40        735,595     735,595
   License agreements......................     6-14         11,212      11,212
   Subscriber lists........................     3-10         51,475      51,475
   Other...................................     2-20         57,599      57,599
   Goodwill................................     5-40      1,380,993   1,387,556
                                                         ----------  ----------
                                                          3,279,044   3,285,607
   Accumulated amortization................                (130,711)   (255,274)
                                                         ----------  ----------
                                                         $3,148,333  $3,030,333
                                                         ==========  ==========

  Intangible assets primarily relate to the acquisitions of ZDI, COMDEX and the MAC Assets. As discussed in Note 1, the acquisitions were accounted for under the purchase method of accounting. As such, purchase price was allocated to tangible and identifiable intangible assets with the remaining amount being allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an income approach. Trademarks/trade names were recorded at their estimated fair value using a relief from royalty approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, the Companies considered their competitive position in the markets in which they operate, the historical attrition rates of advertisers, subscribers and exhibitors, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                                 DECEMBER 31,
                                                                ---------------
                                                                 1996    1997
                                                                ------- -------
   Payroll and related employee benefits....................... $24,978 $29,112
   Accrued interest-related party..............................   4,449   6,226
   Other taxes payable.........................................   6,310   2,822
   Other.......................................................  44,184  41,934
                                                                ------- -------
                                                                $79,921 $80,094
                                                                ======= =======

7. UNEARNED INCOME

  Unearned income consists of the following:

                                                               DECEMBER 31,
                                                             ------------------
                                                               1996      1997
                                                             --------  --------
   Unexpired subscriptions.................................. $100,387  $ 82,167
   Prepaid conference fees..................................   91,776    80,706
   Reserve for cancellations................................  (17,287)   (8,191)
                                                             --------  --------
                                                             $174,876  $154,682
                                                             ========  ========

8. INCOME TAXES

  The Companies have been included in consolidated U.S. federal income tax returns filed by Softbank, except for operations relating to the MAC Assets (described in Note 1), which were assets of a separate taxpayer. The tax expense reflected in the combined statements of operations and tax liabilities reflected in the combined balance sheet have been prepared on a separate return basis as though the Companies filed stand-alone income tax returns. No tax benefit has been recorded for the losses related to the MAC Assets, as such losses are not available to the Companies.

  The Companies and Softbank do not have a tax sharing agreement. Therefore, no intercompany tax payments have been made and no related intercompany receivable or payable has been recorded.

  Income (loss) before income taxes is attributable to the following jurisdictions:

                                                          DECEMBER 31,
                                                   ----------------------------
                                                     1995      1996      1997
                                                   --------  --------  --------
   United States.................................. $ 25,094  $(22,095) $(74,638)
   Foreign........................................   (2,225)   (5,029)    2,147
                                                   --------  --------  --------
     Total........................................ $ 22,869  $(27,124) $(72,491)
                                                   ========  ========  ========

  Components of the provision (benefit) for income taxes are as follows:

                                                              DECEMBER 31,
                                                         -----------------------
                                                          1995    1996    1997
                                                         ------- ------- -------
   U.S. federal income taxes:
     Current............................................ $   --  $   --  $   --
     Deferred...........................................   9,240  19,338  (1,017)
   State and local income taxes:
     Current............................................     --      --      --
     Deferred...........................................   2,684   5,619    (295)
   Foreign income taxes.................................     --      --      --
                                                         ------- ------- -------
       Total provision (benefit) for income taxes....... $11,924 $24,957 $(1,312)
                                                         ======= ======= =======

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


  A reconciliation of the U.S. federal statutory tax rate to the Companies' effective tax rate on income (loss) before income taxes is as follows:

                                                             DECEMBER 31,
                                                           --------------------
                                                           1995   1996    1997
                                                           ----  ------   -----
   Federal tax rate....................................... 35.0%   35.0%   35.0%
   State and local taxes (net of federal tax benefit).....  6.0     6.0     6.0
   Non-recognition of combined losses of MAC Assets.......  9.9  (116.6)  (32.2)
   Amortization of non-deductible goodwill................  1.0   (13.1)   (5.8)
   Other..................................................  0.2    (3.3)   (1.2)
                                                           ----  ------   -----
   Effective tax rate..................................... 52.1%  (92.0)%   1.8%
                                                           ====  ======   =====

  The effective tax rate differs from the federal statutory tax rate primarily as a result of the Companies' inability to deduct losses of the MAC Assets prior to the effective date of the purchase. The amortization of nondeductible goodwill resulted primarily from the stock acquisition of 100% of the stock of ZDI in 1996.

  Following is a summary of the components of the deferred tax accounts at December 31, 1996 and December 31, 1997:

                                                             DECEMBER 31,
                                                          --------------------
                                                            1996       1997
                                                          ---------  ---------
   Current deferred tax assets and (liabilities):
     Allowance for bad debts............................. $   8,825  $   8,750
     Other...............................................      (151)        44
                                                          ---------  ---------
       Current deferred net tax assets...................     8,674      8,794
                                                          ---------  ---------
   Noncurrent deferred tax assets and (liabilities):
     Basis difference in intangible assets...............  (273,375)  (288,286)
     Net operating loss and other carryforwards..........   129,798    133,314
     Other...............................................    11,603     13,711
                                                          ---------  ---------
       Noncurrent deferred tax liabilities...............  (131,974)  (141,261)
   Valuation allowance...................................   (49,335)   (38,856)
                                                          ---------  ---------
       Net noncurrent deferred tax liabilities...........  (181,309)  (180,117)
                                                          ---------  ---------
   Net deferred tax liabilities.......................... $(172,635) $(171,323)
                                                          =========  =========

  As of December 31, 1996 and 1997 the Companies had total deferred tax assets of $100,891 and $116,963, respectively, and total deferred tax liabilities of $273,526 and $288,286, respectively. The December 31, 1996 and December 31, 1997 net deferred tax assets are reduced by a valuation allowance of $49,335 and $38,856, respectively, primarily relating to tax benefits of foreign net operating loss carryforwards which are not expected to be realized. The decrease in the valuation allowance in 1997 is primarily related to the expiration of foreign net operating loss carryforwards. No deferred tax asset has been established for the losses associated with the MAC Assets, which will not be available to the Companies as a deduction.

  The Companies have U.S. and foreign net operating loss carryforwards of approximately $286,322, which will begin to expire in 1998. The Companies' utilization of certain net operating loss carryforwards, of approximately $122,549, is subject to limitations, due to the change of ownership resulting from the Softbank

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

acquisition of the ZDI stock on February 29, 1996. Management believes that such limitations will not significantly affect the Companies' ability to recognize the deferred tax assets relating to the carryforward. Accordingly, no valuation allowance to reduce the deferred tax asset relating to the carryforward has been established. In addition, the Companies have alternative minimum tax credit carryforwards of $385 which may be carried forward indefinitely until used.

  The Companies' foreign subsidiaries have no undistributed earnings for remittance to the U.S. and, therefore, no U.S. or foreign tax provision on remittances has been recorded.

9. DUE TO AFFILIATES AND MANAGEMENT

  The Companies are members of a group of companies affiliated through common ownership with Softbank and has various transactions and relationships with members of the group. Because of these relationships, it is possible that the terms of those transactions are not the same as those that would result from transactions among unrelated parties.

 Receivables/payables

  Receivables from affiliates consist of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
   Receivable from:
     MAC and subsidiaries...................................... $ 7,140 $ 42,687
     Softbank..................................................  67,451   84,365
     Other affiliates..........................................   2,617    4,238
                                                                ------- --------
                                                                $77,208 $131,290
                                                                ======= ========

  Payables to management and affiliates consist of the following:

                                                                  DECEMBER 31,
                                                                ----------------
                                                                 1996     1997
                                                                ------- --------
   Payable to:
     Management................................................ $29,834 $    --
     MAC and subsidiaries......................................     --   270,000
     Softbank..................................................  39,582  126,371
     Other affiliates..........................................     --     1,961
                                                                ------- --------
                                                                $69,416 $398,332
                                                                ======= ========

  See Note 18 for a discussion of the Companies' plan to restructure their debt and equity structures.

  As part of the 1996 acquisition of ZDI, the Companies agreed to assume certain obligations to management arising out of prior employment arrangements with previous owners. In January 1997, the Companies paid all amounts due, including accrued interest, through the payment date.

  Periodically, the Companies transfer excess cash to Softbank for cash management purposes and in turn receive cash advances from Softbank to fund the Companies' short-term working capital requirements. Interest is accrued based on the net balance outstanding at the end of each month. Interest income is earned at the 30-day LIBOR rate for the applicable month. Interest expense is incurred at the 30-day LIBOR rate plus 0.5%.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


 Other affiliated arrangements

  During the years ended December 31, 1996 and 1997, the Companies incurred $2,000 and $1,631, advertising expense with Yahoo!, Inc. (Yahoo!), an affiliated company. No advertising expense with Yahoo! was incurred in 1995.

  The Companies sell advertising space and exhibition services to Kingston Technology Company ("Kingston"), an affiliated company. During the years ended December 31, 1995, 1996 and 1997, the Companies recorded revenues of $0, $882 and $2,667, respectively, from sales to Kingston. These services were provided under terms consistent with those provided to unaffiliated customers.

  ZDCF has entered into an agreement to manage certain trade shows and expositions owned by Softbank and its affiliates, whereby ZDCF earns management and licensing fees. The fees earned by ZDCF for the years ended December 31, 1995, 1996 and 1997 were $1,979, $3,394 and $4,057, respectively.

  In 1996 and 1997, the Companies had an arrangement with SOFTBANK Interactive Marketing ("SIM"), an affiliated company, for the provision of interactive media sales. The Companies paid commissions to SIM of $600 and $1,800 during the years ended December 31, 1996 and 1997, respectively. Effective December 31, 1997, SIM was acquired by an unrelated third party. Management believes that the sale of SIM by Softbank will have no material impact on the Companies.

  The Companies have an arrangement with SOFTBANK Services, an affiliated company, whereby the Companies are charged for administrative services provided plus a management fee. For the years ended December 31, 1995, 1996 and 1997, the Companies incurred services fees of $0, $359 and $1,259, respectively, in relation to this agreement.

  ZDI has entered into certain licensing agreements with Softbank for the publishing and distribution of Japanese language editions of certain publications. The fees earned by ZDI for the years ended December 31, 1996 and 1997 were approximately $964 and $1,818, respectively, in each year.

  The Companies have entered into a license and services agreement with MAC to develop ZDTV: Your Computer Channel. ZDTV is owned by MAC, but as part of this license and services agreement MAC has granted the Companies an option exercisable through December 31, 1998 to purchase all of MAC's interest in ZDTV for an amount equal to MAC's investment plus 10% per annum. The Companies are currently funding ZDTV's operations on behalf of MAC through unsecured advances which, for approved levels of expenditure, are to be reimbursed by MAC. Such advances bear interest at the 30-day LIBOR rate plus .50%. The Companies' cumulative advances, which totaled $14.4 million net of $10.1 million in repayments through December 31, 1997, will be repaid concurrently with the Reorganization (See Note 18). The Companies have not yet determined whether they will exercise the option to purchase MAC's interest in ZDTV. Any such purchase will depend upon access to sufficient cable carriage, which may include entering into a joint venture or other co-ownership arrangement, including an arrangement with a third party cable system operator which will provide carriage and also assume a portion of the ongoing cash requirements on terms that are acceptable to the Companies. ZDTV is not included in the Companies' financial statements.

  If the Companies were to acquire a controlling interest in ZDTV from MAC, such acquisition would be accounted for as a pooling transaction; if the Companies were to acquire a non-controlling interest, such acquisition would be accounted for under the equity method.

  ZDI has entered into operating leases for television production equipment and has sublet such equipment to ZDTV, an affiliated company. The terms of the subleases are substantially identical to the terms of the leases which provide for annual lease payments totaling approximately $610 through 2003.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


 Notes payable to affiliates

  The Company's long-term debt is payable to Softbank and consists of the following:

                                                             DECEMBER 31,
                                                         ----------------------
                                                            1996        1997
                                                         ----------  ----------
   Notes payable to affiliate(1)........................ $1,080,000  $1,080,000
   Notes payable to affiliate(2)........................    900,000     900,000
   Notes payable to affiliate(3)........................    398,000     375,027
   Note payable to affiliate(4).........................    100,000      94,231
   Note payable to affiliate(5).........................     77,450      74,772
   Note payable to affiliate(6).........................        --       10,000
                                                         ----------  ----------
     Total..............................................  2,555,450   2,534,030
   Less--Current portion................................    (33,198)   (125,790)
                                                         ----------  ----------
                                                         $2,522,252  $2,408,240
                                                         ==========  ==========

--------
(1) Principal and interest payments are due in 53 consecutive quarterly installments on the last business day of each calendar quarter beginning March 31, 1998 through March 31, 2011. The notes bear interest at a rate of 7.8% per annum.
(2) These notes mature on December 31, 2001 and bear an interest rate of 6.5% per annum, payable on the last business day of each quarter beginning March 31, 1997.
(3) Notes mature on February 28, 2010. The notes bear interest at a rate of 8.0% per annum.
(4) Notes mature on February 28, 2009. The notes bear interest at 9.9% per annum.
(5) Note is payable in 52 equal quarterly installments commencing March 31, 1997. The note bears interest at a rate of 8.0% per annum.
(6) Note is payable on January 1, 2007. The note bears interest at a rate of 8.0% per annum.

  Scheduled principal payments due on long-term debt outstanding at December 31, 1997 are as follows:

   1998.............................................................. $  125,790
   1999..............................................................    125,790
   2000..............................................................    125,790
   2001..............................................................  1,025,790
   2002..............................................................    125,790
   Thereafter........................................................  1,005,080
                                                                      ----------
     Total........................................................... $2,534,030
                                                                      ==========

  See Note 18 for a discussion of the Companies' plan to restructure its debt and equity structures.

 Guarantee of Softbank's U.S. debt

  In April 1996, Softbank signed a line of credit agreement totaling $50,000 with an independent lender for which the Companies, along with certain other Softbank affiliates, are guarantors. In January 1997 and October 1997, this line of credit was increased to $75,000 and $150,000, respectively. At December 31, 1997, $102,500 was outstanding under the line of credit.

 Return of capital and dividends

  On December 15, 1996, the Companies declared a return of capital of approximately $900,000 paid through the issuance of a note payable to a subsidiary of Softbank and a cash dividend of $8,000 to Softbank. In 1997, the Companies recorded a return of capital of $381,434 in connection with the purchase price of companies under common control.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


10. EMPLOYEE STOCK COMPENSATION PLANS

 Executive stock option plan

  The SOFTBANK 1996 and 1997 Executive Stock Option Plans provide for the granting of nonqualified stock options to purchase the common stock of Softbank to officers, directors and key employees of the Companies. Under the plans, options have been granted at exercise prices equal to the closing market price in Japan's public equities market (market price denominated in Japanese yen) on the date of grant. As of December 31, 1997, substantially all options granted become exercisable in various installments over the first six anniversaries of the date of grant and expire ten years after the date of grant.

  Information relating to stock options during 1995, 1996 and 1997 is as follows:

                                                               WEIGHTED AVERAGE
                                                    NUMBER       OPTION PRICE
                                                   OF SHARES     PER SHARE(1)
                                                   ---------   ----------------
   Shares outstanding under options at December
    31, 1995                                            --             --
   Granted........................................  739,493(2)      $87.15
   Exercised......................................      --             --
   Forfeited......................................   12,740(2)       87.15
                                                    -------
   Shares outstanding under options at December
    31, 1996......................................  726,753          87.15
   Granted........................................  386,363          61.40
   Exercised......................................      --             --
   Forfeited......................................  146,130          78.88
                                                    -------
   Shares outstanding under options at December
    31, 1997......................................  966,986         $78.11
                                                    =======
   Shares exercisable
     At December 31, 1996.........................      --             --
     At December 31, 1997 (price range $44.26-
      $87.15).....................................  107,630         $82.06

--------
(1) The exercise price of the stock options is set in Japanese yen. The exercise prices as shown above have been converted to U.S. dollars based upon the exchange rate as of the date of grant for the respective options.
(2) Adjusted for a 1.4:1 stock split during 1996 and a 1.3:1 stock split during 1997.

  As permitted by SFAS 123, the Companies have chosen to continue to account for stock options in accordance with the provisions of APB 25 and, accordingly, no compensation expense related to stock option grants was recorded in 1996 or 1997. Pro forma information regarding net income is required by SFAS 123 and has been determined as if the Companies had accounted for stock options under the fair value method. The fair value of the option grants was estimated at the date of grant using the Black Scholes option-pricing model with the following assumptions for 1996 and 1997:

                                                                1996     1997
                                                               -------  -------
   Risk-free interest rate....................................    5.89%    6.35%
   Dividend yield.............................................    0.26%    0.22%
   Volatility factor..........................................   54.03%   51.35%
   Expected life.............................................. 6 years  6 years

  The weighted average fair value of options granted in 1996 and 1997 was $64.30 and $34.05, respectively. For purposes of the pro forma disclosures, the estimated fair value of the options is amortized to expense over

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

the options' vesting period. Had compensation cost for the stock option plans been determined based upon the fair value at the grant date for awards during 1996 and 1997, consistent with the provisions of SFAS 123, the Companies' net loss would have been increased by approximately $3,100 and $4,200, respectively. On January 23, 1998, the exercise price of all of the shares outstanding under option agreements were reset to an exercise price equal to the closing market price on Japan's Tokyo Stock Exchange First Section at that date. In conjunction with the repricing, those options previously exercisable on December 31, 1997 may now be exercised only after July 19, 1998. Repricing of the stock options will not result in compensation expense to the Companies.

 Other stock compensation plans

  During 1996 and 1997, the Company granted 45,760 and 61,940 shares of common stock of Softbank, respectively, (adjusted for two 1.4:1 stock splits during 1996 and a 1.3:1 stock split during 1997) to certain key employees, subject to restrictions as to continuous employment which expire over a three to five-year period from the date of grant. The granting of the shares to the Companies' employees has been recorded as additional paid-in capital offset by a reduction to stockholder's equity as deferred compensation. Such amounts were recorded at the fair value, as established by market price of the shares on the date of grant. The unearned compensation is being amortized ratably over the restricted periods. During 1996, restrictions on 13,790 shares expired, 2,160 shares were forfeited and $1,080 was charged to expense related to the restricted stock awards. During 1997, restrictions on 75,210 shares expired, 2,150 shares were forfeited and $3,916 was charged to expense related to these restricted stock awards.

11. EMPLOYEE BENEFIT PLANS

 Pension plan

  Certain employees of ZDCF who have met eligibility requirements are covered by a noncontributory defined benefit pension plan. The benefits are based on years of service and average compensation at the time of retirement. The Companies' funding policy is to contribute amounts sufficient to meet the minimum funding requirements as set forth in the Employee Retirement Income Security Act of 1974 ("ERISA"). Contributions to the plan are determined in accordance with the projected unit credit cost method. Plan assets consist of U.S. equity securities, high grade corporate bonds and commercial paper, and U.S. treasury notes.

  The weighted average assumed discount rate of 7% and rate of increase in future compensation levels of 6% was used in the determination of the actuarial present value of the projected benefit obligation at December 31, 1996 and 1997. The weighted average expected long-term rate of return on plan assets at December 31, 1996 and 1997 was 7%.

  Net periodic pension cost includes the following components:

                                                           1995    1996   1997
                                                           -----  ------  -----
   Service cost........................................... $ 472  $  700  $ 391
   Interest cost..........................................   363     472    456
   Expected return on plan assets.........................  (172)   (300)  (445)
   Amortization of transition obligation..................   149     199     75
                                                           -----  ------  -----
   Net periodic pension cost.............................. $ 812  $1,071  $ 477
                                                           =====  ======  =====

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


  The following table sets forth the funded status and amounts recognized in the balance sheet:

                                                                1996     1997
                                                               -------  -------
   Actuarial present value of benefit obligations:
     Vested benefit obligation...............................  $ 4,132  $ 5,721
                                                               =======  =======
     Accumulated benefit obligations.........................    4,224    5,721
                                                               =======  =======
   Projected benefit obligations.............................    7,967    5,721
   Plan assets at fair value.................................   (4,467)  (6,004)
                                                               -------  -------
   Projected benefit obligation in excess (less than) of plan
    assets...................................................    3,500     (283)
   Unrecognized net transition asset (liability).............   (2,297)   1,279
                                                               -------  -------
   Pension liability included in balance sheet...............  $ 1,203  $   996
                                                               =======  =======

  During 1997, the Companies decided to terminate the defined benefit pension plan and pursuant to this decision, all accrued benefits became fully vested as of August 31, 1997. The above amounts reflect the effects of such termination. All accrued plan obligations will be settled during 1998. There was no significant gain or loss recognized in connection with the termination. Any gain or loss associated with the plan settlement will be recognized in 1998.

 Retirement plans

  The Companies maintain various defined contribution retirement plans. Substantially all of the Companies' employees are eligible to participate in one of the plans under which annual contributions may be made by the Companies for the benefit of all eligible employees. In certain cases, employees may also make contributions to the plan in which they participate which, and subject to certain limitations, may be matched by the Companies up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining the Companies and receive matching contributions after one year of employment. The Companies made contributions to the plans totaling $2,115, $10,470 and $13,725 in 1995, 1996 and 1997, respectively.

12. INVESTMENTS IN AND ADVANCES TO UNCONSOLIDATED AFFILIATES

  The Companies have investments in the following companies/joint ventures:

       COMPANY/                                               CARRYING VALUE AT
     JOINT VENTURE                                              DECEMBER 31,
     -------------                                 OWNERSHIP  -----------------
                                                   PERCENTAGE   1996     1997
                                                   ---------- -------- --------
   Mac Publishing LLC.............................     50%    $    --  $ 16,244
   ExpoComm LLC...................................     50%    $  7,698 $  7,758
   Family PC G.P. ................................     50%    $ 10,138 $  9,342

  The companies/joint ventures listed above are engaged primarily in the publication or distribution of print media and the organization, production and management of trade shows. Other investments and joint ventures are not material to the Companies' financial statements.

  The Companies equity income (loss) was $0, $(796) and $335 in 1995, 1996 and 1997, respectively.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


13. SUPPLEMENTAL CASH FLOW INFORMATION

                                                     1995      1996      1997
                                                   -------- ---------- --------
   Cash paid during the year for:
     Interest to related parties.................. $  8,390 $   99,509 $185,447
     Income taxes.................................      --         360        4
   Noncash investing and financing activities:
     Fair value of assets acquired................ $836,479 $2,508,603 $ 20,749
     Liabilities assumed..........................   21,959    370,518    6,749
                                                   -------- ---------- --------
     Cash paid....................................  814,520  2,138,085   14,000
     Less--Cash acquired..........................      --      13,262      --
                                                   -------- ---------- --------
     Net cash paid for acquisitions............... $814,520 $2,124,823 $ 14,000
                                                   ======== ========== ========
     Return of capital dividends.................. $    --  $  899,948 $381,434
                                                   ======== ========== ========
     Capital contributions........................ $    --  $    5,002 $ 61,580
                                                   ======== ========== ========

14. STOCKHOLDER'S EQUITY

  The Companies' issued and outstanding Common Stock consists of 100 shares of ZDI and 100 shares of ZDCF. Such shares provide the holder with identical rights in corporate matters.

15. OPERATING LEASE COMMITMENTS

  The Companies are obligated under various operating leases which expire at various dates through 2021. Future minimum rental commitments under noncancelable operating leases are as follows:

   1998................................................................ $ 34,912
   1999................................................................   32,702
   2000................................................................   28,875
   2001................................................................   25,891
   2002................................................................   24,932
   Thereafter..........................................................  248,407
                                                                        --------
       Total........................................................... $395,719
                                                                        ========

  Netted in the above totals is approximately $5,000 for which ZDI has noncancelable subleases in place. Total sublease income approximates ZDI's required payments under the related leases. Rent expense amounted to approximately $2,492, $23,015 and $29,994 for the years ended December 31, 1995, 1996 and 1997, respectively.

16. CONTINGENCIES

  The Companies are subject to various claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the consolidated balance sheet, future operations or cash flows.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


17. SEGMENT INFORMATION

 Business segment information

  The Companies' operations have been classified into two business segments:
(i) publishing and (ii) trade shows and conferences.

 Publishing

  The publishing segment is engaged in publishing magazines, journals, newsletters, electronic information products, training manuals and providing market research about the computer industry. The publishing segment's principal operations are in the United States and Europe, although it also licenses or syndicates its editorial content to over 50 other publications distributed worldwide.

 Trade shows and conferences

  The trade shows and conferences segment is engaged in the organization, production and management of trade shows, conferences and seminars for the computer industry. The trade shows and conferences segment's principal operations are in North America and to a lesser extent in Europe, Asia and Latin America.

  Summarized financial information by business segment as of December 31, 1995, 1996 and 1997 and for each of the years then ended is set forth below:

                                                  1995       1996       1997
                                               ---------- ---------- ----------
   Revenue, net:
     Publishing............................... $      --  $  690,255 $  866,233
     Trade shows and conferences..............    202,729    264,884    287,528
                                               ---------- ---------- ----------
                                               $  202,729 $  955,139 $1,153,761
                                               ========== ========== ==========
   Income from operations:
     Publishing............................... $      --  $   18,676 $   49,997
     Trade shows and conferences..............     62,675     68,505     59,235
                                               ---------- ---------- ----------
                                               $   62,675 $   87,181 $  109,232
                                               ========== ========== ==========
   Total assets at December 31:
     Publishing............................... $      --  $2,440,651 $2,422,360
     Trade shows and conferences..............  1,090,981  1,143,522  1,124,286
                                               ---------- ---------- ----------
                                               $1,090,981 $3,584,173 $3,546,646
                                               ========== ========== ==========
   Depreciation and amortization:
     Publishing............................... $      --  $  106,587 $  118,814
     Trade shows and conferences..............     24,305     33,149     36,126
                                               ---------- ---------- ----------
                                               $   24,305 $  139,736 $  154,940
                                               ========== ========== ==========
   Capital expenditures:
     Publishing............................... $      --  $   14,657 $   21,399
     Trade shows and conferences..............      3,367      7,708      8,797
                                               ---------- ---------- ----------
                                               $    3,367 $   22,365 $   30,196
                                               ========== ========== ==========

  Operating income by business segment excludes interest income and interest expense.

           ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
             (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


                                          UNITED STATES OTHER AREAS  COMBINED
Geographic Segment Information            ------------- ----------- ----------

  Year ended December 31, 1995:

Revenue, net.............................  $  192,789    $  9,940   $  202,729
                                           ==========    ========   ==========
Income (loss) from operations............  $   64,930    $ (2,255)  $   62,675
                                           ==========    ========
Other non-operating income...............                                4,199
Related party-interest expense...........                               44,005
                                                                    ----------
Income before taxes......................                           $   22,869
                                                                    ==========
Total assets at December 31, 1995........  $1,081,829    $  9,152   $1,090,981
                                           ==========    ========   ==========

  Year ended December 31, 1996:

Revenue, net.............................  $  854,666    $100,473   $  955,139
                                           ==========    ========   ==========
Income (loss) from operations............  $   92,210    $ (5,029)  $   87,181
                                           ==========    ========
Other non-operating income...............                                6,341
Related party-interest expense...........                              120,646
                                                                    ----------
Loss before taxes........................                           $  (27,124)
                                                                    ==========
Total assets at December 31, 1996........  $3,549,102    $ 35,071   $3,584,173
                                           ==========    ========   ==========

  Year ended December 31, 1997:

Revenue, net.............................  $1,040,297    $113,464   $1,153,761
                                           ==========    ========   ==========
Income from operations...................  $  107,085    $  2,147   $  109,232
                                           ==========    ========
Other non-operating income...............                                8,722
Related party-interest expense...........                              190,445
                                                                    ----------
Loss before taxes........................                           $  (72,491)
                                                                    ==========
Total assets at December 31, 1997........  $3,500,945    $ 45,701   $3,546,646
                                           ==========    ========   ==========

  Transactions between geographic areas are not significant.

          ZDI (ZIFF-DAVIS INC.) AND ZDCF (ZD COMDEX AND FORUMS INC.)
            (WHOLLY-OWNED INDIRECT SUBSIDIARIES OF SOFTBANK CORP.)

              NOTES TO COMBINED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)


18. SUBSEQUENT EVENTS (UNAUDITED)

 Reorganization of the Companies

  In February 1998, Softbank announced a reorganization of the Companies (the "Reorganization"). In connection with the Reorganization, Softbank will contribute the common stock of ZDI and ZDCF to a newly formed company in exchange for a majority of the new company's common stock, the balance of which will be offered to the public. In addition, approximately $928 million of obligations owed to Softbank will be converted to equity, approximately $1.5 billion of notes payable to affiliates will be refinanced, the $370 million obligation for the purchase of the MAC Assets will be paid and balances totaling approximately $42 million due from MAC will be settled. The Reorganization is contingent upon the successful completion of the public stock offering and refinancing of the notes payable to affiliates.

 Guarantee of Softbank's U.S. Debt

  In March 1998, the Company increased its guarantee of Softbank's U.S. debt from $150 million to $450 million.

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Stockholder of Ziff-Davis Inc., (formerly Ziff-Davis Publishing Company)

In our opinion, the accompanying consolidated balance sheets and the related consolidated statements of operations, cash flows and changes in stockholder's equity, present fairly, in all material respects, the financial position of Ziff-Davis Inc. and its subsidiaries (formerly Ziff-Davis Publishing Company or the "Company") at December 31, 1995 and February 28, 1996, and the results of their operations and their cash flows for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

As discussed in Note 16 to the financial statements, the Company was acquired by SOFTBANK Holdings Inc. on February 29, 1996.

PRICE WATERHOUSE LLP
New York, NY
February 17, 1998

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

                          CONSOLIDATED BALANCE SHEETS
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1995         1996
                                                      ------------ ------------
                       ASSETS
Current assets:
  Cash and cash equivalents..........................  $   10,083   $   13,669
  Accounts receivable, net...........................     113,078      116,075
  Inventories........................................      21,825       26,009
  Deferred taxes.....................................      22,129       23,570
  Prepaid postage and other current assets...........      16,621       16,852
                                                       ----------   ----------
Total current assets.................................     183,736      196,175
Property and equipment, net..........................      64,110       58,589
Intangible assets, net...............................   1,348,064    1,338,684
Deferred charges and other assets....................      27,996       26,457
                                                       ----------   ----------
Total assets.........................................  $1,623,906   $1,619,905
                                                       ==========   ==========
        LIABILITIES AND STOCKHOLDER'S EQUITY
Current liabilities:
  Accounts payable...................................  $   56,488   $   43,795
  Accrued expenses...................................      68,814       78,333
  Unexpired subscriptions, net.......................      81,737       86,435
  Due to management and affiliates...................      58,480       58,762
  Current portion of long-term debt..................       6,847        6,847
  Other current liabilities..........................       2,048        2,733
                                                       ----------   ----------
Total current liabilities............................     274,414      276,905
Deferred taxes.......................................      11,822       10,815
Long-term debt.......................................     439,153      439,153
Subordinated debentures--related party...............     525,000      525,000
Other long-term liabilities..........................       8,367        7,315
                                                       ----------   ----------
Total liabilities....................................   1,258,756    1,259,188
                                                       ----------   ----------
Commitments and contingencies (Notes 14, 15 and 16)
Stockholder's equity:
  Common stock, $.01 par value; 1,000 shares autho-
   rized;
   100 shares issued and outstanding.................        --            --
  Additional paid-in capital.........................     391,275      391,275
  Accumulated deficit................................     (26,002)     (30,549)
  Cumulative translation adjustment..................        (123)          (9)
                                                       ----------   ----------
Total stockholder's equity...........................     365,150      360,717
                                                       ----------   ----------
Total liabilities and stockholder's equity...........  $1,623,906   $1,619,905
                                                       ==========   ==========

   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                                 (IN THOUSANDS)

                                                                JANUARY 1, 1996
                                                    YEAR ENDED        TO
                                                   DECEMBER 31,  FEBRUARY 28,
                                                       1995          1996
                                                   ------------ ---------------
Revenue, net......................................   $768,995      $125,465
Cost of production................................    193,646        31,112
Selling, general and administrative expenses......    428,053        71,946
Depreciation and amortization of property and
 equipment........................................     37,160         6,073
Amortization of intangible assets.................     54,386         9,064
                                                     --------      --------
  Income from operations..........................     55,750         7,270
Interest expense, net.............................    (92,609)      (14,030)
Equity in losses of joint ventures................      3,391           235
                                                     --------      --------
  Loss before income taxes........................    (40,250)       (6,995)
Income tax benefit................................    (14,248)       (2,448)
                                                     --------      --------
Net loss..........................................   $(26,002)     $ (4,547)
                                                     ========      ========



   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                               JANUARY 1, 1996
                                                  YEAR ENDED         TO
                                                 DECEMBER 31,   FEBRUARY 28,
                                                     1995           1996
                                                 ------------  ---------------
Cash flows from operating activities:
Net loss........................................ $   (26,002)     $ (4,547)
Adjustments to reconcile net loss to net cash
 provided by operating activities:
  Depreciation and amortization.................      91,546        15,137
  Loss from equity investments..................       3,391           235
  Provisions for bad debts, allowances and
   cancellations................................      14,097         3,014
  Deferred tax benefit..........................     (14,248)       (2,448)
  Changes in operating assets and liabilities:
    Accounts receivable.........................     (26,956)       (6,011)
    Inventories.................................      (9,014)       (4,184)
    Accounts payable and accrued expenses.......       8,136        (3,174)
    Unexpired subscriptions, net................       2,499         4,698
    Due to management and affiliates............      (3,020)          282
    Other, net..................................      (3,366)        1,136
                                                 -----------      --------
Net cash provided by operating activities.......      37,063         4,138
                                                 -----------      --------
Cash flows from investing activities:
  Capital expenditures..........................     (14,163)         (552)
  Proceeds from sale of businesses..............      23,508           --
                                                 -----------      --------
Net cash provided (used) by investing
 activities.....................................       9,345          (552)
                                                 -----------      --------
Cash flows from financing activities:
  Borrowings under revolving credit facility....      80,625        24,335
  Repayment of revolving credit facility........     (60,625)      (24,335)
  Repayment of acquisition indebtedness.........  (1,122,931)          --
                                                 -----------      --------
Net cash used by financing activities...........  (1,102,931)          --
                                                 -----------      --------
Net (decrease)/increase in cash and cash
 equivalents....................................  (1,056,523)        3,586
Cash and cash equivalents at beginning of
 period.........................................   1,066,606        10,083
                                                 -----------      --------
Cash and cash equivalents at end of period...... $    10,083      $ 13,669
                                                 ===========      ========
Supplemental cash flow disclosures:
  Interest paid................................. $    78,811      $ 29,255
  Income taxes paid............................. $    92,729      $    --

   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

           CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                          COMMON STOCK  ADDITIONAL              CUMULATIVE      TOTAL
                          -------------   PAID-IN  ACCUMULATED  TRANSLATION STOCKHOLDER'S
                          SHARES AMOUNT   CAPITAL    DEFICIT    ADJUSTMENT      EQUITY
                          ------ ------ ---------- ----------- ------------ -------------
Balance at January 1,
 1995...................   100   $ --    $391,275   $    --       $ --        $391,275
Net loss................   --      --         --     (26,002)       --         (26,002)
Foreign currency
 translation adjustment.   --      --         --         --        (123)          (123)
                           ---   -----   --------   --------      -----       --------
Balance at December 31,
 1995...................   100     --     391,275    (26,002)      (123)       365,150
Net loss................   --      --         --      (4,547)       --          (4,547)
Foreign currency
 translation adjustment.   --      --         --         --         114            114
                           ---   -----   --------   --------      -----       --------
Balance at February 28,
 1996...................   100   $ --    $391,275   $(30,549)     $  (9)      $360,717
                           ===   =====   ========   ========      =====       ========




   The accompanying notes are an integral part of the consolidated financial statements.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

1. ORGANIZATION AND ACQUISITION

  Ziff-Davis Inc. ("ZDI," formerly Ziff-Davis Publishing Company) is a wholly-owned subsidiary of Ziff-Davis Holdings Corp. ("Holdings").

  ZDI is engaged in publishing magazines, journals and training manuals and providing market research about the computer industry, with operations in the United States, Canada and Europe.

 Acquisition

  Effective January 1, 1995, Holdings, through ZDI, directly and indirectly acquired certain assets and assumed certain liabilities of the Ziff-Davis publishing business and related businesses (the "Acquisition" or the "Acquired Businesses") from Ziff Communications Company, L.P., a limited partnership ("ZCC") and other persons and entities (collectively referred to as the "Sellers"), for an aggregate purchase price of approximately $1,400,000 plus transaction costs. ZDI funded the Acquisition through the issuance of Common Stock, bank borrowings and a subordinated note payable to Holdings.

  The acquisition has been accounted for using the purchase method of accounting.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Principles of Consolidation

  The consolidated financial statements include the accounts of ZDI and its subsidiaries. All significant intercompany accounts and transactions have been eliminated in consolidation.

  Investments in companies in which ownership interests range from 20 to 50 percent are accounted for under the equity method. ZDI has an equity investment interest in Family PC G.P. of 50%. The equity investment in Family PC G.P. is not material to ZDI's consolidated financial statements.

 Cash and cash equivalents

  ZDI considers all highly liquid investments with an original maturity of three months or less to be cash equivalents.

 Concentration of credit risk

  ZDI places its temporary cash investments with high credit quality financial institutions. At times, such investments may be in excess of federally insured limits. ZDI has not experienced losses in such accounts.

  ZDI's advertisers include customers who represent a variety of technology companies in the United States and other countries. ZDI extends credit to its customers and historically has not experienced significant losses relating to receivables from individual customers or groups of customers.

 Property and equipment

  Property and equipment have been recorded at their estimated fair value at the date of acquisition. Depreciation is computed using the straight-line method over the estimated useful lives of the acquired assets, ranging from 3 to 39 years. Leasehold improvements are amortized using the straight-line method over the service life of the improvement or the life of the related lease, whichever is shorter. Maintenance and repair costs are charged to expense as incurred.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

 Paper inventories

  Paper inventories are stated at the lower of cost or market. Cost is determined on a first-in, first-out basis.

 Intangible assets

  Intangible assets consist principally of advertising lists, trademarks and trade names and goodwill. Amortization of these assets is computed on a straight-line basis over their estimated useful lives. Identifiable intangible assets are amortized over a period of 2 to 39 years and goodwill, which represents the excess of the purchase price over the estimated fair values of net assets acquired, is amortized over 40 years. ZDI assesses the recoverability of its intangible assets whenever adverse events or changes in circumstances indicate that expected future cash flows (undiscounted and without interest charges) may not be sufficient to support the carrying amount of intangible assets. If undiscounted cash flows are not sufficient to support the recorded assets, an impairment loss is recognized to reduce the carrying value of the intangibles to its estimated recoverable value.

 Revenue recognition

  Advertising revenue for ZDI's publications, less agency commissions, is recognized as income in the month that the related publications are sent to subscribers or becomes available for sale at newsstands.

  Circulation revenue consists of both subscription and single copy newsstand sales. Subscription revenue, less estimated cancellations, is deferred and recognized as income in the month that the related publications are sent to subscribers. Newsstand sales, less estimated returns, are recognized in the month that the related publications become available for sale at newsstands.

  Revenue generated by market research is recognized when the service is provided.

 Operating costs and expenses

  Cost of production includes paper, manufacturing, distribution and fulfillment. Selling and promotion costs include subscriber acquisition costs which are expensed as incurred. Editorial and product development costs are generally expensed as incurred. Product development costs include the cost of artwork, graphics, prepress, plates and photography for new products.

 Foreign currency

  Gains and losses on foreign currency transactions, which are not significant, have been included in selling, general and administrative expenses. The effect of translation of foreign currency financial statements into U.S. dollars is included in the cumulative translation adjustments account in stockholder's equity.

 Income taxes

  ZDI uses the asset and liability approach for financial accounting and reporting of deferred taxes.

 Use of estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements. Actual results may differ from these estimates.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

 Fair value of financial instruments

  All current assets and liabilities are carried at cost, which approximates fair value because of the short-term maturity of those instruments. The recorded amounts of ZDI's long-term debt also approximate fair value which was based upon the current rates available to ZDI for debt with similar remaining maturities.

 Impairment of long-lived assets

  In 1995, the Financial Accounting Standards Board issued SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of" ("SFAS 121"). ZDI adopted SFAS 121 in fiscal 1996 with no effect on operations.

 Earnings per share

  Historical earnings per share data has been omitted on the basis that it is not meaningful due to the insignificant number of shares outstanding.

3. ACCOUNTS RECEIVABLE, NET

  Accounts receivable, net consist of the following:

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1995         1996
                                                      ------------ ------------
   Accounts receivable...............................   $168,961     $166,036
   Allowance for doubtful accounts, returns and
    cancellations....................................    (55,883)     (49,961)
                                                        --------     --------
                                                        $113,078     $116,075
                                                        ========     ========

4. PROPERTY AND EQUIPMENT, NET

  Property and equipment, net, consist of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1995         1996
                                                       ------------ ------------
   Computers and equipment............................   $ 55,838     $ 56,390
   Leasehold improvements.............................     25,999       25,999
   Furniture and fixtures.............................     12,404       12,404
   Other..............................................      7,029        7,029
                                                         --------     --------
                                                          101,270      101,822
   Accumulated depreciation and amortization..........    (37,160)     (43,233)
                                                         --------     --------
                                                         $ 64,110     $ 58,589
                                                         ========     ========

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

5. INTANGIBLE ASSETS, NET

  Intangible assets, net, consist of the following:

                                              RANGE OF
                                               LIVES   DECEMBER 31, FEBRUARY 28,
                                              (YEARS)      1995         1996
                                              -------- ------------ ------------
   Advertiser lists..........................   7-39    $  645,800   $  645,800
   Trademarks and trade names................     30       235,820      235,820
   Subscriber lists..........................   3-10        47,436       47,436
   Other.....................................    2-5        28,800       28,800
   License agreements........................   6-14        11,211       11,211
   Goodwill..................................     40       433,383      433,067
                                                        ----------   ----------
                                                         1,402,450    1,402,134
   Accumulated amortization..................              (54,386)     (63,450)
                                                        ----------   ----------
                                                        $1,348,064   $1,338,684
                                                        ==========   ==========

  Intangible assets primarily relate to the acquisition of ZDI. As discussed in Note 1, the acquisition was accounted for under the purchase method of accounting. As such the purchase price was allocated to tangible and identifiable intangible assets with the remaining amount allocated to goodwill.

  Advertising lists, exhibitor relationships and subscriber lists were recorded at their estimated fair value as determined by an "income" approach. Trademarks/trade names were recorded at their estimated fair value using a "relief from royalty" approach.

  All intangible assets are being amortized using the straight-line method over their estimated useful lives, up to 40 years. In determining the estimated useful lives, ZDI considered its competitive position in the markets in which it operates, the historical attrition rates of advertisers, exhibitors and subscribers, legal and contractual obligations, and other factors.

  Recoverability of goodwill and intangible assets is assessed at a minimum on an annual basis. Impairments would be recognized in operating results if a permanent diminution in value were to occur based upon an undiscounted cash flow analysis.

6. ACCRUED EXPENSES

  Accrued expenses consist of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1995         1996
                                                       ------------ ------------
   Payroll and related employee benefits..............   $35,044      $35,152
   Accrued interest...................................    16,804       27,526
   Other taxes payable................................     1,588        2,576
   Other accrued expenses.............................    15,378       13,079
                                                         -------      -------
                                                         $68,814      $78,333
                                                         =======      =======

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
            (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
               (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

7. INCOME TAXES

  Loss before income taxes is attributable to the following jurisdictions:

                                                           YEAR      JANUARY 1
                                                          ENDED          TO
                                                       DECEMBER 31, FEBRUARY 28,
                                                           1995         1996
                                                       ------------ ------------
   United States......................................   $(31,114)    $(4,757)
   Foreign............................................     (9,136)     (2,238)
                                                         --------     -------
     Total............................................   $(40,250)    $(6,995)
                                                         ========     =======

  Components of the income tax benefit are as follows:

                                                           YEAR      JANUARY 1
                                                          ENDED       THROUGH
                                                       DECEMBER 31, FEBRUARY 28,
                                                           1995         1996
                                                       ------------ ------------
   U.S. federal income taxes:
     Current..........................................   $    --      $   --
     Deferred.........................................    (11,040)     (1,897)
   State and local income taxes:
     Current..........................................        --          --
     Deferred.........................................     (3,208)       (551)
   Foreign income taxes...............................        --          --
                                                         --------     -------
       Total income tax benefit.......................   $(14,248)    $(2,448)
                                                         ========     =======

  A reconciliation of the U.S. federal statutory tax rate to ZDI's effective tax rate on loss before income taxes is as follows:

                                                          YEAR      JANUARY 1
                                                         ENDED          TO
                                                      DECEMBER 31, FEBRUARY 28,
                                                          1995         1996
                                                      ------------ ------------
   Federal tax at 35%................................     35.0%        35.0%
   State and local taxes (net of federal tax bene-
    fit).............................................      6.0          6.0
   Foreign losses....................................     (2.5)        (2.5)
   Amortization of nondeductible goodwill............     (1.3)        (1.2)
   Other nondeductible expenses......................     (1.8)        (2.3)
                                                          ----         ----
     Effective tax rate..............................     35.4%        35.0%
                                                          ====         ====

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

  Following is a summary of the components of the deferred tax accounts at December 31, 1995 and February 28, 1996:

                                                      DECEMBER 31, FEBRUARY 28,
                                                          1995         1996
                                                      ------------ ------------
   Current deferred tax assets:
     Allowance for bad debts.........................   $  8,396     $  8,535
     Employee compensation, bonus, and vacation......     12,248       12,687
     Other...........................................      1,485        2,348
                                                        --------     --------
       Current deferred tax assets...................     22,129       23,570
                                                        --------     --------
   Noncurrent deferred tax assets and (liabilities):
     Basis difference in intangible assets...........    (69,271)     (71,589)
     Basis difference in property and equipment......     (3,378)      (1,863)
     Deferred rental expense.........................      3,285        3,139
     Net operating loss carryforwards................    102,165      103,954
     Acquisition reserves............................      2,773        2,756
     Other...........................................       (220)         (36)
                                                        --------     --------
       Gross noncurrent deferred tax assets..........     35,354       36,361
     Valuation allowance.............................    (47,176)     (47,176)
                                                        --------     --------
       Net noncurrent deferred tax liabilities.......    (11,822)     (10,815)
                                                        --------     --------
   Total net deferred tax assets.....................   $ 10,307     $ 12,755
                                                        ========     ========

  As of December 31, 1995 and February 28, 1996, ZDI had total deferred tax assets of $83,176 and $86,243, respectively, and total deferred tax liabilities of $72,869 and $73,488, respectively.

  As of February 28, 1996, ZDI has U.S. and foreign net operating loss carryforwards of approximately $244,172, which will begin to expire on December 31, 1996. The December 31, 1995 and the February 28, 1996 net deferred tax asset is reduced by a valuation allowance of $47,176 relating to tax benefits of foreign net operating loss carryforwards which are not expected to be recognized.

  ZDI's foreign subsidiaries have no undistributed earnings for remittance to the U.S. and therefore no U.S. or foreign tax provision on remittances has been recorded.

8. DUE TO MANAGEMENT AND AFFILIATES

  Payables to management and affiliates consist of the following:

                                                       DECEMBER 31, FEBRUARY 28,
                                                           1995         1996
                                                       ------------ ------------
   Payable to:
     Management.......................................   $28,161      $28,443
     Sellers..........................................    21,500       21,500
     Holdings.........................................     8,819        8,819
                                                         -------      -------
                                                         $58,480      $58,762
                                                         =======      =======

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

  As part of the Acquisition, ZDI agreed to assume certain obligations to management arising out of prior employment arrangements. Approximately $40,000 was due under these arrangements, of which approximately $12,000 was paid in 1995. The balance of the obligation, including accrued interest, was paid in 1997.

  Amounts due to sellers represent final amounts payable related to the Acquisition.

9. LONG-TERM DEBT

  Long-term debt at December 31, 1995 and February 28, 1996 is comprised of the following:

   Bank debt:
     Tranche A........................................................ $ 86,604
     Tranche B........................................................  179,479
     Tranche C........................................................  159,917
     Revolving credit arrangement.....................................   20,000
                                                                       --------
                                                                        446,000
   Less--Current portion..............................................   (6,847)
                                                                       --------
                                                                       $439,153
                                                                       ========

  On December 21, 1994, ZDI borrowed $515,000 under the terms of a Credit Agreement. The proceeds of the loan were used to finance a portion of the Acquisition and pay certain transaction costs.

  Tranche A, as amended on August 31, 1995, is a six-year term loan due quarterly in varying amounts from September 30, 1995 through December 31, 2000. Tranche B is a seven-year term loan due quarterly in varying amounts commencing September 30, 1995 through September 30, 2001, with a final payment of $126,000 on December 31, 2001. Tranche C is an eight-year term loan providing for quarterly payments, aggregating $1,000 per calendar year commencing September 30, 1995 through December 31, 2001, followed by four quarterly payments of $39,500 through December 31, 2002.

  The Credit Agreement also provides ZDI with an additional $85,000, increased to $150,000 under terms of the August 31, 1995 amendment, under a revolving credit arrangement through December 31, 2000. These funds are available for loans, letters of credit, and swing-line loans, subject to certain maximum levels of borrowing. At least once during each year, for a period of 30 consecutive days, the loans outstanding under the revolving credit facility must be reduced so that the aggregate outstanding amount does not exceed $130,000 during such 30-day period. The commitment fee for the revolving credit facility is .50% during 1995 and 1996 on the unused portion of the facility. ZDI has the option to permanently reduce the amount available for borrowings under the revolving credit facility by a minimum of $5,000 at any time. At December 31, 1995 and February 28, 1996, $130,000 under the revolving credit facility is available for borrowing.

  During 1995 and the period January 1, 1996 to February 28, 1996, the Tranche A and revolving credit loans bore interest, payable at least quarterly, at either the Average Bank Rate ("ABR"), as defined, plus 1.25%, or at the Eurodollar rate, plus 2.5% at the election of ZDI. Tranche B and C loans bore interest, payable at least quarterly, at either the ABR, plus 1.75% and 2.25%, respectively, or at the Eurodollar rate, as defined, plus 3% and 3.5%, respectively, at the election of ZDI. Swing-line loans bear interest at the ABR, plus the applicable margins as discussed above. Borrowings outstanding at December 31, 1995 and February 28, 1996 were $446,000 and the weighted average interest rate was 8.8% and 10.1%, respectively.

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

  ZDI is required to comply with various restrictive covenants, including maintaining certain financial ratios, restrictions on additional indebtedness, capital expenditures, acquisitions, certain asset sales, declaration of dividends and acquisition of ZDI's or Holdings' Common Stock. All borrowings under the Credit Agreement are secured by the common stock and other equity interests of ZDI and its wholly-owned subsidiaries.

  ZDI is required to make mandatory prepayments of the loans with the net proceeds of certain asset sales and debt issuances, if any. ZDI is also required, commencing with the year ending December 31, 1995, to prepay the loans with a portion of excess cash flow, as defined, once certain cash balances are achieved. These cash balances were not achieved during 1995 or for the period from January 1, 1996 to February 28, 1996 and therefore no prepayments occurred.

  Scheduled principal payments for each of the next five years are as follows:

   1996................................................................ $  6,847
   1997................................................................   13,518
   1998................................................................   21,524
   1999................................................................   23,658
   2000................................................................   52,795
   Thereafter..........................................................  327,658
                                                                        --------
     Total............................................................. $446,000
                                                                        ========

10. RELATED PARTY TRANSACTIONS

  Prior to the Acquisition, ZCC provided certain services to ZDI, including legal, tax, human resources, payroll, facilities management and management information services. The remaining unpaid balance (approximately $8,100) for such services was paid in the normal course of business during 1995. Beginning in 1995, ZDI sublet office space and provided administrative services to ZCC. Such office space and services were provided to ZCC at ZDI's cost. The majority partners of ZCC have a continuing investment in Holdings of approximately 6%.

  On the closing date of the Acquisition, ZDI paid approximately $280,000 in cash to the Sellers and issued notes due January 13, 1995 and January 16, 1995 totaling $1,033,931, for the balance. These notes were subsequently fully paid in January, 1995.

  See Note 11 for a description of subordinated debentures.

  In connection with the Acquisition, ZDI paid transaction costs of $14,000 to an affiliate of Holdings.

  The Company paid $44,555 and $3,791 in interest to Holdings for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

11. SUBORDINATED DEBENTURES--RELATED PARTY

  On December 21, 1994, ZDI issued a $525,000 subordinated note payable to Holdings to finance a portion of the Acquisition. The note bears interest at 8 1/2% per annum with interest payable semiannually on February 28 and August 31 of each year. The principal is repayable in three installments of $175,000 each on December 21, 2005, December 21, 2006 and December 21, 2007. This note is fully subordinated in right of payment to the bank borrowings (see Note 9).

         ZDI (ZIFF-DAVIS INC., FORMERLY ZIFF-DAVIS PUBLISHING COMPANY)
           (A WHOLLY-OWNED SUBSIDIARY OF ZIFF-DAVIS HOLDINGS CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
              (IN THOUSANDS, EXCEPT PER SHARE AND SHARE AMOUNTS)

12. EMPLOYEE BENEFIT PLANS

 Retirement plans

  ZDI and its subsidiaries maintain various defined contribution retirement plans. Substantially all of ZDI's employees are eligible to participate in one of the plans under which annual contributions may be made by ZDI for the benefit of all eligible employees. Employees may also make contributions to the plan in which they participate which, subject to certain limitations, may be matched by ZDI up to certain specified percentages. Employees are generally eligible to participate in a plan upon joining ZDI and receive matching contributions immediately upon commencement of employment. In addition, the employees become eligible to receive a discretionary Company contribution after one year of employment. ZDI made contributions of $8,432 and $1,407 for the year ended December 31, 1995 and for the period ended February 28, 1996, respectively.

13. SALE OF BUSINESSES

  During 1995, ZDI disposed of two subsidiaries and received cash consideration of $23,508. No gain or loss was realized on the dispositions.

14. OPERATING LEASE COMMITMENTS

  ZDI is obligated under various operating leases which expire at various dates through 2006. Future minimum rental commitments under noncancelable operating leases are as follows:

   1996 (ten-month period).............................................. $15,771
   1997.................................................................  19,606
   1998.................................................................  18,219
   1999.................................................................  12,532
   2000.................................................................   9,611
   Thereafter...........................................................  14,583
                                                                         -------
     Total.............................................................. $90,322
                                                                         =======

  Netted in the above totals is approximately $2,300 for which ZDI has noncancelable subleases in place. Total sublease income approximates ZDI's required payments under the related leases. Rent expense amounted to approximately $22,900 and $4,020 for the year ended December 31, 1995 and for the period from January 1, 1996 to February 28, 1996, respectively.

15. CONTINGENCIES

  ZDI is subject to various claims and legal proceedings arising in the normal course of business. Management believes that the ultimate liability, if any, in the aggregate will not be material to the consolidated balance sheet, future operations or cash flows.

16. SUBSEQUENT EVENTS

 Acquisition of the Company

  In February 1996, SOFTBANK Corp. entered into an agreement to acquire the stock of ZDI for an aggregate purchase price of approximately $1,800,000, plus transaction costs. In a separate agreement, MAC Inc. Ltd., an affiliated company of SOFTBANK Corp., acquired directly and through affiliates, certain of the assets and assumed certain of the liabilities of ZDI for an aggregate purchase price of approximately $302,000.

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued April 28, 1998          25,800,000 Shares

                                Ziff-Davis Inc.

                                  COMMON STOCK
                                  ----------

ALL  OF  THE SHARES  OF  COMMON STOCK  OFFERED HEREBY  ARE  BEING SOLD  BY  THE
 COMPANY.  OF THE  25,800,000 SHARES  OF  COMMON STOCK  BEING OFFERED  HEREBY,
  5,160,000 SHARES ARE BEING OFFERED  INITIALLY OUTSIDE THE UNITED STATES AND
   CANADA BY THE INTERNATIONAL UNDERWRITERS  AND 20,640,000 SHARES ARE BEING
    OFFERED  INITIALLY  IN  THE  UNITED  STATES  AND  CANADA  BY  THE  U.S.
     UNDERWRITERS. SEE  "UNDERWRITERS." PRIOR  TO THE OFFERING,  THERE HAS
      BEEN NO  PUBLIC  MARKET  FOR COMMON  STOCK  OF THE  COMPANY.  IT IS
       CURRENTLY ANTICIPATED THAT THE INITIAL PUBLIC OFFERING PRICE WILL
        BE BETWEEN $14.00 AND $17.00  PER SHARE. SEE "UNDERWRITERS"  FOR
         A DISCUSSION OF  THE FACTORS TO  BE CONSIDERED IN  DETERMINING
         THE INITIAL PUBLIC OFFERING PRICE.
                                  ----------
 CONCURRENTLY WITH THE OFFERING BEING MADE HEREBY, THE COMPANY IS OFFERING, BY
  MEANS OF A SEPARATE PROSPECTUS,  $250 MILLION AGGREGATE PRINCIPAL AMOUNT OF
    ITS    % SENIOR SUBORDINATED NOTES  DUE 2008 (THE "NOTES OFFERING"  AND,
     TOGETHER WITH  THE OFFERING,  THE  "OFFERINGS"). THE  CONSUMMATION OF
      EACH  OF  THE  OFFERINGS   IS  CONDITIONED  UPON,  AND  WILL  OCCUR
        SIMULTANEOUSLY WITH, THE CONSUMMATION OF THE OTHER. SEE "USE  OF
         PROCEEDS."
                                  ----------
    UPON COMPLETION OF THE OFFERINGS, AFFILIATES OF THE COMPANY WILL RETAIN APPROXIMATELY 74.2% OF THE OUTSTANDING VOTING POWER OF THE COMPANY. SEE
                           "PRINCIPAL STOCKHOLDERS."
                                  ----------
  ALL THE NET PROCEEDS WILL BE PAID TO AFFILIATES OF THE COMPANY. SEE "USE OF
                                   PROCEEDS."
                                  ----------
 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE
         UNDER THE SYMBOL "ZD," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.
                                  ----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                              PRICE $      A SHARE
                                  ----------

                                                       UNDERWRITING
                                             PRICE TO DISCOUNTS AND  PROCEEDS TO
                                              PUBLIC  COMMISSIONS(1) COMPANY(2)
                                             -------- -------------- -----------
Per Share...................................   $           $            $
Total(3).................................... $           $             $

-----
  (1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriters."
  (2) Before deducting expenses payable by the Company, estimated at
      $          .
  (3) The Company has granted to the U.S. Underwriters an option, exercisable within 30 days of the date hereof, to purchase up to an aggregate of 3,870,000 additional shares of Common Stock at the Price to Public less Underwriting Discounts and Commissions, for the purpose of covering over-allotments, if any. If the U.S. Underwriters exercise such option in full, the total Price to Public, Underwriting Discounts and
      Commissions and Proceeds to Company will be $         , $          and
      $         , respectively. See "Underwriters."
                                  ----------
  The Shares of Common Stock are offered, subject to prior sale, when, as and if accepted by the Underwriters named herein and subject to approval of certain legal matters by Davis Polk & Wardwell, counsel for the Underwriters. It is
expected that delivery of the Shares will be made on or about      , 1998 at
the office of Morgan Stanley & Co. Incorporated, New York, New York, against payment therefor in immediately available funds.
                                  ----------
MORGAN STANLEY DEAN WITTER
      MERRILL LYNCH INTERNATIONAL
            GOLDMAN SACHS INTERNATIONAL
                                                   DONALDSON, LUFKIN & JENRETTE
                                          International

       , 1998

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY STATE.                                                                    +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
PROSPECTUS (Subject to Completion)

Issued April 28, 1998

                                 100,000 Shares

                                Ziff-Davis Inc.

                                  COMMON STOCK

                                  ----------

  SOFTBANK  KINGSTON INC., AN  AFFILIATE OF THE COMPANY, INTENDS TO SELL  A
   PORTION OF THE SHARES OF COMMON STOCK OF  THE COMPANY ISSUED TO KINGSTON
              TECHNOLOGY COMPANY IN  EXCHANGE FOR CERTAIN ASSETS
             TRANSFERRED TO THE COMPANY. SEE "THE REORGANIZATION,"
                 "PRINCIPAL STOCKHOLDERS" AND "UNDERWRITERS."
                                  ----------
 THE  COMPANY IS OFFERING,  BY MEANS  OF A  SEPARATE PROSPECTUS, $250  MILLION
   AGGREGATE PRINCIPAL AMOUNT OF ITS    % SENIOR SUBORDINATED NOTES DUE 2008
    (THE "NOTES  OFFERING") AND 25,800,000 SHARES OF ITS COMMON  STOCK (THE
      "COMMON  STOCK  OFFERING")  AND,  TOGETHER WITH  THE  COMMON  STOCK
        OFFERING, THE "OFFERINGS").  THE CONSUMMATION OF  EACH OF  THOSE
         OFFERINGS IS CONDITIONED UPON,  AND WILL OCCUR SIMULTANEOUSLY
           WITH,  THE  CONSUMMATION  OF   THE  OTHER.  SEE  "USE  OF
            PROCEEDS."
                                  ----------
    UPON COMPLETION OF THE OFFERINGS, AFFILIATES OF THE COMPANY WILL RETAIN APPROXIMATELY 74.2% OF THE OUTSTANDING VOTING POWER OF THE COMPANY. SEE
                           "PRINCIPAL STOCKHOLDERS."
                                  ----------
  ALL OF THE NET PROCEEDS HEREUNDER WILL BE PAID TO SOFTBANK KINGSTON INC. AND NONE WILL BE PAID TO THE COMPANY, AND ALL THE NET PROCEEDS FROM THE OFFERINGS
       WILL BE PAID TO AFFILIATES OF THE COMPANY. SEE "USE OF PROCEEDS."
                                  ----------
 THE COMMON STOCK HAS BEEN APPROVED FOR LISTING ON THE NEW YORK STOCK EXCHANGE
         UNDER THE SYMBOL "ZD," SUBJECT TO OFFICIAL NOTICE OF ISSUANCE.
                                  ----------
  SEE "RISK FACTORS" BEGINNING ON PAGE 12 FOR A DISCUSSION OF CERTAIN FACTORS
              THAT SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS.
                                  ----------
THESE SECURITIES  HAVE NOT BEEN APPROVED  OR DISAPPROVED BY THE  SECURITIES AND
 EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE
  ACCURACY  OR  ADEQUACY  OF  THIS  PROSPECTUS.  ANY  REPRESENTATION  TO  THE
   CONTRARY IS A CRIMINAL OFFENSE.
                                  ----------

                              PRICE $      A SHARE
                                  ----------


       , 1998

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following is a statement of the estimated expenses, other than underwriting discounts and commissions, to be incurred in connection with the distribution of the securities registered under this Registration Statement.

                                                                       AMOUNT
                                                                     TO BE PAID
                                                                     ----------
     Securities and Exchange Commission registration fee............ $  149,297
     NASD fees and expenses.........................................     30,500
     Legal fees and expenses........................................    650,000
     NYSE listing fees and expenses.................................    135,000
     Accounting fees and expenses...................................  1,000,000
     Printing and engraving fees....................................    450,000
     Registrar and transfer agent's fees............................     12,500
     Miscellaneous..................................................     72,703
                                                                     ----------
       Total........................................................ $2,500,000

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  Section 145 of the Delaware General Corporation Law provides that a corporation may indemnify directors and officers as well as other employees and individuals against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed actions, suits or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the Registrant. The statute provides that it is not exclusive of other rights to which those seeking indemnification may be entitled under any by-law, agreement, vote of stockholders or disinterested directors or otherwise. Section 6.4 of the Registrant's By-laws provides for indemnification by the Registrant of its directors, officers and employees to the fullest extent permitted by the Delaware General Corporation Law.

  Section 102(b)(7) of the Delaware General Corporation Law permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,
(iii) for payments of unlawful dividends or unlawful stock repurchases or redemptions, or (iv) for any transaction from which the director derived an improper personal benefit. The Company's Certificate of Incorporation provides for such limitation of liability.

  Reference is also made to Section 7(c) of the Underwriting Agreement filed as Exhibit 1.1 to the Registration Statement for information concerning the Underwriters' obligation to indemnify the Registrant and its officers and directors in certain circumstances.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  None

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) EXHIBITS

  1.1  Form of Underwriting Agreement.*
  3.1  Form of Certificate of Incorporation of the Company.
  3.2  Form of By-laws of the Company.*
  4.1  Specimen of certificate representing the Company's Common Stock, par value $.01 per share.*
  4.2  Indenture, dated as of May 1, 1998, between Ziff-Davis Inc. and The Bank of New York, as Trustee (incorporated herein by reference to the exhibit in the Company's Registration Statement on Form S-1, File No. 333-
       49441).
  5.1  Opinion of Sullivan & Cromwell, counsel to the Company.*
 10.1  1998 Incentive Compensation Plan.*
 10.2  1998 Employee Stock Purchase Plan.*
 10.3  Undertaking, dated as of April 1, 1998, between SOFTBANK Corp. and ZD
       Inc.*
 10.4  License and Services Agreement, dated as of July 28, 1997, between Ziff-
       Davis Inc., ZDTV LLC, ZD Television Productions, Inc., MAC Holdings
       (America) Inc. and MAC Inc.*
 10.5  Master License Agreement, dated as of April 1, 1998, between Ziff-Davis
       Inc. and SOFTBANK Corp.*
 10.6  License Agreement, dated as of July 1, 1997, between MAC Inc. and Ziff-
       Davis Inc. and SOFTBANK Corp.*
 10.7  Agreement to Produce, dated April 1, 1998, between ZD COMDEX and Forums
       Inc. and SOFTBANK Forums KK.*
 10.8  Trademark License Agreement, dated as of April 1, 1998, between ZD
       COMDEX and Forums Inc. and SOFTBANK Forums KK.*
 10.9  Technical Assistance Agreement, dated as of April 1, 1998, between ZD
       COMDEX and Forums Inc. and SOFTBANK Forums KK.*
 10.10 Accounting and Administrative Services Agreement, dated as of April 1,
       1998, between ZD COMDEX and Forums Inc. and SOFTBANK Forums KK.*
 10.11 Registration Rights Agreement, dated as of April 1, 1998, between ZD
       Inc. and SOFTBANK Holdings Inc.*
 10.12 Credit Agreement, dated as of March 27, 1996 between SOFTBANK Holdings
       Inc., the Guarantors listed therein, The Bank of New York and Morgan
       Stanley Senior Funding, Inc., as amended March 9, 1998.*
 10.13 Secured Guaranteed Credit Agreement, dated as of May 4, 1998, among
       Ziff-Davis Inc., the Banks listed therein, Morgan Stanley Senior
       Funding, Inc., as Syndication Agent, the Chase Manhattan Bank and DLJ
       Capital Funding, Inc. as Co-Documentation Agents, The Bank of New York,
       as Administrative Agent, and the Guarantors.
 10.14 Lease of Ziff-Davis Inc. headquarters at 28 East 28th Street, New York,
       New York.*
 10.15 Lease Agreement, dated as of May 4, 1998, between Ziff-Davis Inc., ZD
       Inc., ZD COMDEX and Forums Inc. and Kingston Technology Company.*
 10.16 1998 Non-Employee Directors Stock Option Plan Agreement.*
 10.17 Assignment, dated as of May 4, 1998, between Kingston Technology Company and Ziff-Davis Inc.*
 10.18 Employment Agreement, dated as of April 1, 1998, between ZD Inc. and
       Eric Hippeau.*
 10.19 Employment Agreement, dated as of April 1, 1998, between ZD COMDEX and
       Forums Inc. and Jason E. Chudnofsky.*
 12.   Computation of Ratio of Earnings to Fixed Charges.*
 21.1  List of subsidiaries of the Company.*
 23.1  Consent of Price Waterhouse LLP.
 23.2  Consent of Sullivan & Cromwell (included in Exhibit 5 above).*
 27    Financial Data Schedule.*

--------
 * Previously filed.

  (B) FINANCIAL STATEMENT SCHEDULES

  Not applicable.

ITEM 17. UNDERTAKINGS

  (a) The undersigned Registrant hereby undertakes to provide to the Underwriters at the closing of the Offering, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

  (b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under "Item 14, Indemnification of Directors and Officers" above, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment to the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  (c) The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this Amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, New York on the 28th day of April, 1998.

                                          ZD Inc.

                                                     /s/ Eric Hippeau
                                          By
                                            -----------------------------------
                                                       ERIC HIPPEAU
                                                       CHAIRMAN, CHIEF
                                                       EXECUTIVE OFFICER

  Each of the undersigned hereby constitutes and appoints Timothy C. O'Brien (Chief Financial Officer of the Company) and J. Malcolm Morris (Senior Vice President and General Counsel), and each of them severally, his/her true and lawful attorney-in-fact or attorneys-in-fact with power of substitution and resubstitution to sign in his/her name, place and stead in any and all such capacities the Registration Statement and any and all amendments thereto (including post-effective amendments and amendments filed pursuant to Rule 462(b) under the Securities Act) and any documents in connection therewith, and to file the same with the Securities and Exchange Commission, each of said attorneys-in-fact to have power to act with or without the other, and to have full power and authority to do and perform, in the name and on behalf of each such officer and director of the Registrant who shall have executed such a power of attorney, every act whatsoever which such attorneys-in-fact, or any of them, may deem necessary or desirable to be done in connection therewith as fully and to all intents and purposes as such officer or director of the Registrant might or could do in person.

  Pursuant to the requirements of the Securities Act of 1933, this Amendment to the Registration Statement has been signed by the following persons in the capacities indicated on April 28, 1998.

                NAME                           TITLE

          /s/ Eric Hippeau             Chairman, Chief Executive Officer, Director
-------------------------------------   (Principal Executive Officer)
            ERIC HIPPEAU

       /s/ Timothy C. O'Brien          Chief Financial Officer, Director
-------------------------------------   (Principal Financial Officer)
         TIMOTHY C. O'BRIEN

          /s/ Mark D. Moyer            Controller
-------------------------------------   (Principal Accounting Officer)
            MARK D. MOYER

          /s/ Masayoshi Son            Director
-------------------------------------
            MASAYOSHI SON

         /s/ Yoshitaka Kitao           Director
-------------------------------------
           YOSHITAKA KITAO

        /s/ Ronald D. Fisher           Director
-------------------------------------
          RONALD D. FISHER


                NAME                            TITLE

       /s/ Jason E. Chudnofsky          Director
-------------------------------------
         JASON E. CHUDNOFSKY

         /s/ Claude P. Sheer            Director
-------------------------------------
           CLAUDE P. SHEER

       /s/ Jonathan D. Lazarus          Director
-------------------------------------
         JONATHAN D. LAZARUS

        /s/ Jerry C.-Y. Yang            Director
-------------------------------------
          JERRY C.-Y. YANG